Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

MACDONALD, DETTWILER AND ASSOCIATES LTD.

SSL MDA HOLDINGS, INC.

MERLIN MERGER SUB, INC.

and

DIGITALGLOBE, INC.

dated as of

February 24, 2017

(continued)

(continued)

(continued)

(continued)

Page

Section 8.16	No Third-Person Beneficiaries	108

TABLE OF DEFINED TERMS

Advisers Act	36
affiliates	93
Agreement	1
Antitrust Division	70
Barclays	37
beneficial ownership	93
BIS	27
Book-Entry Shares	3
Business Day	94
Canadian Pension Plan	46
Canadian Securities Laws	94
Canadian Securities Regulatory Authorities	94
Cap	88
Cash Consideration	3
Certificate	3
Certificate of Merger	1
CFIUS	94
CFIUS Approval	94
Closing	2
Closing Date	2
Code	94
Commitment Letter	53
Communications Act	15
Company	1
Company Acceptable Confidentiality Agreement	94
Company Acquisition Proposal	95
Company Adverse Recommendation Change	95
Company Assets	33
Company Balance Sheet	17
Company Benefit Plans	18
Company Board	13
Company Board Recommendation	73
Company By-laws	11
Company Charter	11
Company Common Stock	3
Company Convertible Preferred Stock	3
Company Designees	2
Company Disclosure Letter	11
Company Environmental Claim	95
Company Environmental Permits	32
Company Equity Awards	95
Company Equity Plans	4
Company Existing Credit Facility	95
Company Existing Credit Facility Documents	95
Company FCC Authorizations	23
Company Government Bid	96
Company Government Contract	25
Company Intervening Event	96
Company Intervening Event Notice	64
Company Intervening Event Notice Period	64
Company Leased Real Property	96
Company Leases	96
Company Material Adverse Effect	96
Company Material Contract	31

i

Company NOAA Authorizations	28
Company Option	4
Company Owned Real Property	96
Company Performance-Based RSUs	96
Company Permits	21
Company Real Property	96
Company Related Paries	108
Company RSUs	96
Company Satellites	34
Company SEC Documents	15
Company Stockholder Approval	13
Company Stockholder Meeting	13
Company Subsidiaries	11
Company Summary Plan Description	18
Company Superior Proposal	96
Company Superior Proposal Notice	64
Company Superior Proposal Notice Period	64
Company Unvested Time-Based RSUs	97
Company Vested Time-Based RSUs	97
Company Voting Debt	12
Competition Laws	97
Confidentiality Agreement	69
Consent	14
Consolidated Group	97
Continuing Company Employees	78
Contract	97
Converted RSU	6
Converted RSU Cash Consideration	6
Converted RSU Parent Stock Consideration	6
Copyrights	99
CRTC	97
Current D&O Insurance	75
DDTC	27
Debt Providers	53
DGCL	1
Dissenting Share	6
DSS	26
DSS Approval	97
Effective Time	1
End Date	86
Environmental Laws	97
ERISA	18
ERISA Affiliate	18
Exchange Act	15
Exchange Agent	7
Exchange Fund	7
Expenses	97
Extraordinary Condition	71
FAR	25
FCPA	98
Filed Company Contract	29
Filed Company SEC Documents	11
Filed Parent Contract	49
Filed Parent Reports	38
Financing	98
Financing Sources	108

FOCI	70
Foreign Affairs Canada	98
Form F-4	15
FTC	70
GAC	49
Governmental Entity	14
Hazardous Material	98
HSR Act	15
ICA Approval	98
IFRS	98
Indebtedness	98
Indemnified Parties	75
Intellectual Property	99
International Trade Authorizations	27
International Trade Laws	27
Investment Company Act	36
IRS	18
ISED	99
Knowledge	99
Law	14
Liens	99
Litigation	99
made available	93
Material Adverse Effect	99
Maximum Premium	75
Merger	1
Merger Consideration	3
Merger Sub	1
Merlin Holdco	1
Merlin Holdco Compensatory Shares	4
Minister	101
Nasdaq	101
NGA	101
NGA Contract	101
NOAA	101
NYSE	101
OFAC	27
Option Consideration	101
Parent	1
Parent Acceptable Confidentiality Agreement	101
Parent Acquisition Proposal	101
Parent Adverse Recommendation Change	102
Parent Articles	39
Parent Assets	52
Parent Balance Sheet	45
Parent Board	41
Parent Board Committees	2
Parent Board Recommendation	54
Parent Capital Stock	39
Parent Circular	45
Parent Closing Stock Value	102
Parent Common Shares	39
Parent Disclosure Letter	38
Parent Environmental Claim	102
Parent Environmental Permits	51
Parent Existing Credit Facility	102

Parent Intervening Event	102
Parent Intervening Event Notice	67
Parent Intervening Event Notice Period	67
Parent Leased Real Property	102
Parent Leases	102
Parent Material Adverse Effect	103
Parent Material Contract	50
Parent Notice of Articles	39
Parent Owned Real Property	103
Parent Permits	47
Parent Preferred Shares	39
Parent Real Property	103
Parent Reports	43
Parent Rights Plan	103
Parent Satellites	52
Parent Share Consideration Value	103
Parent Share Plans	103
Parent Shareholder Approval	41
Parent Shareholders’ Meeting	74
Parent Subsidiaries	38
Parent Superior Proposal	103
Parent Superior Proposal Notice	67
Parent Superior Proposal Notice Period	67
Parent Voting Debt	40
Parties	1
Party	1
Patents	99
Permitted Liens	103
Person	104
PJT Partners	37
Post-Closing Plans	78
Pre-Closing Director	81
Proxy Statement	17
Regulatory Approvals	104
Release	104
Representatives	21
Required Information	104
Restricted Commitment Letter Amendments	77
Restricted Person	104
SEC	15
Secretary of State	1
Section 721	104
Securities Act	15
Security Control Agreement	105
SEDAR	105
Software	99
SOX	15
Specified CLINs	105
Stock Consideration	3
Subsidiary	105
Surviving Corporation	1
Tax	105
Tax Return	105
Termination Fee	88
Termination Fees	89
Total Cash Consideration	105

Total Cash Exercise Price	105
Total Stock Consideration	105
Total Stock Exercise Price	106
Trade Secrets	99
Trademarks	99
TSX	106
U.S. GAAP	106
willful and material breach	88

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 24, 2017, by and among DigitalGlobe, Inc., a Delaware corporation (the “Company”), MacDonald, Dettwiler and Associates Ltd., a corporation organized under the laws of British Columbia (“Parent”), SSL MDA Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merlin Holdco”) and Merlin Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Merlin Holdco (“Merger Sub”) (each of which entity is a “Party”, and collectively such entities are the “Parties”).

WHEREAS, the respective boards of directors of the Company, Parent, Merlin Holdco and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in such merger as an indirect wholly owned subsidiary of Parent (the “Merger”), on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, Parent, Merlin Holdco, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1                                    The Merger.  Upon the terms and subject to conditions of this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company to effectuate the Merger. Upon the Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).  The Merger shall have the effects as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all the obligations, duties, debts and liabilities of the Company and Merger Sub shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

Section 1.2                                    Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, Merger Sub and the Company will cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in such form and executed as provided in the DGCL. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of State or, subject to the DGCL, such later time as is agreed upon by the Parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 1.3                                    Closing.  Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern Time, on a date to be specified by the Parties, which shall be no later than the fifth Business Day after satisfaction or waiver (by the Party entitled to waive the condition) of all of the conditions set forth in Article VI hereof (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas 77002, unless another time, date and/or place is agreed to in writing by the Parties hereto.

Section 1.4                                    Certificate of Incorporation; Bylaws.  At the Effective Time, (a) the Amended and Restated Certificate of Incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter duly amended as provided therein and by applicable Law, and (b) the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth in Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter duly amended as provided therein and by applicable Law.

Section 1.5                                    Directors and Officers of the Surviving Corporation; Directors of Parent and Merlin Holdco.

(a)                                 The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(b)                                 The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(c)                                  At the Effective Time, the Parent Board shall appoint three (3) individuals as mutually agreed upon in good faith by the Company and Parent (each of whom must have been serving as a director of the Company Board as of the date hereof) and reasonably approved by the Nominating and Governance Committee of the Parent Board to serve, effective as of the Effective Time, on the Parent Board (the “Company Designees”). Parent shall take all actions necessary so that at the Effective Time, the number of directors that will comprise the full Parent Board will be not more than twelve (12), including the three Company Designees.

(d)                                 Effective as of the Effective Time, (i) the Parent Board shall have three committees, consisting of an Audit Committee, a Human Resources and Management Compensation Committee, and a Governance and Nominating Committee (collectively, the “Parent Board Committees”) and (ii) each Parent Board Committee shall include at least one of the Company Designees.

(e)                                  At the Effective Time, Parent shall cause Merlin Holdco to appoint two (2) individuals who are Company Designees as mutually agreed upon in good faith by the

Company and Parent and reasonably approved by the Nominating and Governance Committee of the Parent Board to serve, effective as of the Effective Time, on the Board of Directors of Merlin Holdco, provided, however, that such Company Designees must qualify as an Outside Director (as defined in the Security Control Agreement) and satisfy the director requirements set forth in Section 3.01 of the Security Control Agreement.   Parent and Merlin Holdco shall take all actions necessary so that at the Effective Time, the number of directors that will comprise the full Board of Directors of Merlin Holdco will be not more than seven (7), including the two (2) Company Designees.

Section 1.6                                    Conversion of Capital Stock.

(a)                                 At the Effective Time, subject to the other provisions of this Article I and Section 2.1, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries and except for any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) cash in an amount equal to $17.50 (the “Cash Consideration”) and (ii) 0.3132 of a validly issued, fully paid and non-assessable Parent Common Share (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

(b)                                 At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Convertible Preferred Stock, each share of Series A convertible preferred stock, par value $0.001 per share, of the Company (“Company Convertible Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Convertible Preferred Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries and except for any Dissenting Shares) shall be converted into the right to receive the Merger Consideration that the holder thereof would have been entitled to receive had such holder, immediately prior to the Effective Time, converted such share of Company Convertible Preferred Stock into Company Common Stock pursuant to and in accordance with Section 3 of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company.

(c)                                  All of the shares of Company Common Stock and Company Convertible Preferred Stock converted into the applicable Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock or Company Convertible Preferred Stock or (ii) non-certificated shares of Company Common Stock or Company Convertible Preferred Stock represented by book-entry (“Book-Entry Shares”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (A) the applicable Merger Consideration, (B) any dividends and other distributions in accordance with Section 2.1(c) hereof, and (C) any cash to be paid in lieu of any fractional Parent Common Shares in accordance with Section 2.1(e) hereof.

(d)                                 If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, appropriate adjustments shall be made to the Cash Consideration and the Stock Consideration. Nothing in this Section 1.6(d) shall be construed to permit either Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(e)                                  At the Effective Time, all shares of Company Capital Stock that are owned directly or indirectly (i) by the Company or any Company Subsidiary shall be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor and (ii) by Parent or any of the Parent Subsidiaries shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(f)                                   Prior to the Closing, Merlin Holdco will transfer to Merger Sub an amount equal to the aggregate Cash Consideration required to be paid pursuant to Section 1.6(a) and Section 1.6(b) in consideration for the issuance by Merger Sub to Merlin Holdco of 1,000 shares of the common stock, par value $0.01 per share, of Merger Sub.

(g)                                  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of preferred stock, par value $0.01 per share, of the Surviving Corporation having an aggregate redemption amount and fair market value equal to the aggregate fair market value of the converted Merger Sub common stock immediately prior to the Effective Time (such fair market values to be determined by the board of directors of Merlin Holdco in its discretion).

(h)                                 At the Effective Time, (i) in consideration for, and in order to cause and compensate Parent for, the issuance and delivery by Parent of the aggregate Stock Consideration required to be issued and delivered pursuant to Section 1.6(a) and Section 1.6(b), Merlin Holdco will issue to Parent 100,000 shares of the common stock, par value $0.01 per share, of Merlin Holdco (the “Merlin Holdco Compensatory Shares”), and (ii) in consideration for, and in order to cause and compensate Merlin Holdco for, the issuance by Merlin Holdco to Parent of the Merlin Holdco Compensatory Shares, the Surviving Corporation shall issue to Merlin Holdco 100,000 shares of the common stock, par value $0.01 per share, of the Surviving Corporation.

Section 1.7                                    Treatment of Company Equity Awards.

(a)                                 Stock Options.  At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each a “Company Option”) pursuant to any stock option plan, program or arrangement of the Company, including, without limitation, the Company’s 2007 Employee Stock Option Plan, the Earthwatch Incorporated 1999 Equity Incentive Plan, the GeoEye, Inc. 2010 Omnibus Incentive Plan, the 2006 Omnibus Stock and Performance Plan of Orbimage Holdings Inc., and award agreements granted under either such plan (collectively, the “Company Equity Plans”), which is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall be cancelled in exchange for the right to receive Option Consideration (subject to applicable Tax withholding or other amounts required by applicable Law to be withheld).  For the avoidance of doubt, if the

Option Consideration for any Company Option is zero or a negative number, such Company Option will be cancelled at the Effective Time without any payment therefor.  For purposes of withholding Taxes and other amounts required by applicable Law to be withheld with respect to payments of the Option Consideration, applicable withholding on the Total Cash Consideration portion of such payment shall be taken from such portion of the Option Consideration, and applicable withholding on the Total Stock Consideration portion of such payment shall reduce the number of Parent Common Shares otherwise deliverable in payment of such portion of the Option Consideration (with a Parent Common Share valued at the Parent Closing Stock Value for purposes of determining the number of Parent Common Shares to so withhold).  Any fraction of a Parent Common Share payable with respect to a cancelled Company Option pursuant to this Section 1.7(a) shall be treated consistently with Section 2.1(e).  Parent shall pay (or shall cause the Surviving Corporation to pay) on the Closing Date the Option Consideration for those Company Options that are cancelled pursuant to this Section 1.7(a).

(b)                                 Company Performance-Based RSUs and Company Vested Time-Based RSUs.  At the Effective Time, each Company Performance-Based RSU (whether vested or unvested) outstanding immediately before the Effective Time, and each Company Vested Time-Based RSU that is outstanding immediately before the Effective Time, shall be cancelled in exchange for the right to receive (subject to applicable Tax withholding or other amounts required by applicable Law to be withheld) (i) an amount in cash equal to the product of (A) the Cash Consideration multiplied by (B) the total number of shares of Company Common Stock subject to such Company RSU, and (ii) a number of Parent Common Shares equal to the product of (A) the Stock Consideration multiplied by (B) the total number of shares of Company Common Stock subject to such Company RSU.  For purposes of withholding Taxes and other amounts required by applicable Law to be withheld with respect to the payments provided for in this Section 1.7(b), applicable withholding on the Cash Consideration portion of such payment shall be taken from such portion of the payment, and applicable withholding on the Stock Consideration portion of such payment shall reduce the number of Parent Common Shares otherwise deliverable in payment of such cancelled Company RSU with a Parent Common Share valued at the Parent Closing Stock Value for purposes of determining the number of Parent Common Shares to so withhold.  Any fraction of a Parent Common Share payable with respect to a cancelled Company RSU pursuant to this Section 1.7(b) shall be treated consistently with Section 2.1(e).  Parent shall pay (or shall cause the Surviving Corporation to pay) on the Closing Date the payments described in this Section 1.7(b).  In the case of a Company Performance-Based RSU subject, immediately prior to the Effective Time, to unsatisfied performance conditions for a performance period that includes the date on which the Effective Time occurs, for purposes of calculating the payments provided for by this Section 1.7(b) the number of shares of Company Common Stock subject to such Company RSU shall be determined as though such performance conditions were satisfied at the following level: (i) except as provided in clause (ii), at the applicable “target” level; and (ii) as to any such performance condition based on a relative total stockholder return measure, as though the applicable performance period ended with the trading day immediately preceding the date on which the Effective Time shall occur and using the Company Closing Stock Value as the value of the Company Common Stock at the end of such performance period for purposes of such performance determination.

(c)                                  Company Unvested Time-Based RSUs.  At the Effective Time, each Company Unvested Time-Based RSU that is outstanding immediately before the Effective Time shall automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Parent (each, a “Converted RSU”).  Each Converted RSU shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company RSU immediately before the Effective Time (including vesting conditions and dividend equivalent rights), except that: (i) the Converted RSU shall represent the right to receive (subject to applicable Tax withholding or other amounts required by applicable Law to be withheld) (A) an amount in cash equal to the product of (x) the Cash Consideration multiplied by (y) the total number of shares of Company Common Stock subject to such Company RSU (the “Converted RSU Cash Consideration”), and (B) a number of Parent Common Shares equal to the product of (x) the Stock Consideration multiplied by (y) the total number of shares of Company Common Stock subject to such Company RSU (“Converted RSU Parent Stock Consideration”); and (ii) each Converted RSU shall be deemed fully vested upon the Effective Time as to the Converted RSU Cash Consideration.  Parent shall pay (or shall cause the Surviving Corporation to pay) on the Closing Date the Converted RSU Cash Consideration with respect to the Converted RSUs.

(d)                                 Before the Effective Time, the Company shall deliver to the holders of the Company Options and Company RSUs a notice, in a form reasonably acceptable to Parent, describing the treatment of such awards in accordance with this Section 1.7.

(e)                                  Before the Effective Time, the Company shall adopt resolutions providing for the treatment of the Company Options and Company RSUs as provided in this Section 1.7.  At the Effective Time, Parent shall assume the Company Equity Plans, provided that all references to “Company” in the applicable Company Equity Plan and the documents governing the Converted RSUs after the Effective  Time will be deemed references to Parent, and the number of Parent Common Shares available for Converted RSU awards under the Company Equity Plans shall be determined by adjusting the number of shares of Company Common Stock available for such awards under the Company Equity Plans immediately before the Effective Time in accordance with Sections 1.7(c).

(f)                                   Parent will reserve for issuance the number of Parent Common Shares that will be deliverable pursuant to this Section 1.7.

Section 1.8                                    Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock or Company Convertible Preferred Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (each, a “Dissenting Share”), if any, such holder shall be entitled to payment of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock or Company Convertible Preferred Stock, as the case may be, and such shares of Company Common Stock or Company Convertible Preferred Stock, as the case may be, shall thereupon cease to constitute Dissenting Shares and if such forfeiture shall occur following the Effective Time, each such share of Company Common Stock or Company Convertible Preferred Stock, as the case may be, shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the applicable Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock or Company Convertible Preferred Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Parent.

ARTICLE II
EXCHANGE OF CERTIFICATES

Section 2.1                                    Exchange of Certificates.

(a)                                 Exchange Agent.  Prior to the Effective Time, Parent and Merger Sub, as applicable, shall deposit, or shall cause to be deposited with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and Company Convertible Preferred Stock, for exchange in accordance with this Article II, through the Exchange Agent, sufficient cash and such aggregate number of Parent Common Shares to make pursuant to this Article II all deliveries of cash and Parent Common Shares as required by Article I and Article II.  Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.1(c) and to make payments in lieu of fractional shares pursuant to Section 2.1(e).  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock and Company Convertible Preferred Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 2.1(c) and 2.1(e) hereof, the Exchange Fund shall not be used for any other purpose. Any cash and Parent Common Shares deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 2.1(e)) shall hereinafter be referred to as the “Exchange Fund”.

(b)                                 Exchange Procedures.  Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of shares of Company Common Stock or Company Convertible Preferred Stock as of the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock or Company Convertible Preferred Stock formerly represented by such Certificates or Book-Entry Shares.  Upon surrender of a Certificate or transfer of Book-Entry Shares for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) one or more Parent Common Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of Parent Common Shares that such holder has the right to receive pursuant to Section 1.6 (after taking into account all shares of Company Common Stock and Company Convertible Preferred Stock held by such holder as of the Effective Time) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 1.6 and this Article II, including cash payable in lieu of any fractional Parent Common Shares pursuant to Section 2.1(e) and dividends and other distributions pursuant to Section 2.1(c). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock or Company Convertible Preferred Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock and Company Convertible Preferred Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock or Company Convertible Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.1, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock or Company Convertible Preferred Stock represented by such Certificate or Book-Entry Share, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.1(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.1(c).

(c)                                  Distributions with Respect to Unexchanged Parent Common Shares.  No dividends or other distributions declared or made with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Parent Common Shares that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Share and no cash payment in lieu of fractional Parent Common Shares shall be paid to any such holder until such holder shall surrender such Certificate or Book-Entry Share in accordance with this Section 2.1. Subject to applicable law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to such holder of Parent Common Shares issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash due pursuant to Section 1.6 and cash payable in lieu of fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Common Shares. For purposes of dividends or other distributions in respect of Parent Common Shares, all Parent Common Shares to be issued pursuant to Section 1.6 hereof shall be entitled to dividends pursuant to the immediately preceding sentence as if such Parent Common Shares were issued and outstanding as of the Effective Time.

(d)                                 Further Rights in Company Common Stock and Company Convertible Preferred Stock.  The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.1(c) or Section 2.1(e)) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such share of Company Common Stock and Company Convertible Preferred Stock.

(e)                                  Fractional Shares.  No certificates for fractional Parent Common Shares or book-entry credit of the same shall be delivered upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Company Convertible Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) the average of the closing sale prices of Parent Common Shares on the TSX as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur, converted from Canadian dollars to U.S. dollars using the Bank of Canada’s daily average Canada/U.S. exchange rate for each such trading day, and (ii) the fraction of a Parent Common Shares which such holder would otherwise be entitled to receive pursuant to Section 1.6 hereof.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall, or shall cause the Surviving Corporation to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The Parties acknowledge that payment of cash consideration in lieu of issuing fractional Parent Common Shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional Parent Common Shares.

(f)                                   Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Convertible Preferred Stock for twelve months after the Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any holders of Company Common Stock or Company Convertible Preferred Stock as of the Effective Time who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock or Company Convertible Preferred Stock, any cash in lieu of fractional Parent Common Shares to which they are entitled pursuant to Section 2.1(e) and any dividends or other distributions with respect to Parent Common Shares to which they are entitled pursuant to Section 2.1(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of shares of Company Common Stock or Company Convertible Preferred Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g)                                  No Liability.  Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or Company Convertible Preferred Stock for any such shares of Parent Common Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.1(f)), Parent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock or Company Convertible Preferred Stock formerly represented by such Certificate, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.1(c), in each case, without any interest thereon.

(i)                                     Withholding.  Each of Parent, Merlin Holdco, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Convertible Preferred Stock such amounts as Parent, Merlin Holdco, Merger Sub, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under any provision of state, local, or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, Merlin Holdco, Merger Sub, the Surviving Corporation or the Exchange Agent pursuant to this Section 2.1(i) or pursuant to Section 1.7, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Convertible Preferred Stock Company Options or Company RSUs in respect of whom such deduction and withholding was made by Parent, Merlin Holdco, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, provided that such amounts are actually remitted to the appropriate Governmental Entity.

Section 2.2                                    Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Company Convertible Preferred Stock theretofore outstanding on the records of the Company.  From and after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock or Company

Convertible Preferred Stock formerly represented by such Certificates, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.1(c), without any interest thereon.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (y) as set forth in the Company SEC Documents publicly available and filed with the SEC following January 1, 2015 and at least three Business Days prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in such Filed Company SEC Documents in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure or (z) as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent, Merlin Holdco and Merger Sub as follows:

Section 3.1                                    Organization, Standing and Power.  Each of the Company and each of the Subsidiaries of the Company (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, with respect to any Company Subsidiary, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has all requisite corporate or other entity power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the Certificate of Incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the By-laws of the Company in effect as of the date of this Agreement (the “Company By-laws”).

Section 3.2                                    Capital Structure.

(a)                                 The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 24,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on February 22, 2017, (i) 61,755,437 shares of Company Common Stock were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by the Company, not including 15,637,541 shares of Company Common Stock which were held as treasury stock as of February 22, 2017, (ii) 80,000 shares of Company Convertible Preferred Stock were issued and outstanding and (iii) 5,590,838 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Equity Plans, of which (A) 1,288,593 shares were issuable upon exercise of outstanding Company Options and (B) 2,959,789 shares were the subject of Company RSUs, assuming target performance with respect to performance-based Company RSUs. Except as set forth in this Section 3.2(a), at the close of business on February 22, 2017, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. Except pursuant to the Company Equity Plans and awards thereunder, from the close of business on February 22, 2017 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company.

(b)                                 All outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock that may be issued upon the exercise of Company Options will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, or subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound.  Except pursuant to the Company Equity Plans and awards thereunder, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any Company Capital Stock or any capital stock of any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (iii) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of Company Capital stock or capital stock of any Company Subsidiary.  Except pursuant to the Company Equity Plans and awards thereunder, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.  There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (“Company Voting Debt”).  Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company.  Except for this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c)                                  No Indebtedness of the Company or any of the Company Subsidiaries (other than Indebtedness outstanding under the Company Existing Credit Facility and the other Company Existing Credit Facility Documents) contains any restriction upon (i) the prepayment of any indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries, or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.

Section 3.3                                    The Company Subsidiaries.

(a)                                 Section 3.3(a) of the Company Disclosure Letter sets forth a true and correct list of all of the Company Subsidiaries as of the date hereof and their respective jurisdictions of incorporation or organization.  The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries.

(b)                                 All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and non-assessable and are owned by the Company or by another Company Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

(c)                                  Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.

Section 3.4                                    Authorization; Validity of Agreement.

(a)                                 The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the “Company Board”). The Company Board has directed that this Agreement be submitted to the Company’s stockholders for adoption at a meeting of such stockholders for such purpose (the “Company Stockholder Meeting”) and, except for the approval and adoption of this Agreement by the holders of a majority in voting power of the outstanding shares of Company Common Stock and Company Convertible Preferred Stock, voting together as a single class (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent, Merlin Holdco and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b)                                 Assuming the accuracy of the representations in the penultimate sentence of Section 4.4(b), the Company Board has adopted such resolutions as are necessary so that the restrictions on business combinations set forth in Section 203 of the DGCL are inapplicable to the Merger or any of the other transactions contemplated by this Agreement.  Except for Section 203 of the DGCL, no “moratorium,” “control share,” “fair price” or other antitakeover laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.5                                    No Conflicts; Consents.

(a)                                 The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under, any provision of, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.5(b), any federal, state, provincial, local, foreign or supranational judgment, order, decree, writ or injunction issued by any court, agency or other Governmental Entity or statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of any applicable stock exchange (“Law”), in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) of this Section 3.5(a), any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 No consent, waiver or permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form F-4 in connection with the issuance by the Company of the Merger Consideration, in which the Proxy Statement will be included as a prospectus (the “Form F-4”), and (C) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) compliance with any applicable requirements under Canadian Securities Laws; (iii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including the expiration or termination of any applicable waiting period thereunder; (iv) compliance with and filings under the Communications Act of 1934, as amended, and the implementing rules and regulations of the FCC (the “Communications Act”); (v) compliance with and filings under the rules of NOAA for licensing of private land remote-sensing space systems at 15 C.F.R. § 960 and such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any other Department of Commerce regulation; (vi) the CFIUS Approval and any filings with respect thereto; (vii) the DSS Approval and any filings with respect thereto; (viii) compliance with and filings under the rules of the DDTC; (ix) such other Consents, registrations, declarations, approvals, clearances, notices or filings as are required to be made or obtained under any Competition Laws; (x) the ICA Approval; (xi) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of the other jurisdictions in which the Company and Parent are qualified to do business; (xii) such Consents, registration, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration; and (xiii) compliance with and filings under applicable stock exchange rules.

Section 3.6                                    SEC Reports and Financial Statements.

(a)                                 The Company has furnished or filed, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2015 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Company SEC Documents”).

(b)                                 Each Company SEC Document (i) at the time filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes—Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with U.S. GAAP (except (i) in the case of unaudited statements, as permitted by Form 10-Q of the SEC or (ii) as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).  As of the date hereof, there are no outstanding comments from the staff of the SEC previously communicated by the SEC to the Company with respect to any Company SEC Documents.

(c)                                  Each of the chief executive officer of the Company and the chief financial officer of the Company has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d)                                 The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(e)                                  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) used by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(f)                                   Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(g)                                  Since January 1, 2015, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting of the Company, and (B) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(h)                                 None of the Company Subsidiaries is, or has at any time since January 1, 2015 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.7                                    Absence of Certain Changes.  Since September 30, 2016 through the date of this Agreement, (i) except for the negotiation, execution and delivery of this Agreement, the Company and its Subsidiaries have conducted their respective operations in all material respects in the ordinary course consistent with past practice, (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would reasonably be expected to have or result in, a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement without the prior written consent of Parent, would constitute a violation of Sections 5.1(a), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (r), and (s).

Section 3.8                                    Absence of Undisclosed Liabilities.  Except as set forth or reserved against in the balance sheet dated as of September 30, 2016 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (the “Company Balance Sheet”) or in the notes thereto, neither the Company nor any of the Company Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) that would be material to the Company and the Company Subsidiaries taken as a whole.  Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities incurred in the ordinary course of business that individually or in the aggregate have not had, and would not be reasonably expected to have or result in, a Company Material Adverse Effect, (ii) liabilities in respect of Litigation (which are the subject of Section 3.11) that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, and (iii) liabilities under Environmental Laws (which are the subject of Section 3.16) that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.  Neither the Company nor any of the Company Subsidiaries is in default in respect of the terms and conditions of any Indebtedness or other agreement which individually or in the aggregate has had, or would be reasonably expected to have or result in, a Company Material Adverse Effect.

Section 3.9                                    Proxy Statement.  The Proxy Statement to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.  Neither the Proxy Statement, nor any amendment or supplement thereto, will, at the date on which the Proxy

Statement or any such amendment or supplement is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.10                             Employee Benefit Plans; ERISA.

(a)                                 Section 3.10(a) of the Company Disclosure Letter contains a complete and correct list of each plan subject to ERISA, each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, collective bargaining, hospitalization or other medical, life or other insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”) as of the date hereof, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or to which the Company, any of its Subsidiaries or any ERISA Affiliate of the Company is party, for the benefit of any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate of the Company (the “Company Benefit Plans”).

(b)                                 With respect to each Company Benefit Plan, the Company has heretofore delivered to Parent complete and correct copies of each of the following documents (including all amendments to such documents), in each case as applicable:

(i)                                     the Company Benefit Plan or a written description of any Company Benefit Plan not in writing;

(ii)                                  a copy of the most recently filed annual report or Internal Revenue Service (“IRS”) Form 5500 Series with respect to each Company Benefit Plan as to which such a report must be filed, including all required schedules thereto;

(iii)                               a copy of the most recent Summary Plan Description of the Company (the “Company Summary Plan Description”), together with all Summaries of Material Modification issued with respect to such Company Summary Plan Description, with respect to each Company Benefit Plan as to which a summary plan description is required under ERISA;

(iv)                              if the Company Benefit Plan or any obligations thereunder are funded through a trust or any other funding vehicle, the trust or other funding agreement and the latest financial statements thereof; and

(v)                                 the most recent determination, opinion or advisory letter received from the IRS (or a copy of any pending application for a determination letter and any related correspondence from the IRS) with respect to each Company Benefit Plan intended to be qualified under section 401(a) of the Code.

(c)                                  No Company Benefit Plan or plan sponsored, maintained, or contributed to by the Company or any of its Subsidiaries currently is or was within six years prior to the Closing Date subject to Title IV or Section 302 of ERISA.  No Company Benefit Plan or plan sponsored, maintained, or contributed to by any ERISA Affiliate of the Company is or, to the Knowledge of the Company, was within six years prior to the Closing Date subject to Title IV or Section 302 of ERISA; provided, however, that with respect to any such plan sponsored, maintained, or contributed to within six years prior to the Closing Date by an ERISA Affiliate, neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur, either directly or indirectly and individually or in the aggregate, any material liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to any such plans.

(d)                                 Except as has not had, and would not be reasonably expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any ERISA Affiliate of the Company, any of the Company Benefit Plans, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(e)                                  Except as has not had, and would not be reasonably expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in accordance with its terms and applicable Laws, including ERISA and the Code.

(f)                                   Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the IRS stating that it is so qualified (or with respect to a prototype, an opinion letter from the IRS to the prototype plan sponsor) and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plans or their related trusts.

(g)                                  No Company Benefit Plan provides post-termination welfare benefits or retiree welfare benefits to any individual for any reason except (i) as required under section 601 et seq. of ERISA or other applicable law, (ii) disability benefits that have been fully provided for by insurance under a Company Benefit Plan, or (iii) benefits in the nature of severance pay that would not result in, individually or in the aggregate, a Company Material Adverse Effect.

(h)                                 The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event which, standing alone, would not by itself trigger such entitlement or acceleration: (i) except as otherwise required by this Agreement

(A) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate of the Company to any material severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director in any material manner; (ii)  require a “gross up” or other payment to any “disqualified individual” within the meaning of section 280G(c) of the Code with respect to any taxes that may be due pursuant to Section 4999 of the Code or (iii) except as has not had, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, result in a loss of compensation deduction for Parent and its Subsidiaries (including the Surviving Corporation) for (A) “excess parachute payments” within the meaning of section 280G(b) of the Code, or (B) payments under any Company Benefit Plans that would not be deductible under section 162(m) of the Code.  Section 3.10(h) of the Company Disclosure Schedule contains a schedule of, as of the date of this Agreement, the equity-based compensation awards outstanding under the Company Equity Plans, including the number of shares of Company Common Stock subject thereto and the applicable award type and date of grant.

(i)                                     Except as has not had, and would not be reasonably expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary under any such Company Benefit Plan or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

(j)                                    Except as set forth in Section 3.10(j) of the Company Disclosure Letter, no trust maintained pursuant to any Company Benefit Plan holds securities of the Company or any ERISA Affiliate.

(k)                                 The Company does not have any obligation to gross up or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under section 409A of the Code.

Section 3.11                             Litigation; Compliance with Law.

(a)                                 (i) There is no Litigation pending or, to the Knowledge of the Company, threatened against, relating to or naming as a party thereto the Company or any of its Subsidiaries, any of their respective properties or assets or any of the Company’s officers or directors (in their capacities as such) that individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect, (ii) there is no Litigation pending or, to the Knowledge of the Company, threatened against, relating to or naming as a party thereto the Company or any of its Subsidiaries, which seeks to restrain, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement and (iii) there is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon the Company, any of its Subsidiaries or any of the Company’s officers or directors (in their capacities as such) that would be reasonably expected to prevent, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b)                                 Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2014, have been, in compliance with all applicable Laws and Company Permits.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no, and since January 1, 2014, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit.

(c)                                  Without limiting the generality of Section 3.11(b) and mindful of the principles of the FCPA, neither the Company nor any of its Subsidiaries, nor, in any such case, to the Knowledge of the Company, any of their respective directors, officers, employees, accountants, auditors, consultants, legal counsel, advisors (including financial advisors), agents and other representatives (collectively, “Representatives”) (in each case acting in their capacities as such) has, since January 1, 2015, (i) made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to the Company or any of its Subsidiaries, (ii) made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to the Company or any of its Subsidiaries or (iii) taken any action that would be reasonably likely to subject the Company or any of its Subsidiaries to any material liability or penalty under any and all Laws of any Governmental Entity.

(d)                                 The Company and its Subsidiaries hold all licenses, permits, certifications, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Company Real Property, the Company Assets and the conduct of their respective businesses as currently conducted (“Company Permits”), except for Company Permits under Environmental Laws (which are the subject of Section 3.16) and except where the failure to hold such Company Permits individually or in the aggregate has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice that any material Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal.

Section 3.12                             Intellectual Property.

(a)                                 Section 3.12(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of (i) issued Patents and pending Patent applications, (ii) Trademark registrations and pending applications, and (iii) Copyright registrations and pending applications, in each case, which is owned or controlled by the Company or the Company Subsidiaries in any jurisdiction in the world, except for any such items that are abandoned, expired, cancelled, withdrawn or finally refused.  The Company or a Company Subsidiary is the sole and exclusive beneficial and, with respect to pending applications and registrations, record owner of all of Intellectual Property items set forth in Section 3.12(a) of the Company Disclosure Letter, and all such Intellectual Property is subsisting, and, to the Knowledge of the Company, valid and enforceable.

(b)                                 Since January 1, 2015, there has been no claim asserted or to the Knowledge of the Company threatened in writing (including in the form of offers or invitations to obtain a license) against the Company or the Company Subsidiaries alleging that the conduct of the Company’s or any of the Company Subsidiaries’ business infringes, misappropriates, or otherwise violates, or has infringed, misappropriated, or otherwise violated the rights of any Person, and, to the Knowledge of the  Company, there is no basis for any such claims.

(c)                                  Except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)                                     the Company, or one of its Subsidiaries, owns or possesses adequate licenses or other legal rights to use all Intellectual Property used in the present conduct of the businesses of the Company and its Subsidiaries and, with respect to the Intellectual Property owned by Company or any of the Company Subsidiaries, free and clear of all Liens, other than Permitted Liens;

(ii)                                  to the Knowledge of the Company, the conduct of the Company’s and each of the Company Subsidiaries’ business as currently conducted, and the conduct of the Company’s and each of the Company Subsidiaries’ business as conducted in the past three years, does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, the rights of any Person; and

(iii)                               to the Knowledge of the Company, no Person is materially infringing, misappropriating or otherwise violating any right of the Company or any of the Company Subsidiaries with respect to any Intellectual Property owned or controlled by the Company or any of the Company Subsidiaries in the conduct of the Company’s or the Company Subsidiaries’ business, and no such claims have been asserted or threatened against any Person by the Company or the Company Subsidiaries, or to the Knowledge of the Company, any other Person in the past three years.

(d)                                 The Company and the Company Subsidiaries have taken reasonable steps to protect the confidentiality of all material Trade Secrets that are owned, used or held by the Company and the Company Subsidiaries, including entering into licenses and Contracts that require employees, licensees, contractors and other Persons with access to such Trade Secrets to safeguard and maintain the secrecy and confidentiality of such Trade Secrets.  To the Knowledge of the Company, such Trade Secrets have not been received by or disclosed to any Person except pursuant to a valid non-disclosure, license or other appropriate Contract.

(e)                                  The Company and the Company Subsidiaries have at all times complied with all applicable Law relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company or the Company Subsidiaries, and as of the date hereof no claims are pending or threatened against the Company or the Company Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, except in either case that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f)                                   The consummation of the transactions contemplated by this Agreement will not under any Contract to which the Company or any of the Company Subsidiaries is a party: (i) result in the loss of, or otherwise materially and adversely affect, any rights of the Company or the Company Subsidiaries to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of the Company’s or the Company Subsidiaries’ business, (ii) grant or require the Company or the Company Subsidiaries to grant to any Person any rights with respect to any material Intellectual Property owned by the Company or any Company Subsidiary, (iii) subject the Company or any of the Company Subsidiaries to any material increase in royalties or other payments in respect of any Intellectual Property, (iv) require the consent of any Person in respect of any rights of the Company or the Company Subsidiaries to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of the Company’s or the Company Subsidiaries’ business, or (v) materially diminish any royalties or other payments the Company or a Subsidiary of the Company would otherwise be entitled to in respect of any Intellectual Property.

(g)                                  During the past three years, to the Knowledge of the Company, (i) there have been no material security breaches in the Company’s or the Company Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of the Company’s or its affiliates’ information technology systems that materially adversely affected the Company’s or the Company Subsidiaries’ business or operations. The Company and the Company Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.

Section 3.13                             Regulatory Matters and Government Contracts.

(a)                                 FCC Licenses.

(i)                                     As of the date hereof, the Company or a Company Subsidiary holds each of the FCC licenses and authorizations listed and described in Section 3.13(a)(i) of the Company Disclosure Letter (“Company FCC Authorizations”).  As of the date hereof, such Company FCC Authorizations constitute all of the FCC licenses, authorizations and approvals held by the Company and the Company Subsidiaries, as well as all of the FCC licenses, authorizations and approvals otherwise required for the operation of the business of the Company and the Company Subsidiaries as it is presently conducted, except where the failure to hold any such licenses, authorizations and approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company FCC Authorizations are validly issued and in full force and effect.

(ii)                                  The Company FCC Authorizations have not been revoked, suspended, canceled, rescinded or terminated, have not expired, and are not subject to any conditions or requirements that have not been imposed upon all earth-exploration satellite service or fixed-satellite service authorizations generally, except where such revocation, suspension, cancellation, rescindment, termination or expiration has not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the Company FCC Authorizations (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding or pending or, to the Knowledge of the Company, threatened, by or before the FCC, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against the Company, a Company Subsidiary or the Company FCC Authorizations except where the existence of such order, letter or notice, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iii)                               The Company and each Company Subsidiary is in material compliance with all of the terms of the Company FCC Authorizations, and has complied in all material respects with the Communications Act.  All material reports, filings, and disclosures required to be filed by the Company or a Company Subsidiary with the FCC have been timely filed and all such reports and filings are materially accurate and complete.  The Company and each Company Subsidiary has timely paid all material FCC regulatory fees and other applicable material fees that are due and payable by the Company and each Company Subsidiary and required to be paid by the Company, in each case.

(iv)                              No Person other than the Company and the Company Subsidiaries has the right to control the use of all or any of the Company FCC Authorizations, and the Company or a Company Subsidiary is the sole legal and beneficial holder of each of the Company FCC Authorizations. The Company and each Company Subsidiary has complied with all FCC rules regarding transfer of control or changes in ownership (including intracompany reorganizations) of the Company FCC Authorizations, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(v)                                 Section 3.13(a)(v) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all pending applications for FCC licenses and authorizations that would be Company FCC Authorizations, if issued or granted, or for the modification, extension or renewal of any Company FCC Authorizations.  There is no pending or, to the Knowledge of the Company, threatened action by or before the FCC to reject or materially modify any pending application for FCC licenses and authorizations that would be Company FCC Authorizations, if issued or granted, or for the material modification, extension or renewal of any Company FCC Authorizations.

(b)                                 Government Contracts.

(i)                                     Other than routine inquiries, audits and reconciliations, to the Knowledge of the Company, none of the Company or the Company Subsidiaries, and none of their Principals as that term is defined in the U.S. Federal Acquisition Regulation 52.209-5(a)(2) is, or since January 1, 2014 has been, (A) under administrative, civil or criminal investigation or indictment by any Governmental Entity (except as to routine security investigations), (B) suspended or debarred from doing business with any Governmental Entity or any prime contractor or subcontractor of any Governmental Entity, or has been threatened in writing with debarment or suspension by a Governmental Entity or (C) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Entity or any prime contractor or subcontractor of any Governmental Entity.  The consummation of the transactions contemplated by this Agreement, to the Knowledge of the Company, would not reasonably be expected to result in any suspension or debarment by a Governmental Entity other than any suspension or debarment due to the actions or status of Parent or its respective affiliates.

(ii)                                  To the Knowledge of the Company, since January 1, 2014, neither the Company nor any of the Company Subsidiaries has engaged in any work under any active Company Material Contract between the Company or any of the Company Subsidiaries and any Governmental Entity (each, a “Company Government Contract”) that would reasonably be expected to result in an “organizational conflict of interest” as defined in the U.S. Federal Acquisition Regulation (the “FAR”) (based on the current conduct of the business of the Company and the Company Subsidiaries) or is a party to or is bound by any organizational conflict of interest mitigation plan submitted in connection with any Company Government Contract or Company Government Bid.

(iii)                               To the Knowledge of the Company, there is no pending audit or investigation of the Company or any of the Company Subsidiaries with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Company Government Contract or Company Government Bid, and since January 1, 2014, neither the Company nor any of the Company Subsidiaries has conducted or initiated or been the subject of any audit or investigation or made a mandatory or voluntary disclosure to any state or federal agency or any mandatory disclosure to any Governmental Entity under FAR Subpart 3.10 or FAR 52.203-13, with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Company Government Contract or Company Government Bid or prime contract or subcontract of any Governmental Entity that remains unresolved.  To the Knowledge of the Company, there is no past or current conduct by the Company, any of the Company Subsidiaries, or any of the Company’s or the Company Subsidiaries’ directors, officers or employees that would reasonably be likely to lead to the imposition of criminal, civil, administrative or contractual liability for fraud, false claims or false certifications that would warrant such an investigation or disclosure.

(iv)                              To the Knowledge of the Company, since January 1, 2014, no Governmental Entity nor any prime contractor, subcontractor, vendor or other third party has asserted any material written claim or any other material action for relief; nor has a Governmental Entity, prime contractor, subcontractor, vendor or other third party formally initiated any material dispute, protest or proceeding against the Company or any of the Company Subsidiaries relating to any Company Government Contract.

(v)                                 To the Knowledge of the Company, since January 1, 2014, (A) neither any Governmental Entity nor any prime contractor, subcontractor or other Person has notified in writing the Company or any of the Company Subsidiaries that the Company or any of the Company Subsidiaries has breached or violated any material Law, certification, representation, clause, provision or requirement pertaining to any Company Government Contract or Company Government Bid; and (B) none of the Company or the Company Subsidiaries has terminated any Company Government Contract to which the Company or any of the Company Subsidiaries is a party, nor have the Company or the Company Subsidiaries been notified by any Governmental Entity, any prime contractor, subcontractor or any other Person that any Company Government Contract to which the Company or any of the Company Subsidiaries is a party has been terminated for default, and no cure notice, default notice or show cause notice is currently in effect pertaining to any Company Government Contract, except, in either case, individually or in the aggregate, as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(vi)                              To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the business of the Company or any of the Company Subsidiaries under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(vii)                           Neither the Company nor any of the Company Subsidiaries has assigned any of its material claims, material rights to receive value or other material interests under any Company Government Contract pursuant to the Assignment of Claims Act, as amended.

(viii)                        The Company and the Company Subsidiaries hold all of the facility and personnel security clearances necessary to conduct the business of the Company as it is currently being conducted as of the date hereof in all material respects. The Company and the Company Subsidiaries hold at least a “satisfactory” rating from the Defense Security Service, a branch of the United States Department of Defense (“DSS”), with respect to such facility security clearances.

(ix)                              To the Knowledge of the Company, since January 1, 2014, the Company and each of the Company Subsidiaries has complied with all U.S. government laws and regulations applicable to the Company Government Contracts and the Company Government Bids, including, to the extent applicable, the False Claims Act, the Truth in

Negotiations Act, the FAR and any agency supplement thereto, the cost principles set forth in the FAR, the Cost Accounting Standards and record retention requirements contained in the FAR, except, in each case, individually or in the aggregate, as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  International Trade Laws.

(i)                                     Since January 1, 2014, the business of the Company and the Company Subsidiaries has been operated in compliance in all material respects with (A) all applicable Laws and all authorizations, registrations, clearances, or permits issued or granted by any Governmental Entity to the Company or the Company Subsidiaries, in each case, concerning the exportation, re-exportation, and temporary importation of any products, technology, technical data and services, including those administered by, without limitation, the Bureau of Industry and Security of the Department of Commerce (the “BIS”), the Directorate of Defense Trade Controls of the United States Department of State (the “DDTC”), and the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury; and (B) United States anti-boycott regulations administered by the Office of Anti-boycott Compliance of the United States Department of Commerce and the IRS; all Laws administered by the Bureau of Customs and Border Protection of the United States Department of Homeland Security (collectively, “International Trade Laws”).

(ii)                                  The Company, the Company Subsidiaries and Persons acting on behalf of any of those entities have obtained from relevant Governmental Entities and disclosed to Parent all necessary licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, re-export, transfer and import of products, technology and services in accordance with International Trade Laws (collectively, “International Trade Authorizations”), except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iii)                               Section 3.13(c)(iii) of the Company Disclosure Letter lists all technical assistance agreements and manufacturing license agreements as of the date hereof that the Company or the Company Subsidiaries entered into pursuant to Section 124.1 of the U.S. International Traffic in Arms Regulations (either as the licensor or the licensee) and all current export, re-export, and temporary import licenses that the Company or the Company Subsidiaries obtained from DDTC or BIS.

(iv)                              Since January 1, 2014, neither the Company nor any of the Company Subsidiaries has received any written, or, to the Knowledge of the Company, oral notice from any Governmental Entity asserting that the Company or any of the Company Subsidiaries or any agent or employee thereof has violated, is in material breach of, or has any material liability under, any International Trade Laws or, to the Knowledge of the Company, threatening to revoke or terminate any International Trade Authorizations. As of the date hereof, to the Knowledge of the Company, no investigation or review by any Governmental Entity is pending or has been threatened against the Company or any of the Company Subsidiaries with respect to any potential material violation or liability of the Company or any of the Company Subsidiaries arising under or relating to any International Trade Laws.

(v)                                 From January 1, 2014 through the date hereof, neither the Company nor any of the Company Subsidiaries has made or intends to make any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability of the Company or any of the Company Subsidiaries arising under or relating to any International Trade Laws.

(vi)                              Neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any significant stockholder (i.e., a stockholder that owns 5% or more of the entity’s voting shares), director, officer, employee, agent, or affiliate or representative of the Company or the Company Subsidiaries is a Restricted Person.

(vii)                           Neither the Company nor any of the Company Subsidiaries has investments in or revenues from Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine or otherwise conducts business with Restricted Persons.

(d)                                 Department of Commerce/NOAA Approvals.

(i)                                     As of the date hereof, the Company is the valid holder of the NOAA Remote Sensing Space System licenses and any other Department of Commerce licenses and authorizations listed and described in Section 3.13(d)(i) of the Company Disclosure Letter (“Company NOAA Authorizations”).  The Company DoC Authorizations are validly issued and in full force and effect and are not subject to any conditions or requirements that have not been imposed upon all such authorizations generally. The Company NOAA Authorizations or Department of Commerce licenses constitute all of the NOAA licenses, authorizations and approvals held by the Company and required for the operation of the business of the Company as it is presently conducted, except where the failure to hold any such licenses, authorizations and approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii)                                  There is no pending or, to the Knowledge of the Company, threatened action by or before NOAA or the Department of Commerce to revoke, suspend, cancel, rescind or modify any of the Company NOAA Authorizations, and there is not now issued or outstanding or pending or, to the Knowledge of the Company, threatened, by or before NOAA or the Department of Commerce, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against the Company or the Company NOAA Authorizations except where the existence of such order, letter or notice, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iii)                               As of the date hereof, except for any contract identified in Section 3.13(d)(iii) of the Company Disclosure Letter, there is no contract being performed by the Company that has a term of performance that extends beyond the current term of validity of the applicable NOAA license or authorization that pertains to the contract.

(iv)                              The Company is in material compliance with all of the terms of the Company NOAA Authorizations, and has complied in all material respects with the Communications Act. All material reports, filings, and disclosures required to be filed by the Company with NOAA or the Department of Commerce have been timely filed.  All such reports and filings are materially accurate and complete.  The Company has timely paid all material NOAA or the Department of Commerce regulatory fees and other applicable material fees required to be paid by holders of such authorizations.

(v)                                 No Person other than the Company and the Company Subsidiaries has or will have the right to use any material Company DoC Authorizations and the Company is the sole legal and beneficial holder of the Company DoC Authorizations.  The Company has complied with all rules regarding transfer of control or changes in ownership (including intracompany reorganizations) of the Company NOAA Authorizations, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(vi)                              Section 3.13(d)(vi) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all pending applications for NOAA or Department of Commerce licenses and authorizations that would be Company NOAA Authorizations, if issued or granted, or for the modification, extension or renewal of any Company NOAA Authorizations.  There is no pending or, to the Knowledge of the Company, threatened action by or before the NOAA or the Department of Commerce to reject or materially modify any pending application for NOAA or the Department of Commerce licenses and authorizations that would be Company NOAA Authorizations, if issued or granted, or for the modification, extension or renewal of any Company NOAA Authorizations.

(e)                                  To the Knowledge of the Company, all of its vendors are in compliance with good manufacturing practice, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.14                             Material Contracts.

(a)                                 As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed, and as of the date hereof, no such Contract has been amended or modified since the date filed, other than pursuant to an amendment or modification filed, or which is not required to be filed, pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b)                                 Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each of the following (in each case, other than any Company Benefit Plan):

(i)                                     each Contract containing terms that expressly (A) limit or otherwise restrict the Company or the Company Subsidiaries or (B) to the Knowledge of the Company, would, after the Effective Time, by its terms expressly limit or otherwise restrict Parent or any of its Subsidiaries from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area, in a manner that would be reasonably likely to be material, in the case of (A), to the Company and the Company Subsidiaries, taken as a whole, or in the case of (B), to Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole;

(ii)                                  each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness in excess of $5,000,000 of the Company or any of the Company Subsidiaries is outstanding or may be incurred, other than any such agreement between or among the Company and the wholly owned Company Subsidiaries;

(iii)                               each partnership, joint venture or similar agreement to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company and the Company Subsidiaries, taken as a whole;

(iv)                              Contracts pursuant to which the Company or one or more Company Subsidiaries (in the aggregate) was obligated to pay or was paid $10,000,000 or more in the consecutive 12-month period ending on the date hereof;

(v)                                 Contracts pursuant to which the Company or any Company Subsidiary (A) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (other than rights to use commercially available Software or open source Software, or rights acquired from employees and independent contractors, or rights obtained under non-disclosure agreements), (B) permits or agrees to permit any other Person, to use, enforce, or register any material Intellectual Property, or (C) following the Closing, would be required to license, assign, or make available to any other Person material Intellectual Property owned by Parent or its affiliates immediately prior to the Closing, except in the case of (B) or (C), with respect to non-exclusive licenses of Intellectual Property granted to customers or resellers in the ordinary course of business, Intellectual Property made available under non-disclosure agreements, or Intellectual Property licensed or made available to third-party service providers for the sole benefit of Company or a Company Subsidiary;

(vi)                              Contracts which, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time, which, standing alone, would not by itself or themselves trigger such entitlement or acceleration) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing; and

(vii)                           any Contract that is a shareholder rights agreement or which otherwise provides for the issuance of any securities in respect of this Agreement or the Merger.

Each Contract described in this Section 3.14(b) whether or not set forth in Section 3.14(b) of the Company Disclosure Letter and each Filed Company Contract is referred to herein as a “Company Material Contract”.  The Company has previously made available to Parent true, complete and correct copies of each Company Material Contract.

(c)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding, in full force and effect and enforceable in accordance with its respective terms, (ii) the Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Company Material Contract, and (iii) no event or condition exists or has occurred which violates, conflicts with, results in a breach of any provision of or the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, results in the termination of or a right of termination or cancellation on the part of any party under, accelerates the performance required on the part of any party by, or results in the creation of any Lien (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract.

Section 3.15                             Taxes.

(a)                                 (i) Each of the Company and each Company Subsidiary has duly filed all material Tax Returns required to have been filed by it and such Tax Returns are accurate and complete in all material respects; (ii) the Company and the Company Subsidiaries have paid in full all material Taxes owed by them or for which they may be liable; and (iii) no deficiency for any material amount of Tax has been proposed, asserted, or assessed in writing by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid, withdrawn or settled.

(b)                                 No material Tax Return of the Company or any Company Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of the Company, oral) notice of such an audit or examination has been received by the Company or any Company Subsidiary.  No waivers of the time to assess any Taxes of the Company or any Company Subsidiary have been granted or requested, and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the assessment or collection of Taxes by any relevant taxing authority or the payment of any Tax by the Company or any Company Subsidiary.  No other procedure, proceeding or contest of any refund or deficiency in respect of any material amount of Taxes is pending or on appeal with any Governmental Entity.

(c)                                  There are no Liens, other than Permitted Liens, with respect to Taxes against any of the assets of the Company or any Company Subsidiary.  No written or, to the Knowledge of the Company, other claim has been received by the Company or any Company Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(d)                                 Each of the Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld.

(e)                                  Within the past three years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f)                                   Other than an agreement or arrangement exclusively between or among the Company and wholly owned Company Subsidiaries and other than a commercial agreement or arrangement entered into in the ordinary course of business that does not relate primarily to Taxes, neither the Company nor any Company Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement or has any liability for the Taxes of any Person as a result of being a member of a Consolidated Group (other than the Consolidated Group of which one or more of the Company and the Company Subsidiaries are and have been the only members), as a transferee or successor, or by contract or otherwise.

(g)                                  None of Company or any of the Company Subsidiaries is a party to any agreement with any taxing authority that would be terminated or adversely affected as a result of the Merger.

(h)                                 Neither the Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or non-U.S. Law).

(i)                                     The Company is not a “United States real property holding corporation” as defined in Section 897 of the Code.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.15 and in Section 3.6,  Section 3.7 and Section 3.10 are the only representations and warranties in this Agreement with respect to the Tax matters of the Company and the Company Subsidiaries.

Section 3.16                             Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)                                 The Company and the Company Subsidiaries hold, and are currently, and at all times since January 1, 2012 have been, in compliance with all permits, licenses, registrations and other governmental authorizations required under all Environmental Laws for the Company and the Company Subsidiaries to conduct their operations (“Company Environmental Permits”), and are currently, and at all times since January 1, 2012 have been, otherwise in compliance with all applicable Environmental Laws and, to the Knowledge of the Company, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Company Environmental Permits in the future.

(b)                                 Neither the Company nor any Company Subsidiary has received any written Company Environmental Claim and the Company has no Knowledge of any pending or threatened Company Environmental Claim.

(c)                                  None of the property currently or formerly owned, leased, occupied, or operated by the Company or the Company Subsidiaries is affected by any condition, and there has been no activity or failure to take any action by the Company, that could reasonably be expected to result in a liability or obligation for the Company under any Environmental Law.

(d)                                 No waste has been disposed of by the Company or the Company Subsidiaries at any site or location that could give rise to a liability under any Environmental Law.

(e)                                  No underground storage tanks, friable asbestos, lead-based paint, or polychlorinated biphenyls are located at any property currently owned, leased or operated by the Company or any Company Subsidiaries.

(f)                                   No Hazardous Material has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, Released or threatened to be Released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or the Company Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to the Company or the Company Subsidiaries under Environmental Laws.

(g)                                  Neither the Company nor any Company Subsidiary has assumed by contract, agreement (including any administrative order, consent agreement, release, waiver, lease or sale lease-back) or operation of law, or otherwise agreed, to (i) indemnify or hold harmless any other Person for any violation of any Environmental Law or any obligation or liability thereunder, or (ii) assume any liability for any Release of any Hazardous Material, conduct any response, removal or remedial action with regard to any Release of any Hazardous Material, or implement any institutional controls (including any deed restrictions) regarding any existing Hazardous Materials.

Section 3.17                             Company Assets.

(a)                                 The Company and the Company Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all of their respective material tangible properties and assets (real, personal or mixed) (the “Company Assets”), including all such Company Assets reflected in the Company Balance Sheet or acquired since the date thereof (except as may have been disposed of since September 30, 2016 or may be disposed of after the date of this Agreement in accordance with this Agreement in either case in the ordinary course of business consistent with past practice), in each case, free and clear of any Liens, except Permitted Liens.  All properties and assets (including the Company Real Property) reflected in the Company Balance Sheet, taken as a whole, had a fair market and realizable value at least equal to the value thereof as reflected therein, and on the date of the Company Balance Sheet.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all significant operating equipment of the Company and its Subsidiaries is in good operating condition, ordinary wear and tear excepted.

(b)                                 Section 3.17(b)(i) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of each satellite operated by the Company or any Company Subsidiary (the “Company Satellites”), including with respect to each such Company Satellite (i) the launch date, (ii) the best ground resolution, (iii) the annual collection capacity, (iv) the orbital altitude, (v) the expected end of depreciable life and (vi) the net book value.  The Company or a Company Subsidiary has the right to operate each of the Company Satellites.  As of the date hereof, there are no material abnormalities, material diminution of capacity, material degradation of, material damage to, material loss of or destruction of each such Company Satellite. To the Knowledge of the Company, as of the date of this Agreement, there are no adverse material facts with respect to the operation or performance of or any material anomalies related to the Company Satellite set forth on Section 3.17(b)(ii) of the Company Disclosure Letter that have not been disclosed to Parent in writing as of the date of this Agreement. The Company has not, since January 1, 2014 through the date hereof, been subject to a “Permanent Withhold” performance penalty under the NGA Contract.

Section 3.18                             Real Property.

(a)                                 Section 3.18(a) of the Company Disclosure Letter contains a true, complete and correct list of all Company Owned Real Property as of the date hereof, setting forth information sufficient to specifically identify such Company Owned Real Property and the legal owner thereof. The Company and its Subsidiaries have good, valid and marketable fee simple title to the Company Owned Real Property, free and clear of any Liens other than Permitted Liens.  To the Knowledge of the Company, there are no outstanding options or rights of first refusal to purchase the Company Owned Real Property, or any material portion thereof or interest therein.  Each Company Lease grants the lessee under the Company Lease the right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Company Leases free and clear of any Liens other than Permitted Liens.

(b)                                 The Company Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of the business of the Company and its Subsidiaries in substantially the same manner as it is currently conducted as of the date hereof.  The use and operation of the Company Real Property in the conduct of the business of the Company and its Subsidiaries does not violate any instrument of record or agreement affecting the Company Real Property, except for such violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Company Material Adverse Effect.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, no current use by the

Company and its Subsidiaries of the Company Real Property is dependent on a nonconforming use or other governmental approval.

Section 3.19                             Insurance.

(a)                                 Section 3.19(a) of the Company Disclosure Letter sets forth all insurance Contracts relating to satellites owned or operated by, or in the possession of, the Company as of the date hereof.  The Company has made available to Parent true and correct copies of each such insurance Contract.

(b)                                 Since January 1, 2015, the Company and the Company Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as the Company reasonably has determined to be appropriate or as required by applicable Law.  Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any material insurance policy.  Neither the Company nor any Company Subsidiary has received any notice of cancellation or termination with respect to any insurance policy of the Company or any Company Subsidiary, except, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.20                             Labor Matters.

(a)                                 Neither the Company nor any Company Subsidiary is, or ever has been, a party or subject to any collective bargaining agreement or any other agreement with any labor union, labor organization or any other representative of employees and, as of the date of this Agreement, there are not, to the Knowledge of the Company, any union organizing activities or representational demands concerning any employees of the Company or any of the Company Subsidiaries, and, to the Knowledge of the Company, there have been no such activities or demands.  As of the date of this Agreement, there are no, and there have not been any, labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

(b)                                 Except as has not had, and would not be reasonably expected to have or result in, a Company Material Adverse Effect, each of the Company and its Subsidiaries: (i) is, and since at least January 1, 2015 has been, in compliance in all material respects with all applicable Laws respecting labor employment and employment practices, terms and conditions of employment, immigration, employee leave, non-discrimination, non-retaliation, recordkeeping, overtime pay, wages and hours, employment standards, human rights, occupational health and safety, workers’ compensations, pay equity and labor relations, and, to the Knowledge of the Company, has not engaged in any unfair labor practices; (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice) and

(v) has properly classified all employees for overtime purposes and has properly classified all independent contractors of the Company and its Subsidiaries. Except to the extent accrued as a current liability on the financial statements of the Company, all material wages, bonuses and other compensation due, if any, and payable as of the Closing Date to present and former employees and contractors who provide, and have provided, services with respect to the Company or any of its Subsidiaries have been paid in full or will be paid in full to such employees and contractors prior to the Closing.

(c)                                  (i) Except as has not had, and would not be reasonably expected to have or result in a Company Material Adverse Effect, there are no actions, suits, claims, labor disputes, grievances or controversies, pending, or to the Knowledge of the Company, threatened involving the Company or any of its Subsidiaries and any of their respective employees or former employees or individuals engaged, or formerly engaged, as independent contractors; (ii) except as has not had, and would not be reasonably expected to have or result in, a Company Material Adverse Effect, there are no complaints, charges, audits, investigations, lawsuits, arbitrations or other proceedings pending, or to the Knowledge of the Company, threatened by or on behalf of or concerning any present or former employee of the Company or any of its Subsidiaries or individuals engaged, or formerly engaged, as independent contractors by the Company or any of its Subsidiaries alleging any claim for damages including breach of any express or implied contract of employment or engagement, wrongful termination, misclassification, infliction of emotional distress or violation of any federal, state, provincial or local statutes or regulations concerning terms and conditions of employment or engagement, including wages and hours, health and safety, termination of employment or engagement or workplace discrimination, retaliation or harassment and (iii) to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has violated in any material respect any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company or any of its Subsidiaries and disclosing to the Company or any such Subsidiary or using confidential or propriety information of any other Person.

(d)                                 The Company and each of its Subsidiaries are and since January 1, 2015 have been, in compliance in all material respects with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local Law relating to plant closings and layoffs.

Section 3.21                             Affiliate Transactions.  Except as set forth on Section 3.21 of the Company Disclosure Letter, from January 1, 2015 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Subsidiary of the Company, on the one hand, and any affiliates (other than Subsidiaries of the Company) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.22                             Investment Company.  Neither the Company nor any of the Company Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

Section 3.23                             Investment Canada Act.  The Company does not have either: (a) a place of business in Canada; or (b) assets in Canada used in carrying on its business, each within the meaning of the Investment Canada Act.

Section 3.24                             Recommendation of Company Board; Opinion of Financial Advisor.

(a)                                 The Company Board, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby are advisable and are fair to, and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company.

(b)                                 The Company has received the oral opinions of (i) each of PJT Partners LP (“PJT Partners”) and (ii) Barclays Capital Inc. (“Barclays”), in each case, to be subsequently confirmed in writing, to the effect that, as of February 23, 2017, and based on and subject to the assumptions, qualifications and limitations set forth in such opinion and the terms and conditions of the related engagement letters, the Merger Consideration to be received by the holders of shares of Company Common Stock (solely in their capacity as such, and excluding the Company, its wholly owned Subsidiaries, Parent and its Affiliates) in the Merger is fair, from a financial point of view, to such holders.  The Company shall deliver to Parent a true, complete and correct copy of such opinions. Each such opinion is for the benefit of the Company Board and may not be relied upon, or, except as may be included or summarized in the Proxy Statement, distributed or otherwise summarized to a third party, by Parent without the prior written consent of the Company and PJT Partners or Barclays, as applicable.

Section 3.25                             Brokers.  Except for PJT Partners and Barclays, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company is solely responsible for such fees and expenses of PJT Partners and Barclays. The Company has previously delivered to Parent a true, complete and correct copy of (i) the Company’s engagement letter dated January 31, 2017 with PJT Partners LP and (ii) the Company’s engagement letter dated February 1, 2017 with Barclays.

Section 3.26                             Competition Act.  Without conceding that the Company and the corporations that it controls carries on an “operating business”, as such term is defined under subsection 108(1) of the Competition Act (Canada), the Company, together with its affiliates (as such term is defined under the Competition Act (Canada)), neither has assets in Canada, nor gross revenues from sales in, from or into Canada, in excess of the threshold prescribed under subsection 110(4.1) of the Competition Act (Canada).

Section 3.27                             No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article III and Section 5.7(b), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.  The Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article IV and Section 5.7(b) (in each case as qualified and limited by the Parent Disclosure Letter), none of Parent, Merlin Holdco and Merger Sub or any of their respective Subsidiaries, or any of their respective affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Parent, Merlin Holdco, Merger Sub or any of their respective Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its respective affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Company or any of its respective affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise.

Section 3.28                             Non-Reliance on Parent Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of Parent, Merlin Holdco, and Merger Sub by the Company and its respective affiliates, stockholders and Representatives, the Company and its respective affiliates, stockholders and Representatives have received from Parent, Merlin Holdco, Merger Sub and their respective affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent, Merlin Holdco and Merger Sub and their respective businesses and operations.  The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans).  The Company expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by Parent, Merlin Holdco, Merger Sub or any Person with respect to Parent, Merlin Holdco or Merger Sub other than the representations and warranties set forth in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERLIN HOLDCO AND MERGER SUB

Except (y) as set forth in the Parent Reports publicly available and filed via the SEDAR filing system following January 1, 2015 and at least three Business Days prior to the date of this Agreement (the “Filed Parent Reports”) (excluding any disclosures in such Filed Parent Reports in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure or (z) as set forth in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent of this Agreement (the “Parent Disclosure Letter”), Parent, Merlin Holdco and Merger Sub each hereby represents and warrants to the Company as follows:

Section 4.1                                    Organization, Standing and Power.  Each of Parent and each of the Subsidiaries of Parent (the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, with respect to any Parent Subsidiary, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and the Parent Subsidiaries has all requisite corporate or other entity power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of (i) the Notice of Articles of Parent in effect as of the date of this Agreement (the “Parent Notice of Articles”) and the Articles of Parent in effect as of the date of this Agreement (the “Parent Articles”) and (ii) the certificate or articles of incorporation and bylaws, or similar organizational documents in effect as of the date of this Agreement of Merlin Holdco and Merger Sub.

Section 4.2                                    Capital Structure.

(a)                                 The authorized share capital of Parent consists of an unlimited number of common shares (“Parent Common Shares”) and an unlimited number of preferred shares (“Parent Preferred Shares” and, together with the Parent Common Shares, the “Parent Capital Stock”).  At the close of business on February 22, 2017, (i) 36,397,607 Parent Common Shares were issued and outstanding, (ii) 1,222,035 Parent Common Shares were reserved and available for issuance pursuant to the Parent Share Plans (a portion of which may be issued in settlement of 6,126,170 stock appreciation rights granted and outstanding under the Parent Share Plans) and (iii) no Parent Preferred Shares were issued and outstanding.  Except as set forth in this Section 4.2(a), at the close of business on February 22, 2017, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. Except pursuant to the Parent Share Plans (and awards thereunder), from the close of business on February 22, 2017 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent.

(b)                                 All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, or subscription right or any similar right under applicable Law, the Parent Notice of Articles, the Parent Articles or any Contract to which Parent is a party or otherwise bound.  The Parent Common Shares constituting the Stock Consideration will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Parent Notice of Articles, the Parent Articles or any Contract to which Parent is a party or otherwise bound. Except pursuant to the Parent Share Plans (and awards thereunder) and the Parent Rights Plan, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any Parent Capital Stock or any capital stock of any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary or (iii) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of Parent Capital stock or capital stock of any Parent Subsidiary.  Except pursuant to the Parent Share Plans (and awards thereunder) and the Parent Rights Plan, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.  There are no debentures, bonds, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote (“Parent Voting Debt”).  Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent.  Except for this Agreement, neither Parent nor any of the Parent Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.

Section 4.3                                    Parent Subsidiaries.

(a)                                 Section 4.3(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of all of the Parent Subsidiaries as of the date hereof and their respective jurisdictions of incorporation or organization. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of Parent do not contain any provision limiting or otherwise restricting the ability of Parent to control its Subsidiaries.

(b)                                 All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and non-assessable and are owned by Parent or by another Parent Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

(c)                                  Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.

Section 4.4                                    Authorization; Validity of Agreement.

(a)                                 Parent, Merlin Holdco and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent, Merlin Holdco and Merger Sub of this Agreement and the consummation by Parent, Merlin Holdco and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent (the “Parent Board”), the Board of Directors of Merlin Holdco and the Board of Directors of Merger Sub.  Except for the required approval, in accordance with the rules of the TSX, of the issuance of Parent Common Shares in connection with this Agreement by a majority of the votes cast on such matter at a meeting of the shareholders of Parent duly called and held for such purpose (the “Parent Shareholder Approval”) and the adoption of this Agreement by Merlin Holdco, in its capacity as sole stockholder of Merger Sub (which such adoption will be obtained by written consent immediately following the execution and delivery of this Agreement by the parties hereto), no other corporate proceedings on the part of Parent, Merlin Holdco or Merger Sub is necessary to authorize the  performance of this Agreement by Parent, Merlin Holdco and Merger Sub and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent, Merlin Holdco and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of Parent, Merlin Holdco and Merger Sub enforceable against Parent, Merlin Holdco and Merger Sub in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b)                                 No “moratorium,” “control share,” “fair price” or other antitakeover Law is applicable to the Merger or any of the other transactions contemplated by this Agreement. None of Parent, Merlin Holdco, Merger Sub nor any of their respective affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merlin Holdco nor any of their respective Subsidiaries beneficially owns, directly or indirectly, any Company Common Stock, Company Convertible Preferred Stock or other securities convertible into, exchangeable for or exercisable for Company Common Stock or any securities of any Subsidiary of the Company and none of Parent, Merlin Holdco, Merger Sub nor any of their respective Subsidiaries has any rights to acquire any Company Common Stock or Company Convertible Preferred Stock except pursuant to this Agreement.

(c)                                  The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, has (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its stockholder, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (iii) submitted this Agreement for adoption by Merlin Holdco, as the sole stockholder of Merger Sub.  Merlin Holdco, as the sole stockholder of Merger Sub, has duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which approval has not been rescinded or modified.

Section 4.5                                    No Conflicts; Consents.

(a)                                 The execution and delivery by Parent, Merlin Holdco and Merger Sub of this Agreement does not, and the performance by Parent, Merlin Holdco and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Parent Notice of Articles, the Parent Articles or the comparable charter or organizational documents of any Parent Subsidiary (assuming that the Parent Shareholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Parent or any Parent Subsidiary under, any provision of, any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or any Parent Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.5(b), any Law applicable to Parent or any Parent Subsidiary or their respective properties or assets (assuming that the Parent Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) of this Section 4.5(a), any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement by each of Parent, Merlin Holdco and Merger Sub or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing of the Parent Circular with the Canadian Securities Regulatory Authorities, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Form F-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act, the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) compliance with any applicable requirements under Canadian Securities Laws; (iii) compliance with and filings under the HSR Act, including the expiration or termination of any applicable waiting period thereunder; (iv) compliance with and filings under the Communications Act, the Canadian Telecommunications Act of 1993 and the Canadian Radiocommunication Act of 1985, as amended; (v)  the CFIUS Approval and any filings with respect thereto; (vi) the DSS Approval and any filings with respect thereto; (vii) compliance with and filings under the rules of the DDTC; (viii) such other Consents, registrations, declarations, approvals, clearances, notices or filings as are required to be made or obtained under any Competition Laws; (ix) the ICA Approval; (x) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of the other jurisdictions in which the Company and Parent are qualified to do business; (xi) such Consents, registration, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Stock Consideration; (xii) compliance with and filings under the Canadian Remote Sensing Space Systems Act of 2005 or any other similar applicable Laws, as amended, for licensing of private land remote-sensing space systems; and (xiii) compliance with and filings under applicable stock exchange rules.

Section 4.6                                    Parent Reports and Financial Statements.

(a)                                 Parent is a “reporting issuer” in each of the provinces of Canada under applicable Canadian Securities Laws.  The Parent Common Shares are listed and posted for trading on the TSX and no other stock exchange. Parent is not in default of any material requirements of any Canadian Securities Laws or the rules of the TSX.

(b)                                 Parent has not taken any action to cease to be a reporting issuer in any province of Canada, nor has Parent received notification from any Canadian Securities Regulatory Authority seeking to revoke the reporting issuer status of Parent.  No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Parent is pending or, to the Knowledge of Parent, threatened.

(c)                                  Parent has filed all material reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by Parent with the applicable Canadian Securities Regulatory Authorities since January 1, 2015 (such documents, together with any documents filed via the SEDAR filing system during such period by Parent, being collectively referred to as the “Parent Reports”).  Parent has not filed any confidential material change report which remains confidential.

(d)                                 Each Parent Report (i) at the time filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), complied in all material respects with the requirements of the applicable Canadian Securities Laws and any rules and regulations promulgated thereunder applicable to such Parent Reports and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of Parent included in the Parent Reports complied at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Canadian Securities Regulatory Authorities with respect thereto, was prepared in accordance with IFRS (except (i) in the case of unaudited statements, as permitted by the rules and regulations of Canadian Securities Regulatory Authorities or (ii) as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).  As of the date hereof, there are no outstanding inquiries from the Canadian Securities Regulatory Authorities previously communicated in writing to Parent with respect to any Parent Reports.

(e)                                  Parent has (i) established and maintains disclosure controls and procedures (as such term is defined in National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Regulatory Authorities) that are designed to ensure that material information relating to Parent and its Subsidiaries is made known to management of Parent by others within those entities and (ii) has disclosed to its auditors and the audit committee of the Parent Board (A) all material weaknesses (as such term is defined in National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Regulatory Authorities) in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and has identified for Parent’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(f)                                   Parent has designed and maintains a system of internal control over financial reporting (as such term is defined in National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Regulatory Authorities) designed to provide reasonable assurances regarding the reliability of its financial reporting and the preparation of financial statements, including that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of consolidated financial statements in conformity with IFRS and (B) to maintain accountability of the assets of Parent and its Subsidiaries.

(g)                                  Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent Reports.

(h)                                 Since January 1, 2015, Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (A) any material weaknesses (as such term is defined in National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Regulatory Authorities) in the design or operation of internal controls over financial reporting of Parent, and (B) any fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(i)                                     None of the Parent Subsidiaries is, or has at any time since January 1, 2015 been, subject to the reporting requirements of the Canadian Securities Laws.

Section 4.7                                    Absence of Certain Changes.  Since September 30, 2016 through the date of this Agreement, (i) except for the negotiation, execution and delivery of this Agreement, Parent and its Subsidiaries have conducted their respective operations in all material respects in the ordinary course consistent with past practice, (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would reasonably be expected to have or result in, a Parent Material Adverse Effect, and (iii) neither Parent nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement without the prior written consent of the Company, would constitute a violation of Section 5.2 (a), (b), (c), (d), (e), (f), (g) and (h).

Section 4.8                                    Absence of Undisclosed Liabilities.  Except as set forth or reserved against in the balance sheet dated as of September 30, 2016 included in Parent Reports (the “Parent Balance Sheet”) or in the notes thereto, neither Parent nor any of the Parent Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) that would be material to Parent and the Parent Subsidiaries taken as a whole.  Since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities incurred in the ordinary course of business that individually or in the aggregate have not had, and would not be reasonably expected to have or result in, a Parent Material Adverse Effect, (ii) liabilities in respect of Litigation (which are the subject of Section 4.11) that would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole, and (iii) liabilities under Environmental Laws (which are the subject of Section 4.16) that would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.  Neither Parent nor any of the Parent Subsidiaries is in default in respect of the terms and conditions of any Indebtedness or other agreement which individually or in the aggregate has had, or would be reasonably expected to have or result in, a Parent Material Adverse Effect.

Section 4.9                                    Disclosure Documents.  The Form F-4, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.  The management information circular of Parent (“Parent Circular”) to be delivered to, or put at the disposal of, shareholders of Parent in connection with obtaining the Parent Shareholder Approval at the Parent Shareholders’ Meeting will, when provided to shareholders of Parent, comply as to form and substance in all material respects with the applicable requirements of Canadian Securities Laws.  None of the Parent Circular or any amendment or supplement thereto, will, at the date on which the Parent Circular or any amendment or supplement thereto is first mailed to shareholders of Parent or at the time such shareholders vote on the matters constituting the Parent Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Neither the Form F-4 nor any amendment or supplement thereto, will, at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by Parent in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Parent Circular or the Form F-4.

Section 4.10                             Employee Benefit Plans.  With respect to any Parent Benefit Plan that is a “registered pension plan” within the meaning of subsection 248(1) of the Income Tax Act

(Canada) (a “Canadian Pension Plan”), except as has not had, and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect, all liabilities of Parent (whether accrued, absolute, contingent or otherwise) related to all Canadian Pension Plans have been fully and accurately disclosed in all material respects in accordance with IFRS in the Parent Financial Statements.

Section 4.11                             Litigation; Compliance with Law.

(a)                                 (i) There is no Litigation pending or, to the Knowledge of Parent, threatened against, relating to or naming as a party thereto Parent or any of its Subsidiaries, any of their respective properties or assets or any of Parent’s officers or directors (in their capacities as such) that individually or in the aggregate has had, or would reasonably be expected to have, a Parent Material Adverse Effect, (ii) there is no Litigation pending or, to the Knowledge of Parent, threatened against, relating to or naming as a party thereto Parent or any of its Subsidiaries, which seeks to restrain, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, and (iii) there is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon Parent, any of its Subsidiaries or any of Parent’s officers or directors (in their capacities as such) that would be reasonably expected to prevent, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that individually or in the aggregate has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(b)                                 Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and since January 1, 2014, have been, in compliance with all applicable Laws and Parent Permits.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no, and since January 1, 2014, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit.

(c)                                  Without limiting the generality of Section 4.11(b) and mindful of the principles of the FCPA and the Corruption of Foreign Public Officials Act (Canada), neither Parent nor any of its Subsidiaries, nor, in any such case, to the Knowledge of Parent, any of their respective Representatives has, since January 1, 2015, (i) made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to Parent or any of its Subsidiaries, (ii) made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to Parent or any of its Subsidiaries or (iii) taken any action that would be reasonably likely to subject Parent or any of its Subsidiaries to liability or penalty under any and all Laws of any Governmental Entity.

(d)                                 Parent and its Subsidiaries hold all licenses, permits, certifications, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of Parent’s and the Parent Subsidiaries’ real property, assets and the conduct of their respective businesses as currently conducted (“Parent Permits”), except for Parent Permits under Environmental Laws (which are the subject of Section 4.16) and except where the failure to hold such Parent Permits individually or in the aggregate has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries has received notice that any material Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and except where such termination, modification or nonrenewal would not reasonably be expected to have a Parent Material Adverse Effect, Parent has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal.

Section 4.12                             Intellectual Property.

(a)                                 To the Knowledge of Parent, Section 4.12(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of (i) issued Patents and pending Patent applications, (ii) Trademark registrations and pending applications, and (iii) Copyright registrations and pending applications, in each case, which is owned or controlled by Parent or the Parent Subsidiaries in any jurisdiction in the world, except for any such items that are abandoned, expired, cancelled, withdrawn or finally refused. Parent or a Parent Subsidiary is the sole and exclusive beneficial and, with respect to pending applications and registrations, record owner of all of Intellectual Property items set forth in Section 4.12(a) of the Parent Disclosure Letter, and all such Intellectual Property is subsisting, and, to the Knowledge of Parent, valid and enforceable.

(b)                                 Since January 1, 2015, there has been no claim asserted or to the Knowledge of Parent threatened in writing (including in the form of offers or invitations to obtain a license)  against Parent or the Parent Subsidiaries alleging that the conduct of Parent’s or any of the Parent Subsidiaries’ business infringes, misappropriates, or otherwise violates, or has infringed, misappropriated, or otherwise violated the rights of any Person, and, to the Knowledge of Parent, there is no basis for any such claims.

(c)                                  Except as individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i)                                     Parent, or one of its Subsidiaries, owns or possesses adequate licenses or other legal rights to use all Intellectual Property used in the present conduct of the businesses of Parent and its Subsidiaries, and, with respect to the Intellectual Property owned by Parent or any of the Parent Subsidiaries, free and clear of all Liens, other than Permitted Liens;

(ii)                                  to the Knowledge of Parent, the conduct of Parent’s and each of the Parent Subsidiaries’ business as currently conducted, and the conduct of Parent’s and each of the Parent Subsidiaries’ business as conducted in the past three years, does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, the rights of any Person; and

(iii)                               to the Knowledge of Parent, no Person is materially infringing, misappropriating or otherwise violating any right of Parent or any of the Parent Subsidiaries with respect to any Intellectual Property owned or controlled by Parent or any of the Parent Subsidiaries in the conduct of Parent’s or the Parent Subsidiaries’ business, and no such claims have been asserted or threatened against any Person by Parent or Parent Subsidiaries, or to the Knowledge of Parent, any other Person in the past three years.

(d)                                 Parent and the Parent Subsidiaries have taken reasonable steps to protect the confidentiality of all material Trade Secrets that are owned, used or held by Parent and the Parent Subsidiaries, including entering into licenses and Contracts that require employees, licensees, contractors and other Persons with access to such Trade Secrets to safeguard and maintain the secrecy and confidentiality of such Trade Secrets.  To the Knowledge of Parent, such Trade Secrets have not been received by or disclosed to any Person except pursuant to a valid non-disclosure, license or other appropriate Contract.

(e)                                  Parent and the Parent Subsidiaries have at all times complied with all applicable Law relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Parent or the Parent Subsidiaries, and as of the date hereof no claims are pending or threatened against Parent or the Parent Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, except in either case that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f)                                   The consummation of the transactions contemplated by this Agreement will not under any Contract to which Parent or any of the Parent Subsidiaries is a party: (i) result in the loss of, or otherwise materially and adversely affect, any rights of Parent or the Parent Subsidiaries to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of Parent’s or the Parent Subsidiaries’ business, (ii) grant or require Parent or the Parent Subsidiaries to grant to any Person any rights with respect to any material Intellectual Property owned by Parent or any Parent Subsidiary, (iii) subject Parent or any of the Parent Subsidiaries to any material increase in royalties or other payments in respect of any Intellectual Property, (iv) require the consent of any Person in respect of any rights of Parent or the Parent Subsidiaries to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of Parent’s or the Parent Subsidiaries’ business or (v) materially diminish any royalties or other payments Parent or a Subsidiary of Parent would otherwise be entitled to in respect of any Intellectual Property.

(g)                                  During the past three years, to the Knowledge of Parent, (i) there have been no material security breaches in Parent’s or the Parent Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of Parent’s or its affiliates’ information technology systems that materially adversely affected Parent’s or the Parent Subsidiaries’ business or operations. Parent and the Parent Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.

Section 4.13                             International Trade Laws.

(a)                                 Except for non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2015, the business of Parent and the Parent Subsidiaries has been operated in compliance in all material respects with (A) all applicable Laws and all authorizations, registrations, clearances, or permits issued or granted by any Governmental Entity to Parent or the Parent Subsidiaries, in each case, concerning the exportation, re-exportation, and temporary importation of any products, technology, technical data and services, including those administered by, without limitation, the BIS, the DDTC, OFAC, the Export Controls Division of Global Affairs Canada (“GAC”), the Controlled Goods Directorate of Public Works and Government Services Canada, and the Canadian Industrial Security Directorate; and (B) United States anti-boycott regulations administered by the Office of Anti-boycott Compliance of the United States Department of Commerce, the IRS, and the Ontario Ministry of Consumer and Business Services.

(b)                                 Since January 1, 2015, neither Parent nor any of the Parent Subsidiaries has received any written notice from any Governmental Entity asserting that Parent or any of the Parent Subsidiaries or any agent or employee thereof has violated, is in material breach of, or has any material liability under, any International Trade Laws, and as of the date hereof, to the Knowledge of Parent, no investigation or review by any Governmental Entity is pending or has been threatened in writing against Parent or any of the Parent Subsidiaries with respect to any potential material violation or liability of Parent or any of the Parent Subsidiaries arising under or relating to any International Trade Laws.

(c)                                  Neither Parent nor the Parent Subsidiaries nor, to the Knowledge of Parent, any significant stockholder (i.e., a stockholder that owns 5% or more of the entity’s voting shares), director, officer, employee, agent, or affiliate or representative of Parent or the Parent Subsidiaries is a Restricted Person.

(d)                                 Neither Parent nor any of the Parent Subsidiaries has investments in or revenues from Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine, or otherwise conducts business with Restricted Persons.

Section 4.14                             Material Contracts.

(a)                                 As of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to any Contract required to be filed by Parent as a “material contract” pursuant to Part 12 of National Instrument 51-102 — Continuous Disclosure Obligations of the Canadian Securities Regulatory Authorities (a “Filed Parent Contract”), and as of the date hereof, no such Contract has been amended or modified since the date filed, other than pursuant to an amendment or modification filed, or which is not required to be filed, pursuant to Part 12 of National Instrument 51-102 — Continuous Disclosure Obligations of the Canadian Securities Regulatory Authorities.

Each Contract set forth on Section 4.14(b) of the Parent Disclosure Letter and each Filed Parent Contract is referred to herein as a “Parent Material Contract”.  Parent has previously made available to the Company true, complete and correct copies of each Parent Material Contract.

(b)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding, in full force and effect and enforceable in accordance with its respective terms, (ii) Parent and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Parent Material Contract, and (iii) no event or condition exists or has occurred which violates, conflicts with, results in a breach of any provision of or the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, results in the termination of or a right of termination or cancellation on the part of any party under, accelerates the performance required on the part of any party by, or results in the creation of any Lien (other than Permitted Liens) upon any of the assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Parent Material Contract.

Section 4.15                             Taxes.

(a)                                 (i) Each of Parent and each Parent Subsidiary has duly filed all material Tax Returns required to have been filed by it and such Tax Returns are accurate and complete in all material respects; (ii)  Parent and the Parent Subsidiaries have paid in full all material Taxes owed by them or for which they may be liable; and (iii) no deficiency for any material amount of Tax has been proposed, asserted, or assessed in writing by a taxing authority against Parent or any Parent Subsidiary which deficiency has not been paid, withdrawn or settled.

(b)                                 No material Tax Return of Parent or any Parent Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Parent, oral) notice of such an audit or examination has been received by Parent or any Parent Subsidiary. No waivers of the time to assess any Taxes of Parent or any Parent Subsidiary have been granted or requested, and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the assessment or collection of Taxes by any relevant taxing authority or the payment of any Tax by Parent or any Parent Subsidiary.  No other procedure, proceeding or contest of any refund or deficiency in respect of any material amount of Taxes is pending or on appeal with any Governmental Entity.

(c)                                  There are no Liens, other than Permitted Liens, with respect to Taxes against any of the assets of Parent or any Parent Subsidiary.  No written or, to the Knowledge of Parent, other claim has been received by Parent or any Parent Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(d)                                 Each of Parent and each Parent Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld.

(e)                                  Within the past three years, neither Parent nor any Parent Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f)                                   Other than an agreement or arrangement exclusively between or among the Parent and wholly owned Parent Subsidiaries and other than a commercial agreement or arrangement entered into in the ordinary course of business that does not relate primarily to Taxes, neither Parent nor any Parent Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement or has any liability for the Taxes of any Person as a result of being a member of a Consolidated Group (other than the Consolidated Group of which one or more of the Parent and the Parent Subsidiaries are and have been the only members), as a transferee or successor, or by contract or otherwise.

(g)                                  None of Parent or any of the Parent Subsidiaries is a party to any agreement with any taxing authority that would be terminated or adversely affected as a result of the Merger.

(h)                                 Neither Parent nor any Parent Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or non-U.S. Law).

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.15 and in Section 4.6 and are the only representations and warranties in this Agreement with respect to the Tax matters of Parent and the Parent Subsidiaries.

Section 4.16                             Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a)                                 Parent and the Parent Subsidiaries hold, and are currently, and at all times since January 1, 2012 have been, in compliance with all permits, licenses, registrations and other governmental authorizations required under all Environmental Laws for Parent and the Parent Subsidiaries to conduct their operations (“Parent Environmental Permits”), and are currently, and at all times since January 1, 2012 have been, otherwise in compliance with all applicable Environmental Laws and, to the Knowledge of Parent, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Parent Environmental Permits in the future.

(b)                                 Neither Parent nor any Parent Subsidiary has received any written Parent Environmental Claim and Parent has no Knowledge of any pending or threatened Parent Environmental Claim.

(c)                                  None of the property currently or formerly owned, leased, occupied, or operated by Parent or the Parent Subsidiaries is affected by any condition, and there has been no activity or failure to take any action by Parent, that could reasonably be expected to result in a liability or obligation for Parent under any Environmental Law.

(d)                                 No waste has been disposed of by Parent or the Parent Subsidiaries at any site or location that could give rise to a liability under any Environmental Law.

(e)                                  No underground storage tanks, friable asbestos, lead-based paint, or polychlorinated biphenyls are located at any property currently owned, leased or operated by Parent or any Parent Subsidiaries.

(f)                                   No Hazardous Material has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, Released or threatened to be Released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by Parent or the Parent Subsidiaries, in material violation of, or in a manner or to a location that could give rise to liability to Parent or the Parent Subsidiaries under Environmental Laws.

(g)                                  Neither Parent nor any Parent Subsidiary has assumed by contract, agreement (including any administrative order, consent agreement, release, waiver, lease or sale lease-back) or operation of law, or otherwise agreed, to (i) indemnify or hold harmless any other Person for any violation of any Environmental Law or any obligation or liability thereunder, or (ii) assume any liability for any Release of any Hazardous Material, conduct any response, removal or remedial action with regard to any Release of any Hazardous Material, or implement any institutional controls (including any deed restrictions) regarding any existing Hazardous Materials.

Section 4.17                             Parent Assets.

(a)                                 Parent and the Parent Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all of their respective material tangible properties and assets (real, personal or mixed) (the “Parent Assets”), including all such Parent Assets reflected in the Parent Balance Sheet or acquired since the date thereof (except as may have been disposed of since September 30, 2016 or may be disposed of after the date of this Agreement in accordance with this Agreement in either case in the ordinary course of business consistent with past practice), in each case, free and clear of any Liens, except Permitted Liens.  All properties and assets (including the Parent Real Property) reflected in the Parent Balance Sheet, taken as a whole, had a fair market and realizable value at least equal to the value thereof as reflected therein, and on the date of the Parent Balance Sheet.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all significant operating equipment of Parent and its Subsidiaries is in good operating condition, ordinary wear and tear excepted.

(b)                                 Section 4.17(b) of the Parent Disclosure Letter sets forth a true, correct and complete list as of the date hereof of each satellite owned by Parent or any Parent Subsidiary (the “Parent Satellites”), including with respect to each such Parent Satellite (i) the launch date, (ii) the best ground resolution, (iii) the annual collection capacity, (iv) the orbital altitude, (v) the expected end of depreciable life and (vi) the net book value.  Parent or a Parent Subsidiary has the right to operate each of the Parent Satellites.  As of the date hereof, there are no material abnormalities, material diminution of capacity, material degradation of, damage to, material loss of or destruction of each such Parent Satellite.

Section 4.18                             Insurance.  Since January 1, 2015, Parent and the Parent Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as Parent reasonably has determined to be appropriate or as required by applicable Law.

Section 4.19                             Financing.  Parent has delivered true, correct and complete copies of a commitment letter from Royal Bank of Canada, RBC Capital Markets, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with their Affiliates, successors and assigns permitted thereunder, the “Debt Providers”) together with any related fee letters (solely in the case of the fee letter, with only the fee amounts, pricing, “market flex” provisions and other economic terms contained therein redacted (collectively, the “Commitment Letter”) whereby such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in the amounts described therein.  As of the date of this Agreement, the Commitment Letter has not been amended, supplemented or modified, and, to the Knowledge of Parent, the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and, to the Knowledge of Parent, no amendment, termination or modification is contemplated, except as set forth in the Commitment Letter (it being understood that the exercise of “market flex” provisions under the fee letter shall not be deemed an amendment or modification).  As of the date of this Agreement, there are no side letters or other agreements or contracts of any kind, in each case, to which Parent or any of its Subsidiaries is a party, relating to the debt financing that reduces the amount of, or otherwise affects the conditionality or availability of, the Financing on the Closing Date, other than as expressly set forth in the Commitment Letter.  There are no conditions precedent or contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters.  The Commitment Letter, in the form so delivered, is in full force and effect as of the date of this Agreement and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, in each case except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to the enforcement or creditors’ rights generally or by general principles of equity.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Commitment Letter.  As of the date of this Agreement (a) Parent is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of Parent, in the Commitment Letter inaccurate in any material respect, (b) assuming the conditions set forth in Section 6.1 and Section 6.3 have been satisfied, Parent has no reason to believe that any of the conditions to the Financing will fail to be satisfied on the Closing Date and (c) Parent has no reason to believe that any portion of the Financing to be made available on the Closing Date pursuant to the Commitment Letter will not be made available to Parent on the Closing Date.  Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid by it on or prior to the date of this Agreement.  Parent expressly acknowledges that its ability to obtain financing is not a condition to its obligations under this Agreement.

Section 4.20                             Related Party Transactions.  Section 4.18 of the Parent Disclosure Letter contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Parent or any of its Subsidiaries, on the one hand, and any of their respective affiliates (other than Parent or any of its direct or indirect wholly owned Subsidiaries)

on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2015 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Parent and its Subsidiaries taken as a whole.

Section 4.21                             Investment Company.  Neither Parent nor any of the Parent Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act or the Advisers Act.

Section 4.22                             Recommendation of Parent Board.  The Parent Board, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend approval of the issuance of Parent Common Shares to be issued in connection with this Agreement to the shareholders of Parent (the “Parent Board Recommendation”).

Section 4.23                             Brokers.  Except for Bank of America Merrill Lynch and BMO Nesbitt Burns Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.  Parent is solely responsible for the fees and expenses of Bank of America Merrill Lynch and BMO Nesbitt Burns Inc. as and to the extent set forth in the engagement letters dated February 20, 2017 and February 10, 2017, respectively.  Parent has previously delivered to the Company a true and correct copy of such engagement letters.

Section 4.24                             Merger Sub.  Merlin Holdco is the sole stockholder of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since its date of incorporation or formation, as applicable, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.25                             Freely Tradeable Shares.  The Parent Common Shares to be issued as the Stock Consideration shall be registered or qualified for distribution, or exempt from or not subject to any requirement for registration or qualification for distribution, under Canadian Securities Laws, U.S. federal securities laws and the state securities of each U.S. state where holders entitled to receive such shares are located.  Such securities will not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act of 1933, as amended, and shall not be subject to any “hold period” resale restrictions under National Instrument 45-102 — Resale of Securities of the Canadian Securities Regulatory Authorities, provided the conditions in subsection 2.6(3) (paragraphs 2 through 5) thereof are satisfied in respect of any such trade.

Section 4.26                             No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article IV and Section 5.7(b), neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.  Parent, Merlin Holdco and Merger Sub hereby acknowledge and agree that, except for the representations and warranties set forth in Article III and Section 5.7(b) (in each case as qualified and limited by the Company Disclosure Letter), none of the Company or any of its Subsidiaries, or any of their respective affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merlin Holdco, Merger Sub or any of their respective affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Parent, Merlin Holdco, Merger Sub or any of their respective affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise.

Section 4.27                             Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent, Merlin Holdco, Merger Sub and their respective affiliates, stockholders and Representatives, Parent, Merlin Holdco, Merger Sub and their respective affiliates, stockholders and Representatives have received from the Company and its affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations.  Parent, Merlin Holdco and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans).  Parent, Merlin Holdco and Merger Sub each expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by the Company or any Person with respect to the Company other than the representations and warranties set forth in this Agreement.

ARTICLE V
COVENANTS

Section 5.1                                    Interim Operations of the Company.  The Company covenants and agrees as to itself and the Company Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except (w) for matters set forth in Section 5.1 of the Company Disclosure Letter, (x) for matters expressly permitted or required by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time (which, except with respect to Section 5.1(b) and Section 5.1(r) solely as they relate to the Specified Matter set forth in Section 5.1 of the Company Disclosure Letter, consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 the business of the Company and the Company Subsidiaries shall be conducted in all material respects in the ordinary course consistent with past practices, and the Company shall use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of the Company Subsidiaries, maintain its rights, franchises, licenses and other authorizations issued by Governmental Entities, to keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;

(b)                                 the Company shall not, nor shall it permit any of the Company Subsidiaries to, incur or commit to any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to in an amount not materially greater in the aggregate than, and during the same calendar quarter set forth in, 110% of the Company’s current capital budget attached to Section 5.1(b) of the Company Disclosure Letter, provided that the limit for any calendar quarter shall be deemed increased by the amount of capital expenditures not made in any applicable prior calendar quarter or quarters and the amount of capital expenditures allocated for any calendar quarter may be increased by no more than $10 million from a future calendar quarter so long as the amount of capital expenditures allocated for any calendar year remains the same.

(c)                                  the Company shall not, nor shall it permit any of the Company Subsidiaries to, amend its certificate of incorporation or bylaws or similar organizational documents;

(d)                                 the Company shall not, nor shall it permit any of the Company Subsidiaries to (i) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock, other than dividends and distributions by a direct or indirect Company Subsidiary to the Company or another Company Subsidiary (such dividends to be made, in proportion to the ownership thereof and consistent with past practice in the case of a distribution by a less than wholly owned direct or indirect Company Subsidiary) and other than dividends provided for in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company and paid by the Company consistent with past practice; (ii) adjust, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any of the Company Subsidiaries or any securities of Company or any of its Subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any of the Company Subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than with respect to this clause (iii), (A) the withholding or acquisition of shares of Company Common Stock to satisfy tax obligations or any applicable exercise or purchase price with respect to awards granted pursuant to the Company Equity Plans or (B) the acquisition by the Company of awards granted pursuant to the Company Equity Plans in connection with the termination or forfeiture of such awards in accordance with the terms of such awards;

(e)                                  the Company shall not, nor shall it permit any of the Company Subsidiaries to issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (i) any shares of capital stock of the Company or any of the Company Subsidiaries (other than shares of Company Common Stock issued upon conversion of Company Convertible Preferred

Stock in accordance with the terms of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company), (ii) any other equity interests or voting securities of the Company or any of the Company Subsidiaries, (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any of the Company Subsidiaries, (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any of the Company Subsidiaries, any rights issued by the Company or any of the Company Subsidiaries that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any of the Company Subsidiaries or (v) any Company Voting Debt, in each case other than the issuance of shares of Company Common Stock upon the exercise of Company Options and the payment of Company RSUs outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement and any grants, pledges, encumbrances or Liens with respect to the Company Existing Credit Facility;

(f)                                   the Company shall not, nor shall it permit any of the Company Subsidiaries to do any of the following other than, in each case, in the ordinary course of business consistent with past practice, as required to comply with applicable Law, as contemplated, permitted or required by this Agreement, or as required by the existing terms of any Company Benefit Plan: (i) grant any increase in the compensation or benefits payable or to become payable by the Company or any of the Company Subsidiaries to any former or current director or executive officer of the Company or any of the Company Subsidiaries, (ii) grant any increase in the compensation or benefits payable or to become payable by the Company or any of the Company Subsidiaries to any former or current non-executive officer or employee of the Company or any of the Company Subsidiaries, (iii) grant any additional rights to severance or termination pay to, or enter into any severance agreement with, any former or current director, officer or employee of the Company or any of the Company Subsidiaries,  (iv) establish, adopt, enter into, amend or terminate any bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination or severance plan, agreement, trust, fund, policy or other benefit arrangement as to any such former or current director, officer or employee of the Company or any of the Company Subsidiaries, or (v) accelerate the vesting or payment of compensation or benefits under any Company Benefit Plan; provided, however, that this Section 5.1(f) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees or to other employees (in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business) plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(g)                                  the Company shall not, nor shall it permit any of the Company Subsidiaries to, make any material change to its methods of accounting, except in accordance with changes in U.S. GAAP as concurred to by the Company’s independent auditors;

(h)                                 the Company shall not, nor shall it permit any of the Company Subsidiaries to, acquire by merging or consolidating with, by purchasing an equity interest in or a material portion of the business of, or by any other manner, any Person or other business organization (other than any wholly owned Subsidiary of the Company), division or business of such Person or any assets if the aggregate amount of the consideration paid or transferred by the Company and the Company Subsidiaries in connection with such transaction and all other such transactions after the date of this Agreement would exceed, individually or in the aggregate, $10,000,000 or if such transaction would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(i)                                     the Company shall not, nor shall it permit any of the Company Subsidiaries to, sell, lease, license (except in the ordinary course of business), mortgage, sell and leaseback, exchange, transfer, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens or otherwise dispose of, or agree to sell, lease, license (except in the ordinary course of business), mortgage, sell and leaseback, exchange, transfer, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens or otherwise dispose of, any of the Company Assets or any interests therein that individually have a fair market value in excess of $10,000,000, in the aggregate have a fair market value in excess of $25,000,000, or are otherwise material, individually or in the aggregate, to Company;

(j)                                    the Company shall not, nor shall it permit any of the Company Subsidiaries to, incur any Indebtedness, except for (i) Indebtedness incurred in the ordinary course of business pursuant to existing letters of credit or the Company Existing Credit Facility not to exceed $25,000,000 in the aggregate (for clarity, such amounts may be incurred, repaid and, subject to such limitation, incurred again), (ii) Indebtedness in replacement of existing Indebtedness, (iii) guarantees by the Company of existing Indebtedness of any of its wholly-owned Company Subsidiaries, (iv) letters of credit regarding performance bonds, refund bonds or bid bonds or (v) intercompany debt;

(k)                                 the Company shall not, nor shall it permit any of the Company Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned Company Subsidiaries, or by such Company Subsidiaries to the Company or other wholly-owned Company Subsidiaries) exceeding $10,000,000 in the aggregate;

(l)                                     the Company shall not, nor shall it permit any of the Company Subsidiaries to (i) except in the ordinary course of business and except as set forth in clause (ii) of this Section 5.1(l), pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of the Company Benefit Plans and Company Material Contracts made available to Parent as in effect on the date of this Agreement or the repayment of intercompany debt, or (ii) compromise, settle, grant any waiver or release relating to any Litigation, other than settlements or compromises of litigation where the aggregate amount paid or to be paid does not exceed $2,500,000 for any individual claim or series of related claims, or $10,000,000 in the aggregate for all claims;

(m)                             the Company shall not, nor shall it permit any of the Company Subsidiaries to, engage in any transaction with (except (i) pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Section 3.21 of the Company Disclosure Letter and (ii) as permitted under Section 5.1(f)), or enter into or materially amend any agreement, arrangement, or understanding, directly or indirectly, with any of the Company’s affiliates;

(n)                                 the Company shall not, nor shall it permit any of the Company Subsidiaries to, (i) adopt or change any material method of Tax accounting, (ii) make or change any material Tax election, except as consistent with past practice, (iii) make a material amendment to any Tax Return, (iv) surrender any right to claim a material refund or offset of any Taxes, or (v) make a request for a material Tax ruling, enter into a closing agreement with respect to or settle or compromise any material Tax liability;

(o)                                 the Company shall not, nor shall it permit any of the Company Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or any agreement relating to a Company Acquisition Proposal, except as provided for in Section 5.3(b)(ii);

(p)                                 the Company shall not, nor shall it permit any of the Company Subsidiaries to, enter into or amend any Contract, if such Contract or amendment of a Contract would reasonably be expected to prevent, materially impede, or materially delay the consummation of the Merger;

(q)                                 the Company shall not, nor shall it permit any of its Subsidiaries to, enter into or amend any Company Material Contract  that would materially restrain, limit or impede the Company’s or any of the Company Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on the Company’s or any of the Company Subsidiaries’ activities;

(r)                                    the Company shall not, nor shall it permit any of the Company Subsidiaries to, (i) terminate or cancel any Company Material Contract (other than the non-renewal of existing Company Material Contracts and other than the termination or cancellation of Company Material Contracts in the ordinary course of business) or (ii) enter into or amend any Contract that, if entered into on the date hereof, would have been a Company Material Contract, unless in the case of this clause (ii), (A) such Contract is entered into in the ordinary course of business, consistent with past practice and (B) such Contract, or in the case of an amendment, such amendment, does not require Company or any of the Company Subsidiaries to make payments in excess of $20,000,000 over the term of such Contract;

(s)                                   except in the ordinary course of the Company’s or the Company Subsidiaries’ business consistent with past practice, the Company shall not, nor shall it permit any of the Company Subsidiaries to, (i) grant, agree to grant to any Person, or dispose of or permit to lapse any rights to any material Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of Parent, any material Trade Secret, or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any material Intellectual Property;

(t)                                    the Company shall not, nor shall it permit any of the Company Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing; and

(u)                                 the Company shall not, and shall not permit any Company Subsidiary to, take any action which would cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the Closing Date as a result of the Merger.

Section 5.2                                    Interim Operations of Parent.  Parent covenants and agrees as to itself and the Parent Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except (w) for matters set forth in Section 5.2 of the Parent Disclosure Letter, (x) for matters expressly permitted or required by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by the Company after the date of this Agreement and prior to the Effective Time (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                 the business of Parent and the Parent Subsidiaries shall be conducted in all material respects in the ordinary course consistent with past practices, and Parent shall use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of the Parent Subsidiaries, maintain its rights, franchises, licenses and other authorizations issued by Governmental Entities, to keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;

(b)                                 Parent and its Subsidiaries will use their reasonable best efforts to continue to, in consultation with the Government of Canada and its key stakeholders, execute its United States access strategy, which will include further restructuring of all or part of Parent’s corporate and operating structure so that the ultimate parent of the Company and Merlin Holdco is incorporated in the United States by the end of 2019, subject to customary approvals;

(c)                                  Parent shall not amend the Parent Notice of Articles and the Parent Articles and Merlin Holdco shall not adopt any material change in the comparable similar organizational documents of the Parent Subsidiaries that would adversely affect the consummation of the Merger or the other transactions contemplated by this Agreement;

(d)                                 Parent and Merlin Holdco shall not, nor shall Merlin Holdco permit any of the Parent Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock, other than the payment by Parent of quarterly cash dividends on Parent Common Shares consistent with past practice at a rate not to exceed a quarterly rate of CAD$0.37 per Parent Common Share and dividends and distributions by a direct or indirect Parent Subsidiary to Parent or another Parent Subsidiary; (ii) adjust, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any of the Parent Subsidiaries or any securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any of the Parent Subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than with respect to this clause (iii), (A) the withholding of shares of Parent Common Shares to satisfy tax obligations with respect to awards granted pursuant to the Parent Share Plans, (B) the acquisition by Parent of awards granted pursuant to the Parent Share Plans in connection with the termination or forfeiture of such awards or (C) the acquisition, redemption or repurchase or cash settlement by Parent or any Parent Subsidiary of its obligations under any awards granted pursuant to the Parent Share Plans;

(e)                                  Parent and Merlin Holdco shall not, nor shall Merlin Holdco permit any of the Parent Subsidiaries to issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (i) any shares of capital stock of Parent or any of the Parent Subsidiaries, (ii) any other equity interests or voting securities of Parent or any of the Parent Subsidiaries, (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any of the Parent Subsidiaries, (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any of the Parent Subsidiaries or (v) any Parent Voting Debt, in each case other than (A) the issuance of shares of Parent Common Shares in connection with the conversion or vesting of Parent equity awards outstanding as of the date hereof or Parent equity awards issued after the date hereof in the ordinary course of business consistent with past practice, or the issuance of Parent equity awards in the ordinary course of business consistent with past practice pursuant to any Parent Share Plans sponsored or maintained by Parent, (B) the issuance by a wholly owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly owned Subsidiary of Parent; (C) any grants, pledges, encumbrances or Liens with respect to the Parent Existing Credit Facility or the Parent Note Purchase Agreement, (D) sales of Parent Common Shares in a public offering for cash consideration if the number of shares of Parent Common Shares so issued does not exceed in the aggregate 10% of the issued and outstanding Parent Common Shares as of the date of this Agreement, (E) issuances of Parent Common Shares as consideration in an acquisition, by merger or otherwise, of assets or any Person, subject to compliance with Section 5.2(h), and (F) issuances of Parent Common Shares for cash consideration in connection with (1) the repayment of any Indebtedness of the Company and its Subsidiaries or (2) any financing in connection with the consummation of the transactions contemplated by this Agreement;

(f)                                   Parent and Merlin Holdco shall not, nor shall Merlin Holdco permit any of the Parent Subsidiaries to, make any material change to its methods of accounting, except in accordance with changes in IFRS as concurred to by the Parent’s independent auditors;

(g)                                  (i) Parent and Merlin Holdco shall not adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or Merlin Holdco (other than the Merger and other than as required or permitted pursuant to Section 5.2(b)) and (ii) except as would not or would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger, Parent and Merlin Holdco shall not and Merlin Holdco shall not permit any of the Parent Subsidiaries to adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Parent Subsidiaries (other than the Merger);

(h)                                 except as would not or would not reasonably be expected to prevent, materially impede or delay the consummation of the Merger, Parent and Merlin Holdco shall not acquire by merger or otherwise, any assets or securities of any Person (other than another wholly owned Subsidiary of Parent or Merlin Holdco) or any portion of the business or property of any entity or merger, consolidate or enter into any other business combination transaction with any Person (other than another wholly owned Subsidiary of Parent or Merlin Holdco);

(i)                                     Parent and Merlin Holdco shall not, nor shall Merlin Holdco permit any of the Parent Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing; and

(j)                                    the Parent shall not, and shall not permit any Parent Subsidiary to, take any action which would cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code from and after the Closing Date as a result of the Merger.

Section 5.3                                    Non-Solicitation by Company; Company Change in Recommendation.

(a)                                 Except as permitted by this Section 5.3, the Company shall, and the Company shall cause its Subsidiaries and shall use its reasonable best efforts to cause its Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by or on behalf of the Company with respect to any actual or potential Company Acquisition Proposal, and with respect to third Persons with whom discussions or negotiations have been terminated on, prior to or subsequent to the date hereof, the Company shall request and use its commercially reasonable efforts to obtain (it being understood that such efforts shall not require the Company to engage in litigation), pursuant to its contract rights, the return or the destruction of confidential information previously furnished by the Company, its Subsidiaries or any of its or their Representatives.  Except as otherwise specifically permitted by this Section 5.3, the Company shall not, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause any of its or their Representatives not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by furnishing or providing information) any inquiries, proposals or offers with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to a Company Acquisition Proposal; (ii) enter into, participate or engage in or continue any discussions or negotiations with any Person with respect to a Company Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to a Company Acquisition Proposal; (iii) furnish or provide any non-public information regarding the Company or its Subsidiaries to any Person, or provide access to any Person to the properties, assets or employees of the Company or its Subsidiaries in connection with or in response to a Company Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to a Company Acquisition Proposal; (iv) approve or recommend to the Company’s stockholders any Company Acquisition Proposal; or (v) approve or recommend to the Company’s stockholders, or execute or enter into, any letter of intent or agreement in principal, or any other Contract contemplating or otherwise relating to a Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement as provided in Section 5.3(b)(ii)).

(b)                                 Notwithstanding anything to the contrary in this Section 5.3, the Company may:

(i)                                     to the extent required by applicable Law, comply with Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that the Company shall not, except as expressly permitted by Section 5.3(c), make any Company Adverse Recommendation Change in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements; and

(ii)                                  prior to the adoption of this Agreement by the Company’s stockholders, the Company may engage in the activities prohibited by Section 5.3(a)(ii) and Section 5.3(a)(iii) with any Person who has made a bona fide written Company Acquisition Proposal that did not result from a material violation of Section 5.3(a); provided, however, that (A) no non-public information may be furnished to such Person until the Company enters into an executed Company Acceptable Confidentiality Agreement with such Person; provided, further, that any such Company Acceptable Confidentiality Agreement may not contain provisions that prohibit the Company from complying with the provisions of this Section 5.3 and the Company shall substantially concurrently provide to Parent any information concerning the Company or its Subsidiaries provided to any other Person in connection with a Company Acquisition Proposal that was not previously provided or made available to Parent; (B) prior to engaging in any activities prohibited by Section 5.3(a)(ii) and Section 5.3(a)(iii), the Company shall provide Parent with written notice of the identity of such Person and of the Company’s intention to take such action; and (C) prior to taking any such actions (other than solely to clarify the terms and conditions of a Company Acquisition Proposal), the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such Company Acquisition Proposal is, or could reasonably be expected to lead to a Company Superior Proposal, and after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(c)                                  Notwithstanding anything to the contrary in this Section 5.3, prior to the obtaining of the Company Stockholder Approval, the Company Board may (i) in the case of a Company Acquisition Proposal that did not result from a material violation of Sections 5.3(a) or 5.3(b), make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1 if the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such Company Acquisition Proposal constitutes a Company Superior Proposal and the failure of the Company Board to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; or (ii) in the absence of a Company Acquisition Proposal, and solely in response to a Company Intervening Event, make a Company Adverse Recommendation Change if the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that the failure of the Company Board to make such Company Adverse Recommendation Change in response to such Company Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.  The Company Board shall not make a Company Adverse Recommendation Change pursuant to Section 5.3(c)(i) or terminate this Agreement pursuant to Section 7.1(g) unless prior to taking such action (A) the Company has given Parent prior written notice (which notice shall (1) include a copy of the proposed transaction agreements with the Person making such Company Superior Proposal, (2) specify the material terms and conditions of any such Company Superior Proposal not otherwise reflected by the agreements reflected in clause (1) (including the identity of the Person making such Company Superior Proposal), and (3) inform Parent that the Company intends to take such action at the end of the Company Superior Proposal Notice Period) (such notice being referred to herein as a “Company Superior Proposal Notice”); (B) the Company has negotiated and has used its reasonable best efforts to cause its Representatives to negotiate, in good faith with Parent, to the extent Parent wishes to negotiate, during the period starting on the date Parent receives the Company Superior Proposal Notice and ending at 11:59 p.m., Eastern Time on the fourth Business Day following such receipt (such time, a “Company Superior Proposal Notice Period”), with respect to any revisions of the terms of this Agreement proposed by Parent; and (C) at the end of such Company Superior Proposal Notice Period, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors and taking into account any proposed binding changes to the terms and conditions of this Agreement proposed by Parent in response to such Company Acquisition Proposal, that such Company Acquisition Proposal remains a Company Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.  The Parties agree that any amendment to the financial terms or other material terms of a Company Superior Proposal following the delivery of a Company Superior Proposal Notice in respect of such Company Superior Proposal shall require delivery of another Company Superior Proposal Notice and another Company Superior Proposal Notice Period in respect of such amended Company Superior Proposal, except that if the only change to the Company Superior Proposal is a change in price, then the Company Superior Proposal Notice Period shall be the greater of the remaining time of the Company Superior Proposal Notice Period in effect prior to the delivery of such new Company Superior Proposal Notice and the period starting on the date Parent receives such new Company Superior Proposal Notice and ending at 11:59 p.m., Eastern Time on the second Business Day following such receipt.  The Company Board shall not make a Company Adverse Recommendation Change pursuant to Section 5.3(c)(ii) unless prior to taking such action: (A) the Company has given Parent prior written notice (which notice shall (1) provide a detailed description of the Company Intervening Event and (2) inform Parent that the Company intends to make such Company Adverse Recommendation Change at the end of the Company Intervening Event Notice Period) (such notice being referred to herein as a “Company Intervening Event Notice”); (B) the Company has negotiated, and has used its reasonable best efforts to cause its Representatives to negotiate, in good faith with Parent, to the extent Parent wishes to negotiate, during the period starting on the date Parent receives the Company Intervening Event Notice and ending at 11:59 p.m., Eastern Time on the fourth Business Day following such receipt (such time, a “Company Intervening Event Notice Period”), with respect to any revisions to the terms of this Agreement proposed by Parent; and (C) following the end of such Company Intervening Event Notice Period, the Company Board shall have considered in good faith any changes to this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that notwithstanding such proposed changes, failure to take such actions in response to a Company Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d)                                 The Company shall advise Parent in writing within 24 hours of the receipt of (i) any Company Acquisition Proposal, and (ii) any request for material non-public information relating to the Company or any of its Subsidiaries made by any Person, and any inquiry or request for discussions or negotiations with the Company or any of its Representatives, in each case relating to a Company Acquisition Proposal or which could reasonably be expected to lead to a Company Acquisition Proposal.  The Company shall provide to Parent, within such 24 hour time period, the identity of each Person that makes a Company Acquisition Proposal or request and a copy of any such Company Acquisition Proposal or request (or, where no such copy is available, a description of the material terms of any such Acquisition Proposal or request).  The Company shall keep Parent informed on a reasonably prompt basis of the status of any such Company Acquisition Proposal or request (including the identity of the parties and price involved and any material change to the material terms and conditions thereof) and provide Parent as promptly as reasonably practicable, and in any event within 24 hours, with copies of all correspondence and other written material sent to or received from the party or parties making such Company Acquisition Proposal (or such party’s or parties’ Representatives) in connection with any such Company Acquisition Proposal or request.

Section 5.4                                    Non-Solicitation by Parent; Parent Change in Recommendation.

(a)                                 Except as permitted by this Section 5.4, Parent shall, and Parent shall cause its Subsidiaries and shall use its reasonable best efforts to cause its Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by or on behalf of Parent with respect to any actual or potential Parent Acquisition Proposal, and with respect to third Persons with whom discussions or negotiations have been terminated on, prior to or subsequent to the date hereof, Parent shall request and use its commercially reasonable efforts to obtain, pursuant to its contract rights, the return or the destruction of confidential information previously furnished by Parent, its Subsidiaries or any of its or their Representatives. Except as otherwise specifically permitted by this Section 5.4, Parent shall not, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause any of its or their Representatives not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by furnishing or providing information) any inquiries, proposals or offers with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to a Parent Acquisition Proposal; (ii) enter into, participate or engage in or continue any discussions or negotiations with any Person with respect to a Parent Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to a Parent Acquisition Proposal; (iii) furnish or provide any non-public information regarding Parent or its Subsidiaries to any Person, or provide access to any Person to the properties, assets or employees of Parent or its Subsidiaries in connection with or in response to a Parent Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to a Parent Acquisition Proposal; (iv) approve or recommend to Parent’s stockholders any Parent Acquisition Proposal; or (v) approve or recommend to Parent’s stockholders, or execute or enter into, any letter of intent or agreement in principal, or any other Contract contemplating or otherwise relating to a Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement as provided in Section 5.4(b)(ii)).

(b)                                 Notwithstanding anything to the contrary in this Section 5.4, Parent may:

(i)                                     To the extent required by applicable Law, comply with National Instrument 62-104 — Take-Over Bids and Issuer Bids of the Canadian Securities Regulatory Authorities; provided, however, that Parent shall not, except as expressly permitted by Section 5.4(c), make any Parent Adverse Recommendation Change in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements; and

(ii)                                  Prior to the obtaining of the Parent Shareholder Approval, Parent may engage in the activities prohibited by Section 5.4(a)(ii) and Section 5.4(a)(iii) with any Person who has made a bona fide written Parent Acquisition Proposal that did not result from a material violation of Section 5.4(a); provided, however, that (A) no non-public information may be furnished to such Person until Parent enters into an executed Parent Acceptable Confidentiality Agreement with such Person; provided, further, that any such Parent Acceptable Confidentiality Agreement may not contain provisions that prohibit Parent from complying with the provisions of this Section 5.4 and Parent shall substantially concurrently provide to the Company any information concerning Parent or its Subsidiaries provided to any other Person in connection with a Parent Acquisition Proposal that was not previously provided or made available to the Company; (B) prior to engaging in any activities prohibited by Section 5.4(a)(ii) and Section 5.4(a)(iii), Parent shall provide the Company with written notice of the identity of such Person and of Parent’s intention to take such action; and (C) prior to taking any such actions (other than solely to clarify the terms and conditions of a Parent Acquisition Proposal), the Parent Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such Parent Acquisition Proposal is, or could reasonably be expected to lead to a Parent Superior Proposal, and after consultation with its outside counsel, the Parent Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(c)                                  Notwithstanding anything to the contrary in this Section 5.4, prior to the obtaining of the Parent Shareholder Approval, the Parent Board may (i) in the case of a Parent Acquisition Proposal that did not result from a material violation of Section 5.4(a) or Section 5.4(b), make a Parent Adverse Recommendation Change if the Parent Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal and the failure of the Parent Board to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; or (ii) in the absence of a Parent Acquisition Proposal, and solely in response to a Parent Intervening Event, make a Parent Adverse Recommendation Change if the Parent Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that the failure of the Parent Board to make such Parent Adverse Recommendation Change in response to such Parent Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.  The Parent Board shall not make a Parent Adverse Recommendation Change pursuant to Section 5.4(c)(i) unless prior to taking such action (A) Parent has given the Company prior written notice (which notice shall (1) include a copy of the proposed transaction agreements with the Person making such Parent Superior Proposal, (2) specify the material terms and conditions of any such Parent Superior Proposal not otherwise reflected by the agreements reflected in clause (1) (including the identity of the Person making such Parent Superior Proposal), and (3) inform the Company that Parent intends to take such action at the end of the Parent Superior Proposal Notice Period) (such notice being referred to herein as a “Parent Superior Proposal Notice”); (B) Parent has negotiated, and has used its reasonable best efforts to cause its Representatives to negotiate, in good faith with the Company, to the extent the Company wishes to negotiate, during the period starting on the date the Company receives the Parent Superior Proposal Notice and ending at 11:59 p.m., Eastern Time on the fourth Business Day following such receipt (such time, a “Parent Superior Proposal Notice Period”), with respect to any revisions of the terms of this Agreement proposed by the Company; and (C) at the end of such Parent Superior Proposal Notice Period, the Parent Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors and taking into account any proposed binding changes to the terms and conditions of this Agreement proposed by the Company in response to such Parent Acquisition Proposal, that such Parent Acquisition Proposal remains a Parent Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. The Parties agree that any amendment to the financial terms or other material terms of a Parent Superior Proposal following the delivery of a Parent Superior Proposal Notice in respect of such Parent Superior Proposal shall require delivery of another Parent Superior Proposal Notice and another Parent Superior Proposal Notice Period in respect of such amended Parent Superior Proposal, except that if the only change to the Parent Superior Proposal is a change in price, then the Parent Superior Proposal Notice Period shall be the greater of the remaining time of the Parent Superior Proposal Notice Period in effect prior to the delivery of such new Parent Superior Proposal Notice and the period starting on the date the Company receives such new Parent Superior Proposal Notice and ending at 11:59 p.m., Eastern Time on the second Business Day following such receipt. The Parent Board shall not make a Parent Adverse Recommendation Change pursuant to Section 5.4(c)(ii) unless prior to taking such action, (i) Parent has given the Company prior written notice (which notice shall (1) provide a detailed description of the Parent Intervening Event and (2) inform the Company that Parent intends to make such Parent Adverse Recommendation Change at the end of the Parent Intervening Event Notice Period) (such notice being referred to herein as an “Parent Intervening Event Notice”); (ii) Parent has negotiated, and has used its reasonable best efforts to cause its Representatives to negotiate, in good faith with the Company, to the extent the Company wishes to negotiate, during the period starting on the date the Company receives the Parent Intervening Event Notice and ending at 11:59 p.m., Eastern Time on the fourth Business Day following such receipt (such time, a “Parent Intervening Event Notice Period”), with respect to any revisions to the terms of this Agreement proposed by the Company; and (iii) following the end of such Parent Intervening Event Notice Period, the Parent Board shall have considered in good faith any changes to this Agreement proposed in writing by the Company, and shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that notwithstanding such proposed changes, failure to take such actions in response to a Parent Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d)                                 Parent shall advise the Company in writing within 24 hours of the receipt of (i) any Parent Acquisition Proposal, and (ii) any request for material non-public information relating to Parent or any of its Subsidiaries made by any Person, and any inquiry or request for discussions or negotiations with Parent or any of its Representatives, in each case relating to a Parent Acquisition Proposal or which could reasonably be expected to lead to a Parent Acquisition Proposal.  Parent shall provide to the Company, within such 24 hour time period, the identity of each Person that makes a Parent Acquisition Proposal or request and a copy of any such Parent Acquisition Proposal or request (or, where no such copy is available, a description of the material terms of any such Acquisition Proposal or request).  Parent shall keep the Company informed on a reasonably prompt basis of the status of any such Parent Acquisition Proposal or request (including the identity of the parties and price involved and any material change to the material terms and conditions thereof) and provide the Company as promptly as reasonably practicable, and in any event within 24 hours, with copies of all correspondence and other written material sent to or received from the party or parties making such Parent Acquisition Proposal (or such party’s or parties’ Representatives) in connection with any such Parent Acquisition Proposal or request.  For purposes of this Section 5.4(d), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 8.5(bbb) except that all references to “20%” therein shall be deemed to be references to “50%.”

Section 5.5                                    Access to Information and Properties.

(a)                                 Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the authorized representatives of the other Party, including officers, employees, accountants, counsel, financial advisors and other representatives of the other Party, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, offices, contracts, books, commitments, records, data and books and personnel and, during such period, it shall, and shall cause each of its Subsidiaries to, make available to the other Parties all information concerning its business, properties and personnel as the other Parties may reasonably request. In addition, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause its customers, suppliers, lenders and other creditors to be available to the other Party.  All information provided that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and under the joint defense doctrine.  No Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or work product doctrine, or contravene any Law or binding agreement entered into prior to the date of this Agreement.  The Company and Parent will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 Parent and the Company will hold any information obtained or contemplated under Section 5.5(a) in accordance with the provisions of the confidentiality agreement between the Company and Parent, dated as of December 14, 2016 (the “Confidentiality Agreement”).

(c)                                  No investigation by Parent or the Company or their respective Representatives made pursuant to this Section 5.5 shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

Section 5.6                                    Further Action; Reasonable Best Efforts.

(a)                                 Upon the terms and subject to the conditions herein provided, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated or required by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the Parties, to obtain all necessary authorizations, consents and approvals (including CFIUS Approval and the Regulatory Approvals), and to effect all necessary notifications, registrations and filings (including any registrations, notifications and filings required to be made in connection with obtaining such approvals).  Each of the Parties shall (i) promptly inform the other Party of any communication received by such Party from, or given by such party to a Governmental Entity, promptly providing copies to the other Party of any such written communications regarding any of the transactions contemplated by this Agreement and of any communication received or given in connection with any proceeding by a private party regarding the transactions contemplated by this Agreement; (ii) permit the other Party to review in advance any written communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference or communication with any Governmental Entity relating to the transactions contemplated by this Agreement and (iii) not participate in any communication with a Governmental Entity regarding CFIUS Approval, Regulatory Approvals or obtaining the expiration or termination of the waiting period under the HSR Act in connection with the transactions contemplated by this Agreement without giving the other Party an opportunity to participate in such communication. Each of the Parties shall (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, provided that if the Parties cannot agree on any tactic or strategy after good faith discussions, Parent shall have the final determination of any such tactic or strategy, (ii) supply the other Parties or their respective outside counsel with any information (other than information subject to attorney-client or attorney work-product privilege) that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by any Governmental Entity in which any such filings or submissions are made as promptly as practicable, (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Laws as soon as practicable and (v) use their reasonable best efforts to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required under or in connection with any applicable Laws or from any Governmental Entity (including the CFIUS Approval and Regulatory Approvals).  The Parties may designate, as they deem advisable and necessary, any sensitive information materials required to be provided to the other under this Section 5.6(a) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials or its counsel. Notwithstanding the prior two sentences, Parent is not required to provide Company or its representatives with personal identifying information required to be submitted to CFIUS pursuant to and are not required to share any information required to be submitted to CFIUS under 31 C.F.R. § 800.402(c)(6)(vi)(B).

(b)                                 In furtherance and without limiting Section 5.6(a), the Company and Parent shall: (i) as soon as practicable and in any event within 15 Business Days after the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation; (ii) as soon as practicable make any filing, notice or application under any other applicable Competition Laws and shall use reasonable best efforts to respond as promptly as practical to all inquiries received from any Governmental Entity with jurisdiction over any such Competition Laws; (iii) make any required filings in connection with Regulatory Approvals and make any filings and provide any information requested by a Governmental Entity from a party in respect of the Regulatory Approvals, and supply as promptly as reasonably practicable as required in applicable regulations any additional information and documentary material (other than information subject to attorney-client or attorney work-product privilege) that may be requested by CFIUS, DSS, NOAA, DDTC or other Governmental Entity, as applicable, in connection with obtaining CFIUS Approval and the Regulatory Approvals; (iv) consistent with Section 721, file a draft joint voluntary notice with CFIUS with respect to the Merger (and in no event later than 20 Business Days from the date hereof), and as promptly as practicable thereafter, file a formal joint voluntary notice with CFIUS; and (v) use its reasonable best efforts consistent with this Section 5.6 to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) and to obtain CFIUS Approval and the Regulatory Approvals as promptly as reasonably practicable.  Notwithstanding the foregoing, if CFIUS notifies Parent and the Company that CFIUS intends to send a report to the President of the United States recommending that the President act to suspend or to prohibit the Merger, either Parent or the Company may request a withdrawal of the notice filed with CFIUS in connection with the CFIUS Approval in which case the “CFIUS Approval” shall be deemed to be withheld.

(c)                                  Each of the Parties shall use its respective reasonable best efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger.

(d)                                 In addition to, and without limiting the generality of, the obligations set forth in this Section 5.6, each of the Company and Parent agree with respect to any DSS foreign ownership, control and influence (“FOCI”) review (i) to file as promptly as practicable, all certificates pertaining to foreign interests and similar notifications or documents (including any FOCI mitigation plan) required or advisable in order to ensure after the Effective Time that Parent, the Company and their respective Subsidiaries maintain their respective facility security clearances and personnel security clearances issued by DSS and to remain in compliance with and perform under the Contracts of Parent, the Company and their respective Subsidiaries and with applicable U.S. national industrial security laws and regulations; and (ii) to supply, as promptly as practicable, any additional documents and information that may be required or requested in connection with any DSS FOCI review. Subject to the limitations set forth in Section 5.6(g), the Parties shall take, and cause their affiliates to take, any and all actions necessary, and agree to all such requirements or conditions as may be requested or required by DSS in connection with, or as a condition of, the receipt of DSS Approval of any FOCI mitigation plan and make such changes to the FOCI mitigation plan as are requested or required by DSS in order to obtain DSS Approval.

(e)                                  In addition to, and without limiting the generality of, the obligations set forth in this Section 5.6, the Company and its Subsidiaries, in coordination with the other Parties, will use reasonable best efforts to timely submit to DDTC the 60-day notice pursuant to Section 122.4(a)-(b) of the International Traffic in Arms Regulations.

(f)                                   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.

(g)                                  Notwithstanding the foregoing provisions of this Section 5.6, neither Parent nor any of its Subsidiaries (including Merlin Holdco and Merger Sub) shall be required to, as a condition to obtaining any required approval (including, for greater certainty, the CFIUS Approval and the Regulatory Approvals) or resolving any objection of any Governmental Entity, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure that constitutes an Extraordinary Condition.  In addition, the Company shall not, and shall not permit any of its Subsidiaries to, in connection with obtaining any required approval of any Government Entity in connection with this Agreement or the transactions contemplated thereby, offer to agree, or agree, to any undertaking, term, condition, liability, obligation, commitment, sanction or other measure, without Parent’s prior written consent. For purposes of this Agreement, “Extraordinary Condition” means any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (i) that would or would reasonably be expected to result in a material change to the timing of Parent’s plan to reincorporate in the U.S. as set forth in Section 5.16 of this Agreement, (ii) that would have a material negative financial impact on Parent and the Parent Subsidiaries (on a consolidated basis) or the Company and the Company Subsidiaries (on a consolidated basis) or (iii) that would require Parent or any of its Subsidiaries (including the Company and its Subsidiaries) to enter into a proxy agreement or voting trust agreement with respect to the services provided by Condor under the NGA Contract.

(h)                                 Each of the Parties shall use its reasonable best efforts to obtain the opinion described in Section 6.2(e) and Section 6.3(e), as applicable and shall deliver to O’Melveny & Myers LLP, KPMG LLP, Ernst & Young LLP, Vinson & Elkins LLP or such other nationally recognized tax advisor or legal counsel, as applicable, such representations, warranties and covenants as described in Section 6.2(e) and Section 6.3(e), as applicable, as such counsel may reasonably request and that can be made by such Party in good faith.

Section 5.7                                    Disclosure Documents; Stockholders’ Meetings.

(a)                                 The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, the Parent Circular and the Form F-4, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any consents, approvals or waivers are required to be obtained from Parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement, the Parent Circular, the Form F-4 and seeking timely to obtain any such actions, consents, approvals or waivers. The Proxy Statement will be included as part of the Form F-4.  Each of Parent and the Company shall use their respective reasonable best efforts to file with the SEC the Form F-4 as soon as practicable following the date hereof.  Each of the Company and Parent shall use reasonable best efforts to have the Proxy Statement cleared by the SEC and the Form F-4 declared effective by the SEC as promptly as practicable and to keep the Form F-4 effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement.  The Company and Parent shall, as promptly as practicable after receipt thereof, provide the other Party copies of any written comments and advise the other Party of any oral comments with respect to the Proxy Statement, the Parent Circular and the Form F-4 received by any Governmental Entity.  The Parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement, the Parent Circular or the Form F-4 prior to filing such documents with any Governmental Entity, and will provide each other with a copy of all such filings made with any Governmental Entity.

(b)                                 The information supplied by the Company, Parent and Merger Sub or any of their respective affiliates for inclusion in the Form F-4 shall not, at the time the Form F-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, or necessary in order to make the statements therein not misleading.  The information supplied by the Company, Parent and Merger Sub or any of their respective affiliates for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The information supplied by the Company, Parent and Merger Sub or any of their respective affiliates for inclusion in the Parent Circular shall not, at the date the Parent Circular (or any supplement thereto) is first mailed to the shareholders of Parent or at the time of the Parent Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Effective Time, any event or circumstance relating to the Company, Parent and Merger Sub or any of their respective affiliates, or its or their respective officers or directors, should be discovered by the Company, Parent or Merger Sub that should be set forth in an amendment to the Form F-4 or a supplement to the Proxy Statement or Parent Circular, the Company, Parent or Merger Sub shall promptly inform the other Parties hereto thereof in writing. All documents that the Company or Parent is responsible for filing with the

SEC or the Canadian Securities Regulatory Authorities in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder and the Canadian Securities Laws and the rules and regulations thereunder.

(c)                                  The Company, acting through the Company Board, shall, in accordance with its certificate of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the Form F-4 becomes effective for the purposes of voting upon the adoption of this Agreement in no event later than 45 days after such date, the Company Stockholder Meeting for the purpose of considering and taking action upon this Agreement, and shall, except as otherwise provided in Section 5.3(c), (i) recommend adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”) and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such adoption; provided, however, that (A) the Company may change the date of, postpone or adjourn the Company Stockholder Meeting (but not to a date later than the Business Day prior to the End Date) to the extent that it has determined in good faith, after consultation with outside legal counsel and Parent (and its outside counsel), that such change, postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting; and (B) the Company may (and if Parent so requests, the Company shall (it being  understood and agreed that the Company is not obligated to change the date of, postpone or adjourn if so requested by Parent more than two times)), change the date of, postpone or adjourn the Company Stockholder Meeting (but not to a date later than the Business Day prior to the End Date and provided that the Company shall not be required to set a new record date) if as of the time for which the Company Stockholder Meeting is scheduled (1) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (2) at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting.  The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding any withdrawal, amendment or modification by the Company Board or any committee thereof of its recommendation of this Agreement in accordance with Section 5.3(c) or the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal, or any other fact or circumstance, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval.

(d)                                 Parent shall prepare and, concurrently with the mailing of the Proxy Statement to the stockholders of the Company, Parent shall (i) file with the Canadian Securities Regulatory Authorities the Parent Circular for the purpose of seeking the approval of its shareholders of the issuance of Parent Common Shares in connection with this Agreement and (ii) mail the Parent Circular to the shareholders of Parent.  Parent will cause the Parent Circular to comply as to form in all material respects with applicable Law (including Canadian Securities Laws).  Subject to the last sentence of this Section 5.7(d), Parent will take, in accordance with applicable Law and the Parent Notice of Articles and the Parent Articles, all action necessary to convene a special meeting of its shareholders (the “Parent Shareholders’ Meeting”) to consider and vote upon the approval of the issuance of Parent Common Shares in connection with this Agreement; provided, however, that (A) Parent may change the date of, postpone or adjourn the Parent Shareholder Meeting (but not to a date later than the Business Day prior to the End Date) to the extent that it has reasonably determined, after consultation with outside legal counsel and the Company (and its outside counsel), that such change, postponement or adjournment is necessary to ensure that any required supplement or amendment to the Parent Circular is provided to Parent’s shareholders within a reasonable amount of time in advance of the Parent Shareholder Meeting; and (B) Parent may (and if the Company so requests, Parent shall (it being understood and agreed that Parent is not obligated to change the date if so requested by the Company more than two times)) change the date of, postpone or adjourn the Parent Shareholder Meeting (but not to a date later than the Business Day prior to the End Date and provided that Parent shall not be required to set a new record date) if as of the time for which the Parent Shareholder Meeting is scheduled (1) there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholder Meeting or (2) at such time Parent has not received proxies sufficient to allow the receipt of the Parent Shareholder Approval at the Parent Shareholder Meeting. Parent shall keep the Company updated with respect to proxy solicitation results as reasonably requested by the Company.  Parent shall promptly take any action required to be taken under foreign or state securities or blue sky laws in connection with the issuance of Parent Common Shares in connection with the Merger. Notwithstanding any withdrawal, amendment or modification by the Parent Board or any committee thereof of its recommendation of the Parent Shareholder Approval in accordance with the terms of this Agreement, or any other fact or circumstance, the Parent Shareholders Meeting shall be held for the purpose of obtaining the Parent Shareholder Approval.  Notwithstanding the foregoing, Parent shall have no obligation to convene or hold the Parent Shareholder Meeting to consider and vote upon the approval of the issuance of Parent Common Shares in connection with this Agreement and Parent shall be permitted to adjourn, postpone or cancel the Parent Shareholders Meeting if called, until all of the conditions set forth in Sections 6.1(c) and (d) have been satisfied (and  the condition set forth in Section 6.1(b) would have been satisfied if the Parent Shareholder Meeting had occurred on the date on which the conditions set forth in Section 6.1(c) and (d) had first  been satisfied).

Section 5.8                                    Notification of Certain Matters.  Each of the Company, on one hand, and Parent and Merger Sub, on the other hand, shall give prompt notice to the other of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. In addition, the Company shall give prompt notice to Parent of any fact, event or circumstance known to the Company that would reasonably be expected, individually or taken together with all other facts, events and circumstances known to the Company, to result in a Company Material Adverse Effect.  Parent shall give prompt notice to the Company of any fact, event or circumstance known to Parent that would reasonably be expected, individually or taken together with all other facts, events and circumstances known to Parent, to result in a Parent Material Adverse Effect.

Section 5.9                                    Directors’ and Officers’ Insurance and Indemnification.

(a)                                 From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, each present and former officer, director, manager, employee and agent of the Company and any of its Subsidiaries in such capacities (“Indemnified Parties”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder) arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director, manager, employee or agent of another Person).

(b)                                 From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and each of Parent and Merlin Holdco shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c)                                  Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and each of Parent and Merlin Holdco shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance and maintain such endorsement in full force and effect for its full term.  Notwithstanding the foregoing, in no event will Parent be required to expend, in the aggregate, an amount in excess of 300% of the annual premiums currently paid by the Company and its Subsidiaries for the Current D&O Insurance (the “Maximum Premium”). If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and each of Parent and Merlin Holdco shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance.

(d)                                 In the event Parent, Merlin Holdco or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, Merlin Holdco or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 5.9.

(e)                                  The provisions of this Section 5.9 are intended to be in addition to the rights otherwise available to any Indemnified Party by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(f)                                   In the event that, after the Effective Time, any excise tax is payable by any Indemnified Party pursuant to Section 4985 of the Code, as such section may be amended or modified (or, for the avoidance of doubt, any successor section), Parent shall, or shall cause the Surviving Corporation to, pay to each such individual, by no later than the time such excise tax is required to be paid by such individual or withheld by Parent or its Subsidiary, an amount equal to the sum of the excise tax payable by such individual, plus the amount necessary to put the individual in the same after-tax position (taking into account any applicable Taxes, including taxes payable upon such payment) that such individual would have been in if such individual had not incurred such excise tax.

Section 5.10                             Publicity.  No Party nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other Party and shall not issue any such press release or announcement without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with, or regulation of, any U.S. or foreign securities exchange or regulatory authority if all reasonable best efforts have been made to consult with the other Party.  Notwithstanding the foregoing, no such consultation or consent shall be required with respect to the publication of any press release or announcement with respect to a Company Adverse Recommendation Change made in accordance with Section 5.3(c) or a Parent Adverse Recommendation Change made in accordance with Section 5.4(c). The Company, Parent, Merlin Holdco and Merger Sub agree that the press release announcing the execution and delivery of this Agreement will be the joint release of the Company and Parent in the form of Exhibit C hereto.

Section 5.11                             Financing.

(a)                                 Parent shall use reasonable best efforts to obtain and effectuate the Financing on a timely basis on the terms and conditions described in the Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Commitment Letter and negotiate and enter into definitive agreements with respect to the applicable Commitment Letter on terms and conditions contained in the Commitment Letter, (ii) satisfy (or, at the option of Parent, seek waiver of) all conditions to funding applicable to Parent contained in the applicable Commitment Letter (or any definitive agreements related thereto) within its or any of its affiliates’ control, (iii) upon satisfaction of such conditions, consummate the applicable Financing, and draw the full amount of the Financing required on the Closing Date, at or prior to the Closing Date and (iv) pay any and all commitment or other fees in a timely manner that become payable by Parent under the Commitment Letter following the date of this Agreement.  Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing.  Parent shall give the Company reasonably prompt notice upon having Knowledge of any breach by any party of the Commitment Letter or any termination of the Commitment Letter.

(b)                                 In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall promptly notify Company and shall use reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement upon the terms set forth herein and therein and otherwise on terms not less favorable to Parent than the terms and conditions set forth in the Commitment Letter as promptly as practicable following the occurrence of such event.  Parent shall deliver to Company true and complete copies of all agreements (including any fee letter (subject to customary redactions)) pursuant to which any such alternative source shall have committed to provide Parent with all or any portion of the Financing.  In the event any alternative financing source is required to be obtained, (i) any reference in this Agreement to the “Financing” shall include the financing contemplated by the alternate source, (ii) any reference in this Agreement to the “Commitment Letter” shall be deemed to include any commitment letter of the alternative financing source, (iii) any reference in this Agreement to “fee letter” shall be deemed to include any fee letter relating to the alternative financing source and (iv) any reference in this Agreement to the “Debt Providers” shall refer to the alternative financing sources. Parent shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Commitment Letter or the definitive agreements relating to the Financing that would (A) add new conditions precedent or expand any of the conditions precedent set forth therein as in effect on the date of this Agreement (unless such new or expanded conditions precedent would not reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the Financing), (B) reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the Financing, (C) reduce the aggregate cash amount of the funding commitments under the Commitment Letter in effect on the date of this Agreement to be funded on the Closing Date (except (x) in connection with a Senior Notes Election (as defined in the Commitment Letter) by the aggregate principal amount of the Senior Notes (as defined in the Debt Commitment Letter) the proceeds of which are available on the Closing Date to finance the Transaction or (y) as set forth in any “flex provisions” in the Commitment Letter and, to the extent resulting from an increase in the amount of fees to be paid or original issue discount, if any revolving facility or increased term loan is available to satisfy such amounts or original issue discount), or (D) otherwise adversely affect in any material respect the ability of Parent to enforce its rights against the other parties to the Commitment Letter or would reasonably be expected to materially delay the Closing (collectively, the “Restricted Commitment Letter Amendments”) (provided, that subject to the limitations set forth in this Section 5.11(b), Parent may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement, including by novation, joinder or other agreement for valid transfer of commitments from a Debt Provider party to the Commitment Letter as of the date of this Agreement to such new Debt Provider under the Commitment Letter (which novation, joinder or other agreement for valid transfer shall become effective under the terms of the Commitment Letter as agreed between the Parent and the Debt Providers, without further action, consent or waiver by any other party to this Agreement) (but not to make any other changes except as permitted by this Section 5.11(b), but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Commitment Letter Amendment).  Parent shall promptly deliver to Company true, complete and correct copies of any amendment, modification or replacement, in whole or in part, of the Commitment Letter.  Parent shall keep Company reasonably apprised of material adverse developments relating to the Financing, including any material dispute or disagreement between or among any parties to the Commitment Letter with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing and/or the definitive documentation related thereto).

Section 5.12                             Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in connection with the Merger to be conditionally approved for listing on the TSX, subject only to the provision of such required documentation as is customary in the circumstances.  To the extent requested by Parent, prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.13                             Employee Benefits.

(a)                                 From the Closing Date until the earlier to occur of (i) the first (1st) anniversary of the Closing Date or (ii) the termination of a Continuing Company Employee’s employment with Parent and its Subsidiaries (including but not limited to Surviving Corporation and its Subsidiaries), Parent shall, and shall cause its affiliates (including but not limited to Surviving Corporation and its Subsidiaries) to, provide each individual employed by the Company or one of its Subsidiaries immediately prior to the Closing (the “Continuing Company Employees”) a base salary or base wage rate, as applicable, that is not less than the Continuing Company Employee’s base salary or base wage rate, as applicable, as in effect immediately prior to the Closing and compensation and employee benefits (excluding equity-based compensation) that, in the aggregate, are substantially comparable to such compensation and benefits provided to such Continuing Company Employees by the Company or its Subsidiaries immediately prior to the Closing (but excluding any transaction-based retention or other extraordinary, special, or one-time, non-recurring compensation or benefits); provided, however, that nothing in this Section 5.13 shall be interpreted to require Parent to provide for the participation of any Continuing Company Employees in any benefit plan of Parent or its affiliates.

(b)                                 As of the Closing Date, Parent shall provide, or cause its affiliates to provide, to each Continuing Company Employee under each employee benefit plan, program and arrangement established or maintained by Parent or its affiliates in which Continuing Company Employees may be eligible to participate after the Closing Date (the “Post-Closing Plans”), credit for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits (but not for purposes of benefit accrual) for full or partial years of service with Company or its affiliates (including any predecessors) performed at any time prior to the Closing Date to the extent such service was taken into account under the analogous Company Benefit Plan immediately prior to the Closing Date; provided, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any Continuing Company Employee.

(c)                                  For purposes of each Post-Closing Plan providing medical, dental, prescription drug and/or vision benefits, or other welfare benefits to any Continuing Company Employee, Parent shall, or shall cause its affiliates to, use commercially reasonable efforts to cause all pre-existing condition exclusions, actively-at-work requirements, evidence of insurability requirements, and waiting periods of such Post-Closing Plan to be waived for such Continuing Company Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous Company Benefit Plan immediately prior to the Closing Date.  Parent shall, or shall cause its affiliates to, use commercially reasonable efforts to cause any Post-Closing Plan to provide each Continuing Company Employee with credit for any co-payments and deductibles paid by such Continuing Company Employee and his or her covered dependents prior to the Closing Date and in the same plan year as the plan year in which the Closing Date occurs for purposes of satisfying any applicable deductible, coinsurance, or maximum out-of-pocket requirements under the analogous Post-Closing Plan for its plan year in which the Closing Date occurs as though such amounts had been paid in accordance with the terms and conditions of the applicable Post-Closing Plan.

(d)                                 This Section 5.13 shall be binding upon and inure solely to the benefit of each Party, and except as set forth in Section 5.13(e), nothing in this Section 5.13, express or implied, shall confer upon any Continuing Company Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Except as set forth in Section 5.13(e), nothing in this Section 5.13, express or implied, shall be deemed an amendment of any plan providing benefits to any Continuing Company Employee or as altering the at-will nature of any Continuing Company Employee’s employment.

(e)                                  For the terms of the agreements or arrangements, Parent and Merlin Holdco shall honor, and shall cause the Company or the Surviving Corporation, as applicable, to honor, in accordance with their terms, the employment, severance and change in control agreements and arrangements that are listed on Section 5.13(e) of the Company Disclosure Letter, as well as the retention plan to be adopted and referenced on Section 5.1(f) of the Company Disclosure Letter, provided, in the case of the retention plan to be adopted and referenced on Section 5.1(f) of the Company Disclosure Letter, that such plan does not provide for vesting of retention awards granted thereunder to occur no earlier than the earlier of (i) the first (1st) anniversary of the Closing Date or (ii) the involuntary termination by the Parent or its Subsidiaries (including but not limited to Surviving Corporation and its Subsidiaries) of a Continuing Company Employee’s employment with such entities for a reason other than “cause” (as such term is defined in such plan).  In addition, Parent and Merlin Holdco shall maintain, and shall cause the Company or the Surviving Corporation, as applicable, to maintain for one year following the Closing, a severance policy for Continuing Company Employees that is not less favorable than the Company’s severance policy as currently in effect.

Section 5.14                             Financing Cooperation.  Prior to the Closing, the Company shall use its reasonable best efforts to provide, and shall cause its affiliates and Representatives to use reasonable best efforts to provide, in connection with the arrangement of any debt financing, all reasonable cooperation requested by Parent that is customary in connection with the arrangement of debt financing for transactions that are substantially similar to the transactions contemplated by this Agreement, which reasonable best efforts shall include: (i) furnishing the Debt Providers the Required Information; (ii) participating in a reasonable number of meetings, drafting sessions, road shows, rating agency presentations and due diligence sessions and sessions with rating agencies at times and locations mutually agreed and reasonably coordinated in advance thereof; (iii) assisting upon request in the preparation of, and providing information to assist the Parent in preparing, pro forma financial statements and financial projections, (iv) furnishing to Parent for distribution to the Debt Providers as promptly as practicable following a request therefor with pertinent information regarding the Company’s assets and operations as is customary in connection with the Financing, including providing, as promptly as practicable following a request therefor, monthly financial and operating data relating to the Company’s assets and operations that is reasonably requested by Parent; (v) assisting Parent and the Debt Providers upon request in the preparation of (A) a customary offering document for any of the Financing (including assistance with preparation of a customary offering document for a senior notes offering); (B) materials for rating agency presentations and (C) similar documents required in connection with the Financing; (vi) taking all corporate actions, subject to the consummation of the Closing, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available to Parent; (vii) facilitate and assist the appropriate authorized representatives of the Company on and as of the Closing to execute and deliver any pledge and security documents, definitive financing documents or other  certificates or documents as may be reasonably requested by Parent or otherwise facilitating the pledging of collateral for delivery at the consummation of the Financing on and as of the Closing (unless otherwise specified); provided that the effectiveness of any such pledges (or delivery of stock certificates) or documents shall be subject to the occurrence of the Closing; (viii) providing, if requested by Parent, customary authorization letters to the Debt Providers authorizing the distribution of information to prospective lenders; (ix) cooperate reasonably with the Debt Providers’ due diligence, to the extent customary and reasonable; (x) obtaining accountant’s comfort letters reasonably requested by Parent and customary for financings similar to the Financing; (xi) obtaining customary payoff letters, lien terminations and releases and instruments of discharge to be provided at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness and release of Liens contemplated by the repayment or refinancing of such Indebtedness to be paid off, discharged and terminated on the Closing Date; and (xii) at least five (5) Business Days prior to the Closing, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent which relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT ACT to the extent requested at least nine (9) Business Days prior to Closing (or at such times as will reasonably allow the Company to comply with such request).  The foregoing notwithstanding, (v) none of the Company or any of the Company Subsidiaries shall be required to take any action to the extent it would (1) interfere unreasonably with the business or operations of the Company or any of the Company Subsidiaries or (2) conflict with the organizational documents of the Company or any of the Company Subsidiaries or any applicable Law, (w) no Person who is a director of the Company or any Company Subsidiary at any time prior to the Closing (a “Pre-Closing Director”) shall be required to take any action to approve the Financing in its capacity as a Pre-Closing Director, (x) no written agreement of the Company or the Company Subsidiaries or any of their respective affiliates, officers, directors, employees, stockholders, agents or Representatives with respect to the Financing shall be effective until the Closing (other than with respect to any authorization letters described in clause (vi) of this Section 5.14), (y) none of the Company nor any of the Company Subsidiaries or any of their respective affiliates, officers, directors, employees, stockholders and Representatives shall be required to pay any commitment or other similar fee, and (z) none of the Company or any of the Company Subsidiaries or any of their respective affiliates, stockholders, agents and Representatives shall be required to incur any cost or expense except to the extent such cost or expense (i) is reimbursed by Parent in connection with the Financing prior to or at the Closing or (ii) solely in the case of the Company and the Company Subsidiaries, is contingent upon the Closing.  Parent shall, promptly upon request by the Company, reimburse the Company, the Company Subsidiaries and their respective affiliates, stockholders and Representatives for all reasonable and documented out-of-pocket costs incurred thereby in connection with such cooperation and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective affiliates, stockholders and other Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith, except for any losses (I) arising out of information furnished in connection with the Financing by or on behalf of the Company, the Company Subsidiaries or any of their respective affiliates, stockholders and other Representatives or (II) that are the result of willful misconduct, gross negligence, intentional fraud or intentional misrepresentation committed by or on behalf of the Company, the Company Subsidiaries or any of their respective affiliates, stockholders and other Representatives in connection with this Agreement or the transactions contemplated hereby.  All non-public or otherwise confidential information regarding the Company, the Company Subsidiaries and their respective affiliates obtained by Parent and its affiliates, officers, directors, employees, stockholders, agents and representatives pursuant to this Section 5.14 shall be kept confidential in accordance with the Confidentiality Agreement, provided, however, that any such information may be disclosed or provided to Parent’s Debt Providers subject to customary confidentiality undertakings.  Notwithstanding anything to the contrary in this Agreement, the Parties agree that the condition set forth in Section 6.3(b), as it applies to the Company’s obligations under this Section 5.14, shall be deemed satisfied unless the failure of such condition to be satisfied was caused by the willful and material breach by the Company of its obligations under this Section 5.14.

Section 5.15                             Listing of Parent Common Shares on the NYSE or the Nasdaq.  Prior to the Closing Date, Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in connection with the Merger, including pursuant to Section 1.7, to be conditionally approved for listing on the New York Stock Exchange or the Nasdaq, subject to official notice of issuance. The Company shall use its reasonable best efforts to cooperate with Parent in connection with the foregoing, including by providing information reasonably requested by Parent in connection therewith.

Section 5.16                             United States Access Strategy.  Upon consummation of the Merger, Parent and its Subsidiaries will use their reasonable best efforts to continue to, in consultation with the Government of Canada and its key stakeholders, execute its United States access strategy.  This will include further restructuring of all or part of Parent’s corporate and operating structure so that the ultimate parent of the Company and Merlin Holdco is incorporated in the United States by the end of 2019, subject to customary approvals.

Section 5.17                             Obligations of Merger Sub.  Parent and Merlin Holdco shall each take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 5.18                             Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all reasonable steps intended to cause the transactions contemplated by Article I and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent Common Shares or Converted RSUs in connection with this Agreement by each individual who (a) is a director or officer of the Company subject to Section 16 of the Exchange Act, or (b) at the Effective Time is or will become a director or officer of Parent subject to Section 16 of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.19                             Securities Law Matters.  Parent shall timely take all steps (including filing any required securities registration statements) necessary for it to comply with applicable Law regarding its assumption of the Converted RSUs and any payment of the Converted RSU Parent Stock Consideration.

Section 5.20                             Equity Award Notices.  As soon as practicable after the Effective Time, Parent shall deliver (i) to the holder of each Company Option that is cancelled pursuant to Section 1.7 appropriate notices setting forth the consideration payable to such holder pursuant to Section 1.7, (ii) to the holder of each Company RSU that is cancelled pursuant to Section 1.7 appropriate notices setting forth the consideration payable to such holder pursuant to Section 1.7, and (iii) to the holder of each Converted RSU appropriate notices setting for the Converted RSU Cash Consideration and Converted RSU Parent Stock Consideration with respect thereto.

ARTICLE VI
CONDITIONS

Section 6.1                                    Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions (any or all of which may be waived by the Parties in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                 (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law and (ii) the Parent Shareholder Approval shall have been obtained in accordance with applicable Law;

(b)                                 No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal;

(c)                                  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under any Competition Law shall have expired or been terminated;

(d)                                 The CFIUS Approval and the Regulatory Approvals shall have been obtained (and all conditions to such approval required to be satisfied as of Closing shall have been satisfied or waived) and shall remain in full force and effect;

(e)                                  The Form F-4 shall have been declared effective, and no stop order suspending the effectiveness of the Form F-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(f)                                   The Parent Common Shares issuable to the stockholders of the Company in connection with the Merger and in respect of Company Equity Awards in accordance with Section 1.7 shall have been conditionally approved for listing on the TSX, subject only to the provision of such required documentation as is customary in the circumstances.

Section 6.2                                    Conditions to the Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)                                 (i) The representations and warranties of each of Parent, Merlin Holdco and Merger Sub in Section 4.2(a) and Section 4.7(ii) shall be true and correct (except, with respect to Section 4.2(a), for any de minimis inaccuracies) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of each of Parent and Merger Sub set forth in Section 4.2 (other than Section 4.2(a)), Section 4.4 and Section 4.23 shall be true and correct in all material respects when made and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate has not had, and would not be reasonably expected to have a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent by each of two senior executive officers of Parent to the foregoing effect;

(b)                                 Each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the Chief Executive Officer of each of Parent and Merger Sub to such effect;

(c)                                  Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect;

(d)                                 The Parent Common Shares issuable to the stockholders of the Company in connection with the Merger and in respect of Company Equity Awards in accordance with Section 1.7 shall have been authorized for listing on the NYSE or the Nasdaq, in either case, subject to official notice of issuance; and

(e)                                  (1) The Company shall have received an opinion of any of O’Melveny & Myers LLP or  Ernst & Young LLP or if none of the foregoing is able or willing to render the required opinion, a nationally recognized tax advisor or legal counsel, in each case reasonably acceptable to the Company and Parent, dated as of the Closing Date to the effect that Section 7874 of the Code, the regulations promulgated thereunder, and any official interpretation thereof as set forth in published guidance by the IRS should not apply in such a manner so as to cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code after giving effect to the transactions contemplated by this Agreement from and after the Closing Date or (2) Parent shall have received an opinion of KPMG LLP or Vinson & Elkins LLP or if none of the foregoing is able or willing to render the required  opinion, a nationally recognized tax advisor or legal counsel, in each case reasonably acceptable to the Company and Parent which opinion (x) satisfies the condition in Section 6.3(e), (y) has been provided to the Company and (z) the Company shall be specifically permitted by the issuer of such opinion to rely on such opinion.  In rendering such opinion, O’Melveny & Myers LLP, KPMG LLP, Ernst & Young LLP, Vinson & Elkins LLP or such other nationally recognized tax advisor or legal counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parties and any of their respective affiliates as to such matters as such counsel may reasonably request.

Section 6.3                                    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)                                 (i) The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.7(ii) shall be true and correct (except, with respect to Section 3.2(a), for any de minimis inaccuracies) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 3.2 (other than Section 3.2(a)), Section 3.4 and Section 3.25 shall be true and correct in all material respects when made and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate has not had, and would not be reasonably expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by each of two senior executive officers of the Company to the foregoing effect;

(b)                                 The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer to such effect;

(c)                                  Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d)                                 On behalf of the holders of shares of Company Common Stock and any other equity interests in the Company, the Company shall have provided to Parent and Merlin Holdco a duly completed and executed certificate, meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3) and dated as of the Closing Date, to the effect that the Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation and, accordingly, the shares of Company Common Stock are not U.S. real property interests; and

(e)                                  (1) Parent shall have received an opinion of any of KPMG LLP, Vinson & Elkins LLP or if none of the foregoing is able or willing to render the required opinion, a nationally recognized tax advisor or legal counsel, in each case reasonably acceptable to the Company and Parent dated as of the Closing Date to the effect that Section 7874 of the Code, the regulations promulgated thereunder, and any official interpretation thereof as set forth in published guidance by the IRS should not apply in such a manner so as to cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code after giving effect to the transactions contemplated by this Agreement from and after the Closing Date or (2) the Company shall have received an opinion of O’Melveny & Myers LLP or  Ernst & Young LLP or if none of the foregoing is able or willing to render the required opinion, a nationally recognized tax advisor or legal counsel, in each case reasonably acceptable to the Company and Parent which opinion (x) satisfies the condition in Section 6.2(e), (y) has been provided to Parent and (z) Parent shall be specifically permitted by the issuer of such opinion to rely on such opinion.  In rendering such opinion, O’Melveny & Myers LLP, KPMG LLP, Ernst & Young LLP, Vinson & Elkins LLP or such other nationally recognized tax advisor or legal counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parties and any of their respective affiliates as to such matters as such counsel may reasonably request.

ARTICLE VII
TERMINATION

Section 7.1                                    Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger and this Agreement by the stockholders of the Company or any approval of the matters constituting the Parent Shareholder Approval by the shareholders of Parent):

(a)                                 by the mutual consent of Parent and the Company in a written instrument;

(b)                                 by either the Company or Merlin Holdco upon written notice to the other, if:

(i)                                     the Merger shall not have been consummated on or before 5:00 p.m. Eastern Time on December 7, 2017 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii)                                  any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the Parties shall have used their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable;

(iii)                               the  Company Stockholder Approval shall not have been obtained in accordance with applicable Law at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote to obtain the Company Stockholder Approval was taken;

(iv)                              the Parent Shareholder Approval shall not have been obtained in accordance with applicable Law at the Parent Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote to obtain the Parent Shareholder Approval was taken; or

(v)                                 if CFIUS notifies Parent and the Company in writing that CFIUS intends to send a report to the President of the United States recommending that the President act to suspend or to prohibit the Merger.

(c)                                  by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (ii) is incapable of being cured by Parent or is not cured by Parent within 30 days following receipt of written notice from the Company of such breach or failure to perform; provided that the right of the Company to terminate this Agreement pursuant to this Section 7.1(c) shall not be available if the Company is itself in breach or has failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.3(a) or (b);

(d)                                 by Merlin Holdco, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (ii) is incapable of being cured by the Company or is not cured by the Company within 30 days following receipt of written notice from Parent of such breach or failure to perform; provided that the right of Merlin Holdco to terminate this Agreement pursuant to this Section 7.1(d) shall not be available if Parent, Merlin Holdco or Merger Sub is itself in breach or has failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.2(a) or (b);

(e)                                  by Merlin Holdco, prior to receipt of the Company Stockholder Approval, if (i) the Company, or the Company Board, as the case may be, shall have (A) entered into any agreement with respect to any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement as permitted by Section 5.3(b)(ii)) or (B) approved or recommended any Company Acquisition Proposal other than the Merger, or (ii) a Company Adverse Recommendation Change shall have occurred or the Company Board shall have resolved to make a Company Adverse Recommendation Change;

(f)                                   by the Company, prior to receipt of the Parent Stockholder Approval, if (i) Parent, or the Parent Board, as the case may be, shall have (A) entered into any agreement with respect to any Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement as permitted by Section 5.4(b)(ii)) or (B) approved or recommended any Parent Acquisition Proposal other than the Merger, or (ii) a Parent Adverse Recommendation Change shall have occurred or the Parent Board shall have resolved to make a Parent Adverse Recommendation Change; or

(g)                                  by the Company, prior to receipt of the Company Stockholder Approval, (i) in accordance with Section 5.3 in order to enter into a definitive agreement with respect to a Company Superior Proposal (which definitive agreement shall be entered into concurrently with, or promptly following, the termination of this Agreement pursuant to this Section 7.1(g)) and (ii) the Company shall have tendered to Parent payment in full of the Termination Fee by wire transfer of immediately available funds to an account designated by Parent on or prior to such termination pursuant to this Section 7.1(g).

(h)                                 by Merlin Holdco, if (i) (A) the NGA Contract has been terminated or cancelled or the option to renew the NGA Contract for the next contract year after the date hereof has not been exercised by the NGA, (B) the NGA has provided clear, unambiguous authorized notice to the Company that the NGA Contract will, on or before the business date after the next scheduled renewal date after the date hereof, be terminated or cancelled or the option to renew the NGA Contract for the next contract year will not be exercised by the NGA, or (C) NGA materially changes the scope under Specified CLINs where such change of scope materially decreases the revenue to be received by the Company under the NGA Contract for the remainder of the current option year of the NGA Contract, and (ii) Parent shall have tendered to the Company payment in full of the Reverse Termination Fee by wire transfer of immediately available funds to an account designated by the Company on or prior to such termination of this Agreement.

Section 7.2                                    Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 7.2, this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of Parent, Merlin Holdco, Merger Sub or the Company, except as set forth in Section 8.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that, nothing herein shall relieve any Party from any liability or obligation with respect to any willful and material breach of this Agreement or intentional fraud.  For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act taken by the breaching Party, or the failure by the breaching Party to take an act it is required to take under this Agreement, when the breaching Party knew that the taking of, or the failure to take, such act would, or would be reasonably be expected to, result in a breach of this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                                    Fees and Expenses.

(a)                                 Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses, except as provided in Section 7.1(g), Section 7.1(h) and this Section 8.1.

(b)                                 In the event that this Agreement is terminated by Merlin Holdco pursuant to Section 7.1(e), then the Company shall pay to Merlin Holdco in immediately available funds a termination fee in an amount equal to U.S. $85,000,000 (the “Termination Fee”).

(c)                                  In the event that this Agreement is terminated by either the Company or Merlin Holdco pursuant to Section 7.1(b)(iii), then the Company shall reimburse Merlin Holdco for all of the Expenses of Parent, Merlin Holdco, and Merger Sub up to $10,000,000 (the “Cap”).

(d)                                 In the event that (i) a Company Acquisition Proposal has been proposed or announced by any Person (other than Parent, Merlin Holdco and Merger Sub or any of their respective affiliates), (ii) thereafter this Agreement is terminated by either the Company or Merlin Holdco pursuant to Section 7.1(b)(i) (other than a situation where Parent would be obligated to pay the Reverse Termination Fee to the Company pursuant to Section 8.1(h)), or by Merlin Holdco pursuant to Section 7.1(d) and (iii) within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for a Company Acquisition Proposal, or a Company Acquisition Proposal is consummated, then the Company shall pay Merlin Holdco the Termination Fee, upon the first to occur of the events described in clause (iii) of this sentence.

(e)                                  In the event that (i) a Company Acquisition Proposal has been publicly proposed or publicly announced by any Person (other than Parent, Merlin Holdco and Merger Sub or any of their respective affiliates), (ii) thereafter this Agreement is terminated by either the Company or Merlin Holdco pursuant to Section 7.1(b)(iii), and (iii) within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for a Company Acquisition Proposal, or a Company Acquisition Proposal is consummated, then the Company shall pay Merlin Holdco the Termination Fee, less any previous payment by the Company of the Expenses of Parent, Merlin Holdco and Merger Sub pursuant to Section 8.1(c), upon the first to occur of the events described in clause (iii) of this sentence.

(f)                                   In the event that this Agreement is terminated by either the Company or Merlin Holdco pursuant to Section 7.1(b)(iv), then Merlin Holdco shall reimburse the Company of all of the Expenses of the Company up to the Cap.

(g)                                  In the event that this Agreement is terminated by the Company pursuant to Section 7.1(f), then Parent, on behalf of Merlin Holdco, shall pay to the Company in immediately available funds the Termination Fee.

(h)                                 If, at a time when each of the conditions set forth in Section 6.1(a)(i) and Section 6.3 shall have been satisfied or waived (other than the condition set forth in Section 6.3(e) and those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), this Agreement is terminated by (i) Merlin Holdco or the Company pursuant to (A) Section 7.1(b)(v), (B) Section 7.1(b)(i) at a time when (1) any of the conditions set forth in Sections 6.1(c) or (d) have not been satisfied, (2) the condition set forth in Section 6.1(b) has not been satisfied due to a matter related to a Competition Law, CFIUS Approval or any Regulatory Approval, or (3) the condition set forth in Section 6.3(e) has not been satisfied or waived by Parent or (C) Section 7.1(b)(ii) as a result of a matter related to a Competition Law, CFIUS Approval or any Regulatory Approval or (ii) Merlin Holdco pursuant to Section 7.1(b)(iv) at a time when any of the conditions set forth in Sections 6.1(c) or 6.1(d) have not been satisfied or the condition set forth in Section 6.1(b) has not been satisfied due to a matter related to a Competition Law, CFIUS Approval or any Regulatory Approval, then Parent shall pay to the Company in immediately available funds a termination fee in an amount equal to U.S. $150,000,000 (the “Reverse Termination Fee”).  Notwithstanding clause (ii) in the immediately preceding sentence, if the Parent Shareholder Approval is not obtained in accordance with applicable Law at the Parent Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote to obtain the Parent Shareholder Approval  was taken and prior to such Parent Shareholder Meeting the Parent Board shall have made, in accordance with Section 5.4, a Parent Adverse Recommendation Change with respect to a Parent Superior Proposal (which proposal has not been withdrawn prior to such Parent Shareholder Meeting), then the termination fee payable to the Company pursuant to clause (ii) shall equal the Termination Fee instead of the Reverse Termination Fee.

(i)                                     In the event that (i) a Parent Acquisition Proposal has been proposed or announced by any Person (other than the Company or any of its respective affiliates), (ii) thereafter this Agreement is terminated by either the Company or Merlin Holdco pursuant to

Section 7.1(b)(i), or by the Company pursuant to Section 7.1(c) and (iii) within 12 months after the termination of this Agreement, Parent or any of its Subsidiaries enters into any definitive agreement providing for a Parent Acquisition Proposal, or a Parent Acquisition Proposal is consummated, then Parent, on behalf of Merlin Holdco, shall pay the Company the Termination Fee, upon the first to occur of the events described in clause (iii) of this sentence.

(j)                                    In the event that (i) a Parent Acquisition Proposal has been publicly proposed or publicly announced by any Person (other than the Company or any of its respective affiliates), (ii) thereafter this Agreement is terminated by either the Company or Merlin Holdco pursuant to Section 7.1(b)(iv), and (iii) within 12 months after the termination of this Agreement, Parent or any of its Subsidiaries enters into any definitive agreement providing for a Parent Acquisition Proposal, or a Parent Acquisition Proposal is consummated, then Parent, on behalf of Merlin Holdco, shall pay the Company the Termination Fee, less any previous payment by Parent, on behalf of Merlin Holdco, of the Expenses of the Company pursuant to Section 8.1(f), upon the first to occur of the events described in clause (iii) of this sentence.

(k)                                 In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.1(c) due to a breach by Parent, Merlin Holdco or Merger Sub of Sections 5.6(a)-(e), (ii) any of the conditions set forth in Sections 6.1(c) or (d) have not been satisfied or the condition in Section 6.1(b) has not been satisfied due to a matter related to a Competition Law, CFIUS Approval or any Regulatory Approval at the time of such termination and (iii) the conditions set forth in Section 6.3 have been satisfied or waived (other than the condition set forth in Section 6.3(e) and any conditions that by their nature are to be satisfied at the Closing Date (so long as such conditions are then capable of being satisfied), then Parent, on behalf of Merlin Holdco, shall pay to the Company the Reverse Termination Fee.

(l)                                     Any payment of the (i) Termination Fee pursuant to Section 8.1(b) or Section 8.1(g) or (ii) the Reverse Termination Fee pursuant to Section 8.1(h) or Section 8.1(k), as applicable, or the payment of Expenses pursuant to Section 8.1(c) or Section 8.1(f), as applicable, shall be made within one Business Day after termination of this Agreement by wire transfer of immediately available funds to an account designated by Merlin Holdco or the Company, as applicable.  In the event that a Party is required to commence litigation to seek all or a portion of the amounts payable to such Party under Section 7.1(g), Section 7.1(h) or this Section 8.1, and such Party prevails in the litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under Section 7.1(g), Section 7.1(h) or this Section 8.1, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder, together with interest on such amount or portion thereof at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made through the date the payment was actually received. In no event shall the Company be required to pay the Termination Fee to Parent or any of its affiliates on more than one occasion and in no event shall Parent be required to pay the Reverse Termination Fee or the Termination Fee to the Company or any of its affiliates on more than one occasion and in no event shall Parent be required to pay a Termination Fee to the Company or any of its affiliates if Parent shall have previously paid the Reverse Termination Fee to the Company or any of its affiliates.

(m)                             The Parties agree that the monetary remedies set forth in Section 7.1(g), Section 7.1(h) and this Section 8.1 and, in the case of Parent, Merlin Holdco, Merger Sub and any of their respective affiliates and Representatives (other than any Debt Provider) the specific performance remedies set forth in Section 8.13 shall be the sole and exclusive remedies of (i) the Company and the Company Subsidiaries against Parent, Merlin Holdco, Merger Sub, the Debt Providers and any of their respective affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby except in the case of intentional fraud or a willful and material breach of a covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or willful and material breach), and upon payment of such amount, none of Parent, Merlin Holdco, Merger Sub, the Debt Providers and any of their respective affiliates and Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for the liability of Parent in the case of intentional fraud or a willful and material breach of a covenant, agreement or obligation; and (ii) Parent, Merlin Holdco, or Merger Sub and any of their respective affiliates and Representatives, against the Company and its Subsidiaries and any of their respective affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby except in the case of intentional fraud or a willful and material breach of a covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or a willful and material breach), and upon payment of such amount, none of the Company and the Company Subsidiaries or any of their respective affiliates and Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for the liability of the Company in the case of intentional fraud or a willful and material breach of a covenant, agreement or obligation.

(n)                                 For purposes of Section 8.1(d) and 8.1(e), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 8.5(h) except that all references to “20%” therein shall be deemed to be references to “50%”.  For purposes of Sections 8.1(i) and 8.1(j), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 8.5(yy) except that all references to “20%” therein shall be deemed to be references to “50%”.

Section 8.2                                    Amendment; Waiver.

(a)                                 This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, provided, however, that: (i) following the receipt of the Company Stockholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by applicable Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Capital Stock without such approval; and (ii) following the receipt of the Parent Shareholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by applicable Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Parent Common Shares without such approval; provided, further, however, that with respect to any amendment, supplement, modification and/or waiver to Section 7.1, Section 7.2, this Section 8.2, Section 8.10, Section 8.14, Section 8.15 and Section 8.16, that is adverse to any Debt Provider, the prior written consent of the adversely affected Debt Provider shall be required before any such amendment, supplement, modification and/or waiver may become effective. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)                                 At any time prior to the Effective Time, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other Party or (iii) waive compliance with any of the agreements or conditions of the other Parties contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at Law or in equity.

Section 8.3                                    Survival.  The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the Parties (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

Section 8.4                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission or email, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand, or (iii) delivery in Person, addressed at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)                                 if to the Company, to:

DigitalGlobe, Inc.

1300 West 120th Avenue

Westminster, CO 80234
Telephone: Separately Supplied
Email: Legalcontracts@digitalglobe.com

Attention: Daniel L. Jablonsky

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Facsimile: (949) 823-6994

Email: jherron@omm.com and aterner@omm.com

Attention: J. Jay Herron, Esq. and Andor D. Terner, Esq.

and

(b)                                 if to Parent, Merlin Holdco or Merger Sub, to:

MacDonald, Dettwiler and Associates Ltd.

1570-200 Burrard Street

Vancouver, BC V6C 3L6
Telephone: (650) 852-4000
Facsimile: (604) 231-2768

Email: legalnotice@sslmda.com
Attention: Michelle Kley

with a copy to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Facsimile: (713) 615-5956
Email: jfloyd@velaw.com and sgill@velaw.com

Attention: Jeffery B. Floyd and
Stephen M. Gill

and

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, ON, Canada M5L 1B9
Facsimile: (416) 947-0866
Email: WBraithwaite@stikeman.com

Attention: William Braithwaite

Section 8.5                                    Interpretation; Definitions.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.  The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available to the Party to whom such information is to be made available.  The word “affiliates” when used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.  The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.  The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 24, 2017.  Except as otherwise expressly provided herein, all references in this Agreement to “$” are intended to refer to U.S. dollars.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  Each of the Parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

The following terms have the following definitions:

(a)                                 “Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Delaware or New York or in the province of British Columbia.

(b)                                 “Canadian Securities Laws” means all applicable securities Laws in each of the provinces of Canada and the respective rules and regulations made thereunder together with applicable published national and local instruments, policy statements, notices, blanket orders and rulings thereunder of the Canadian Securities Regulatory Authorities.

(c)                                  “Canadian Securities Regulatory Authorities” means each securities commission or similar regulatory authority in each of the provinces of Canada.

(d)                                 “CFIUS” means the Committee on Foreign Investment in the United States and any agency, division or branch of the U.S. Government that is involved in the proceedings under Section 7.21.

(e)                                  “CFIUS Approval” means that CFIUS has notified Parent and the Company in writing that: (i) CFIUS has concluded that Merger is not a “covered transaction” and not subject to review under Section 721; (ii) CFIUS has concluded its review or, if applicable, its investigation of the Merger under Section 721, and there are no unresolved national security concerns with respect to the Merger; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision under Section 721 with respect to Merger and either (A) the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on Merger has expired without any such action being threatened, announced or taken, or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the Merger.

(f)                                   “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g)                                  “Company Acceptable Confidentiality Agreement” means a confidentiality agreement on terms that are no less favorable to the Company than those contained in the Confidentiality Agreement (which agreement need not contain standstill provisions).

(h)                                 “Company Acquisition Proposal” means any Contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving (i) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the Company the business of which constitutes 20% or more of the Company’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months; (ii) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of the Company’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect; or (iii) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or “group” of 20% or more of the voting stock of the Company or any tender or exchange offer that, if consummated, would result in any Person or group beneficially owning 20% or more of the voting stock of the Company.

(i)                                     “Company Adverse Recommendation Change” means (i) any failure to make the Company Board Recommendation, (ii) making any change to, qualification of, withholding of, withdrawal of or modification of, in a manner adverse to Parent, the Company Board Recommendation, (iii) any failure to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within 10 Business Days after commencement of any such offer, (iv) adopting, approving or recommending, or publicly proposing to approve or recommend a Company Acquisition Proposal or any letter of intent, agreement in principal, acquisition agreement or similar Contract relating to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or (v) resolving or agreeing to take any of the actions contained in clauses (i) through (iv) above.

(j)                                    “Company Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

(k)                                 “Company Equity Awards” means, collectively, the Company Options and Company RSUs.

(l)                                     “Company Existing Credit Facility” means the Credit and Guaranty Agreement, dated as of December 22, 2016, by and among the Company, the guarantors party thereto, the lenders party thereto and Barclays Bank PLC, as administrative agent and collateral agent, as amended or supplemented to the extent not prohibited hereunder.

(m)                             “Company Existing Credit Facility Documents” means the “Credit Documents” as defined in the Company Existing Credit Facility.

(n)                                 “Company Government Bid” means any offer, quotation or bid which, if accepted or awarded, would lead to a Company Government Contract for the sale of goods or the provision of services.

(o)                                 “Company Intervening Event” means a material event, development or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Company Board prior to obtaining the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Company Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event.

(p)                                 “Company Leased Real Property” means all interests in real property pursuant to the Company Leases.

(q)                                 “Company Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

(r)                                    “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

(s)                                   “Company Owned Real Property” means the real property, and interests in real property, owned by the Company and its Subsidiaries.

(t)                                    “Company Performance-Based RSUs” means those Company RSUs that are subject to unsatisfied performance conditions for a performance period that includes the date on which the Closing occurs.

(u)                                 “Company Real Property” means the Company Owned Real Property and the Company Leased Real Property.

(v)                                 “Company RSUs” means each restricted stock unit denominated in shares of Company Common Stock subject to time-based, performance, or other vesting restrictions (whether styled as a Restricted Share Unit, a Performance Share Unit, a Performance Share, or otherwise) that is outstanding under any Company Equity Plan.

(w)                               “Company Superior Proposal” means an unsolicited, bona fide written offer by any Person or “group” (other than Parent or any of its controlled affiliates) to acquire, directly or indirectly, substantially all of the businesses or assets of the Company, or a majority of the Company Capital Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that, the Company Board determines, in good faith, after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable, from a financial point of view, to the Company’s stockholders than the Merger.

(x)                                 “Company Unvested Time-Based RSUs” means those Company RSUs that are not Company Performance-Based RSUs and that are not, immediately prior to the Effective Time and after giving effect to any accelerated vesting in connection with the transactions contemplated by this Agreement, vested.

(y)                                 “Company Vested Time-Based RSUs” means those Company RSUs that are not Company Performance-Based RSUs and that are, immediately prior to the Effective Time and after giving effect to any accelerated vesting in connection with the transactions contemplated by this Agreement, vested.

(z)                                  “Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the HSR Act and the Competition Act and any other statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and any Laws of any jurisdiction other than the United States and Canada that requires a merger control filing with respect to the transactions contemplated by this Agreement.

(aa)                          “Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under U.S. state or local or non-U.S. Law.

(bb)                          “Contract” means any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument.

(cc)                            “CRTC” means the Canadian Radio-television and Telecommunications Commission.

(dd)                          “DSS Approval” means DSS shall have signed and returned to the Company an executed counterpart of the commitment letter submitted by the Parties, approving in principle the measures to be implemented following the Closing to mitigate any FOCI issues arising from the participation of the Parent in the transactions contemplated by this Agreement.

(ee)                            “Environmental Laws” means all Laws, including common law, relating to contamination, pollution, cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or human or public health or safety, including (i) Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act, and (ii) the Occupational Safety and Health Act.

(ff)                              “Expenses” means documented out-of-pocket fees and expenses incurred or paid in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants.

(gg)                            “FCPA” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).

(hh)                          “Financing” means debt financing in the amounts set forth in the Commitment Letter and on terms not less favorable to the borrower than those set forth in the Commitment Letter.  For purposes of Section 5.14, “Financing” shall include an offering of senior notes as contemplated by the Commitment Letter.

(ii)                                  “Foreign Affairs Canada” means Foreign Affairs, Trade and Development Canada.

(jj)                                “Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, fungus or mold, (iii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise actionable or dangerous under any Environmental Laws, or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous.

(kk)                          “ICA Approval” means that a Party shall not have received, with respect to the Merger, notice from the Minister under either section 25.2(1) of the Investment Canada Act or section 25.3(2) of the Investment Canada Act within the period prescribed under the Investment Canada Act or, if a Party has received such a notice, such Party shall have subsequently received one of the following notices, as applicable: (i) under section 25.2(4)(a) of the Investment Canada Act indicating that no order for the review of the transactions contemplated by this Agreement will be made under section 25.3(1) of the Investment Canada Act, (ii) under section 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the transactions contemplated by this Agreement, or (iii) under section 25.4(1) of the Investment Canada Act indicating that the Governor in Council authorizes the completion of the transactions contemplated by this Agreement.

(ll)                                  “IFRS” means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook - Accounting (International Financial Reporting Standards) as the same may be amended, supplemented or replaced from time to time.

(mm)                  “Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) pursuant to securitization or factoring programs or arrangements; (iv) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries); (v) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others; or (vi) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person.

(nn)                          “Intellectual Property” means (i) trademarks, service marks, certification marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of sources of origin, the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”), (ii) rights arising from inventions, discoveries, ideas, know-how, processes, formula, models, and methodologies, whether patentable or not, (iii) patents, applications for patents (including any division, continuation, continuation in part or renewal application), invention disclosures and any renewals, extensions, substitutions, re-examinations or reissues thereof (“Patents”), (iv) trade secrets and confidential information (“Trade Secrets”), (v) rights arising from writings and other works, whether copyrightable or not, (vi) rights arising from copyrightable subject matter, including registrations and applications for registration of copyrights and any renewals or extensions thereof (“Copyrights”), (vii) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (viii) moral rights and rights of attribution and integrity, and (ix) all rights in the foregoing, in any similar intangible assets, and in any similar intellectual property or proprietary rights, in each case in any domestic or foreign jurisdiction.

(oo)                          “ISED” means Innovation, Science and Economic Development Canada.

(pp)                          “Knowledge” means, (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 8.5(i) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 8.5(ii) of the Parent Disclosure Letter.

(qq)                          “Liens” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

(rr)                                “Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in Law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

(ss)                              “Material Adverse Effect” means, with respect to any Person, any fact, circumstance, effect, change, event or development that materially adversely affects (i) the business, assets, liabilities, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (A) general economic conditions (or changes in such conditions) in the United States, Canada or any other country or region in the world, or conditions in the global economy generally; (B) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States, Canada or any other country or region in the world, including (1) changes in interest rates in the United States, Canada or any other country or region in the world and changes in exchange rates for the currencies of any countries and (2) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States, Canada or any other country or region in the world; (C) conditions (or changes in such conditions) in the industries in which such Person and its Subsidiaries conduct business; (D) political conditions (or changes in such conditions) in the United States, Canada or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States, Canada or any other country or region in the world; (E) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions in the United States, Canada or any other country or region in the world; (F) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (G) any actions taken or failure to take action, in each case, to which Parent or the Company, as applicable, has requested; or compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement; or the failure to take any action prohibited by this Agreement; (H) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in U.S. GAAP, IFRS or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (I) any changes, in and of itself, in such Person’s stock price or the trading volume of such Person’s stock, or any failure, in and of itself, by such Person to meet any public estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure, in and of itself, by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (J) any legal proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merlin Holdco, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (A) through (E) and (H) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the countries and regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate) or (ii) the ability of such Person and its Subsidiaries to consummate the transactions contemplated by this Agreement.

(tt)                                “Minister” has the same meaning as is prescribed to that term under section 3 of the Investment Canada Act.

(uu)                          “Nasdaq” means The Nasdaq Stock Market LLC.

(vv)                          “NGA” means the National Geospatial-Intelligence Agency.

(ww)                      “NGA Contract” means the Enhanced View Imagery Acquisition Contract No. HM0210-10-C-0002 dated August 6, 2010, by and between the Company and the NGA, which was reissued on September 1, 2013 as Contract No. #HM0210-13-C-N002 and as modified.

(xx)                          “NOAA” means the National Oceanic and Atmospheric Administration of the U.S. Department of Commerce.

(yy)                          “NYSE” means the New York Stock Exchange.

(zz)                            “Option Consideration” means (i) an amount of cash equal to the positive difference, if any, between the Total Cash Consideration, less the Total Cash Exercise Price, and (ii) a number of Parent Common Shares equal to (A) the positive difference, if any, between the Total Stock Consideration less the Total Stock Exercise Price, divided (B) by the Parent Closing Stock Value.

(aaa)                   “Parent Acceptable Confidentiality Agreement” means a confidentiality agreement on terms that are no less favorable to Parent than those contained in the Confidentiality Agreement relative to Parent (which agreement need not contain standstill provisions).

(bbb)                   “Parent Acquisition Proposal” means any Contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving (i) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving Parent the business of which constitutes 20% or more of Parent’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months; (ii) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any business or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of Parent’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect; or (iii) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or “group” of 20% or more of the voting stock of Parent or any tender or exchange offer that, if consummated, would result in any Person or group beneficially owning 20% or more of the voting stock of Parent; provided, however, that a proposal to the issue of up to 40% of the outstanding Parent Common Shares as of the date of such proposal in a transaction permitted by Section 5.2(e)(v)(E) shall not be deemed to be a Parent Acquisition Proposal.

(ccc)                      “Parent Adverse Recommendation Change” means (i) any failure to make the Parent Board Recommendation, (ii) making any change to, qualification of, withholding of, withdrawal of or modification of, in a manner adverse to the Company, the Parent Board Recommendation, (iii) any failure to recommend against acceptance of any tender offer or exchange offer for the shares of Parent Common Shares within 10 Business Days after commencement of any such offer, (iv) adopting, approving or recommending, or publicly proposing to approve or recommend a Parent Acquisition Proposal or any letter of intent, agreement in principal, acquisition agreement or similar Contract relating to any Parent Acquisition Proposal, or (v) resolving or agreeing to take any of the actions contained in clauses (i) through (iv) above.

(ddd)                   “Parent Closing Stock Value” means the average of the closing sale prices of Parent Common Shares on the TSX as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur, converted from Canadian dollars to U.S. dollars using the Bank of Canada’s daily average Canada/U.S. exchange rate for each such trading day.

(eee)                      “Parent Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or notice to Parent or any of its Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned, leased, operated or used by Parent or its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

(fff)                         “Parent Existing Credit Facility” means the 2012 Credit Agreement, dated November 2, 2012, by and among Parent, the lenders party thereto and Royal Bank of Canada, as administrative agent and collateral agent, as amended or supplemented.

(ggg)                      “Parent Intervening Event” means a material event, development or circumstance that was not known to the Parent Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable by the Parent Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Parent Board prior to obtaining the Parent Shareholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Parent Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Parent Intervening Event.

(hhh)                   “Parent Leased Real Property” means all interests in real property pursuant to the Parent Leases.

(iii)                               “Parent Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Parent or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

(jjj)                            “Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

(kkk)                   “Parent Note Purchase Agreement” means that certain Note Purchase Agreement (together with all other documents contemplated thereby or referenced therein, the “2024 Note Purchase Agreement”), dated November 2, 2012, among Parent, as the issuing company, and the note purchasers party thereto,

(lll)                               “Parent Owned Real Property” means the real property, and interests in real property, owned by Parent and its Subsidiaries.

(mmm)       “Parent Real Property” means the Parent Owned Real Property and the Parent Leased Real Property.

(nnn)                   “Parent Rights Plan” means the shareholders rights plan agreement between Parent and Computershare Investor Services Inc. dated January 8, 2008.

(ooo)                   “Parent Share Consideration Value” means the product of the Stock Consideration multiplied by the Parent Closing Stock Value.

(ppp)                   “Parent Share Plans” means Parent’s Stock Option and Compensation Plan, Employee Share Purchase Plan, 2012 Long-term Incentive Plan, 2013 Long-term Incentive Plan, 2014 Long-term Incentive Plan and 2015 Long-term Incentive Plan, 2016 Long-term Incentive Plan, 2017 Long-term Incentive Plan and Deferred Share Unit Plan.

(qqq)                   “Parent Superior Proposal” means an unsolicited, bona fide written offer by any Person or “group” (other than the Company or any of its controlled affiliates) to acquire, directly or indirectly, substantially all of the businesses or assets of Parent, or a majority of the Parent Common Shares, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that, the Parent Board determines, in good faith, after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable, from a financial point of view, to the Parent’s shareholders than the Merger.

(rrr)                            “Permitted Liens” means (i) Liens reserved against or identified in the Company Balance Sheet or the Parent Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for (A) current-period Taxes not yet due and payable or (B) Taxes that are being contested in good faith in appropriate proceedings and for which adequate reserves under U.S. GAAP or IFRS, as applicable, have been established, (iii) licenses under Intellectual Property, (iv) Liens securing the Company Existing Credit Facility or other Company Existing Credit Facility Documents or the Parent Existing Credit Facility or the Parent Note Purchase Agreement, as the case may be, and (v)

those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be and in each case taken as a whole as currently used, or otherwise individually or in the aggregate have or result in a Material Adverse Effect on the Company or Parent, as the case may be.

(sss)                         “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity.

(ttt)                            “Regulatory Approvals” means DSS Approval, ICA Approval, and any approval, consent, authorization, filing, registration, license, franchise, permit, exemption, variance, waiver or non-objection of the NOAA, the DDTC or any other Governmental Entity necessary to consummate the transactions contemplated by this Agreement.

(uuu)                   “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

(vvv)                   “Restricted Person” means:  (i) any Person (other than a natural person) located in, or formed under the laws of Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine; (ii) any Person or governmental authority with which transactions by U.S. or Canadian Persons are prohibited as of the time of a relevant transaction under any International Trade Laws; (iii) any Person designated in the Specially Designated Nationals and Blocked Persons list maintained by OFAC, or the Designated Persons lists maintained by GAC or Canada’s Office of the Superintendent of Financial Institutions; (iv) any “national” of Cuba except an “unblocked national”, as those terms are defined in Title 31, Part 515 of the U.S. Code of Federal Regulations, as amended from time to time; and (v) any Person owned or controlled by, or acting or purporting to act for, any of the foregoing Persons.

(www)             “Required Information” means: (i) the information with respect to the business, operations and financial condition of the Company and its Subsidiaries as may be reasonably requested by Parent and reasonably available to the Company and reasonably and customarily required for any offering document, which information shall be prepared in accordance with applicable securities laws and suitable for use in a customary “high-yield road show” for an offering of senior notes pursuant to Rule 144A of the Securities Act and (ii) the financial statements set forth in paragraph 5 of Exhibit D of the Commitment Letter and financial information regarding the Company and its Subsidiaries necessary to permit Parent to satisfy the condition set forth in paragraph 6 of Exhibit D of the Commitment Letter (or any analogous section in any amendment, modification, supplement, restatement or replacement thereof to the extent not exceeding the scope of the requirements set forth in the Commitment Letter in effect on the date hereof). In no event shall Required Information include any obligation of the Company to prepare any financial information in accordance with IFRS.

(xxx)                   “Section 721” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565) and the regulations promulgated thereunder at 31 C.F.R. Part 800.

(yyy)                   “Security Control Agreement” means the Security Control Agreement, dated January 26, 2017, by and among Parent, Merlin Holdco and the U.S. Department of Defense.

(zzz)                      “SEDAR” means the System for Electronic Document Analysis and Retrieval, the electronic filing system for the disclosure documents of public companies and investment funds across Canada.

(aaaa)            “Specified CLINs” means Contract Line Items Number (“CLIN”) 0601, CLIN 0701, CLIN 0801 or CLIN 0901 of the NGA Contract (which covers, for the avoidance of doubt, the acquisition and delivery of imagery and associated imagery support data from the satellite constellation of the Company and the Company Subsidiaries).

(bbbb)            “Subsidiary” means with respect to any Person, any other Person of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person.

(cccc)                “Tax” means any U.S. or non-U.S. federal, state, provincial, local, or other tax, import, duty or other governmental charge or assessment or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and, with respect to any Tax Returns, any additions to tax.

(dddd)            “Tax Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(eeee)                “Total Cash Consideration” means, with respect to each Company Option, the product of (i) the Cash Consideration and (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time.

(ffff)                    “Total Cash Exercise Price” means, with respect to each Company Option, the aggregate exercise price of the shares of Company Common stock subject to such Company Option immediately prior to the Effective Time, multiplied by a fraction, the numerator of which is the Cash Consideration and the denominator of which is the sum of (i) the Cash Consideration and (ii) the Parent Share Consideration Value.

(gggg)                “Total Stock Consideration” means, with respect to each Company Option, the product of (i) the Parent Share Consideration Value and (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time.

(hhhh)            “Total Stock Exercise Price” means, with respect to each Company Option, the aggregate exercise price of the shares of Company Common stock subject to such Company Option immediately prior to the Effective Time reduced by the Total Cash Exercise Price.

(iiii)                            “TSX” means the Toronto Stock Exchange.

(jjjj)                        “U.S. GAAP” means generally accepted accounting principles in the United States.

Section 8.6                                    Headings; Schedules.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Disclosure of any matter pursuant to any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

Section 8.7                                    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

Section 8.8                                    Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the Parties with respect to the subject matter of this Agreement.

Section 8.9                                    Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 8.10                             Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.  Notwithstanding the foregoing, any claim, cause of action or controversy based upon, arising out of or related to the Commitment Letter, the Financing or the performance of services thereunder or related thereto shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Section 8.11                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that each of Parent, Merlin Holdco and Merger Sub may assign this Agreement (or any rights pursuant to this Agreement) to each other or to any of its Subsidiaries, or to any lender to each of Parent, Merlin Holdco and Merger Sub or any Subsidiary or affiliate thereof as security for obligations to such lender, and provided, further, that no assignment shall in any way affect Parent’s, Merlin Holdco’s or Merger Sub’s obligations or liabilities under this Agreement.

Section 8.12                             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and their permitted assignees, and (other than Sections 5.9 and 8.11) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any Party (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any Party, nor any director, officer, employee, representative, agent or other controlling Person of each of the Parties and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

Section 8.13                             Specific Performance.  The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the non-breaching Parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each Party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof, and to compel performance of such Party’s obligations (including the taking of such actions as are required of such Party to consummate the Merger), this being in addition to any other remedy to which any Party is entitled under this Agreement.  The Parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a Party is entitled at Law or in equity.

Section 8.14                             Jurisdiction.  Each of the Parties agrees that any claim, suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, suit, action or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such court), and the Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of such court in any such claim, suit, action or proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or proceeding. Process in any such claim, suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.4 shall be deemed effective service of process on such Party.  Notwithstanding anything in this Agreement to the contrary, each party hereto acknowledges and irrevocably agrees (i) that any action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Debt Providers arising out of, or relating to, the transactions contemplated hereby, the Commitment Letter, the Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and each party hereto submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and (ii) not to permit or bring any of its Affiliates to bring or support anyone else in bringing any such action or proceeding in any other court.

Section 8.15                             Certain Agreements with Respect to Debt Providers; No Recourse.  The Company agrees, on behalf of itself and its affiliates, stockholders and representatives (collectively, the “Company Related Parties”) that (i) the Debt Providers and their affiliates, stockholders and Representatives and each of their successors and assigns (collectively, the “Financing Sources”) (i) shall be subject to no liability or claims by the Company Related Parties arising out of or relating to this Agreement, the Financing or the transactions contemplated hereby or in connection with the Financing, or the performance of services by such Financing Sources with respect to the foregoing; (ii) no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Financing Source, whether by the enforcement of any assessment or by any action, or by virtue of any applicable Law, other than by Parent or Merger Sub under the Commitment Letter; (ii) shall not have any rights or claims against any Company Related Party arising out of this Agreement, the Financing or the transactions contemplated hereby or in connection with the Financing; provided that following the Closing and the consummation of the Financing, the foregoing will not limit any rights the Debt Providers have against the Company and the Company Subsidiaries under the Commitment Letter or the definitive documentation governing the Financing; and (iii) the Financing Sources are express third party beneficiaries of this section (which may not be changed as to any Financing Sources without its prior written consent).

Section 8.16                             No Third-Person Beneficiaries.  Nothing in this Agreement shall entitle any Person other than the Company, Parent and Merger Sub to any claim, cause of action, remedy or right of any kind, except for (i) the rights expressly provided to the Persons described in Section 5.9, (ii) the rights of the holders of Company RSUs and Company Options cancelled pursuant to Section 1.7 and (iii) the Debt Providers and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, affiliates, employees or Representatives who shall be express third party beneficiaries of Section 7.2, Section 8.10, Section 8.14, Section 8.15 and this Section 8.16.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merlin Holdco, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MACDONALD, DETTWILER AND ASSOCIATES LTD.

By:	/s/ Howard W. Lance
Name:	Howard W. Lance
Title:	President and Chief Executive Officer

SSL MDA HOLDINGS, INC.

By:	/s/ Howard W. Lance
Name:	Howard W. Lance
Title:	President and Chief Executive Officer

MERLIN MERGER SUB, INC.

By:	/s/ Howard W. Lance
Name:	Howard W. Lance
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, Parent, Merlin Holdco, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DIGITALGLOBE, INC.

By:	/s/ Jeffrey R. Tarr
Name:	Jeffrey R. Tarr
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DIGITALGLOBE, INC.

FIRST: The name of the Corporation is DigitalGlobe, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, New Castle County 19801.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).  The Corporation shall have any power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,010,000 shares, consisting of (i) 1,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and (ii) 10,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).  The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

1.                                      COMMON STOCK

1.1.                                                    General.  The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Preferred Stock set forth herein.

1.2.                                                    Voting.  The holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).  There shall be no cumulative voting.

2.                                      PREFERRED STOCK

2.1.                                                    Dividends.  The Corporation shall not declare, pay or set aside any dividends on Common Stock unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation or in the By-Laws, if any) the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to that dividend per share of Preferred Stock as would equal the product of (i) a fraction calculated by dividing the amount of the dividend payable on each share of Common Stock by the original issuance price of such Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such Common Stock) and (ii) an amount equal to the Preferred Original Issue Price (as defined below).  The “Preferred Original Issue Price” per share of Preferred Stock shall mean the fair market value, as determined by the Board of Directors in their sole discretion, of one share of common stock that was converted into one share of Preferred Stock immediately prior to the date of the initial issuance of Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Preferred Stock.  No dividends shall be declared or paid or set apart for payment, or other distribution declared or made or set apart, upon the Common Stock if the Corporation would not be able to redeem all of the Preferred Stock at the Redemption Price.

2.2.                                                    Liquidation, Dissolution or Winding Up.

2.2.1.                  Preferential Payments to Holders of Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Preferred Original Issue Price, plus any dividends declared but unpaid thereon (the “Preferred Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  For the avoidance of doubt, neither the consolidation, merger or other business combination of the Corporation or any of its subsidiaries with or into any other entity(ies), nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation or any of its subsidiaries to any individual(s) or entity(ies) shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Subsection 2.2.1.

2.2.2.                  Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3.                                                    Voting.  Except as provided by law or by the other provisions of this Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall not be entitled to vote, in respect of their holdings of Preferred Stock, on any matters upon which the stockholders of the Corporation are entitled to vote, including without limitation the election of directors.

2.4.                                                    Redemption.

2.4.1.                  Stockholder Initiated Redemption.  Unless prohibited by Delaware law governing distributions to stockholders, each share of Preferred Stock that is the subject of a Redemption Request (as defined below) shall be redeemed by the Corporation at a price equal to the greater of (a) the Preferred Original Issue Price per share, plus all declared but unpaid dividends thereon and (b) the fair market value (determined in the manner set forth below) of a single share of Preferred Stock as of the date of the Corporation’s receipt of the Redemption Request (the “Redemption Price”), promptly after receipt by the Corporation from one or more holders of then outstanding shares of Preferred Stock, of written notice requesting redemption of all or some of the Preferred Stock held by such holder(s) (the “Redemption Request”).   For purposes of this Subsection 2.4.1, the fair market value of a single share of Preferred Stock shall be the value of a single share of Preferred Stock as determined by the Board of Directors, and, in the event that the Board of Directors is unable to reach agreement, by a third-party appraiser designated by the Board of Directors.  On the applicable redemption date determined by the Board of Directors (a “Put Redemption Date”), the Corporation shall redeem the total number of shares of Preferred Stock in respect of which a Redemption Request has been received.  If on any Put Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

2.4.2.                  Corporation Initiated Redemption.  To the extent the Corporation may lawfully do so, the Corporation, subject to the approval of the Board of Directors, may, at its option, redeem, in whole or in part, the Preferred Shares at any time, but only out of funds legally available therefor, by paying therefor the Redemption Price.  If less than all outstanding shares of Preferred Stock are to be redeemed, the Corporation shall redeem shares pro rata among the holders thereof in accordance with the respective numbers of shares of Preferred Stock held by each of them.  The date on which the applicable shares are to be redeemed is referred to as the “Call Redemption Date”.

2.4.3.                  Redemption Notice.  The Corporation shall send written notice of each redemption (the “Redemption Notice”) to each holder of record of Preferred Stock on or prior to each Put Redemption Date and/or Call Redemption Date, as applicable.  Each Redemption Notice shall state:

(a)         the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Put Redemption Date or Call Redemption Date, as applicable, specified in the Redemption Notice;

(b)         the Put Redemption Date or Call Redemption Date, as applicable, and the Redemption Price; and

(c)          for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

2.4.4.                  Surrender of Certificates; Payment.  On or before the applicable Put Redemption Date or Call Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Put Redemption Date or Call Redemption Date shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

2.4.5.                  Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Put Redemption Date or Call Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the applicable Put Redemption Date or Call Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such  certificate or certificates therefor.

2.4.6.                  Redeemed or Otherwise Acquired Shares.  Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

2.5.                                                    Waiver.  Any of the rights, powers, preferences and other terms of Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least 75% of the shares of Preferred Stock then outstanding.

FIFTH: Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the corporation need not be by written ballot.  The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the By-Laws of the Corporation.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended.  If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended.  Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article SEVENTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, make, alter and repeal the By-Laws of the Corporation; provided, however, that while the Security Control Agreement (as amended from time to time (the “Security Agreement”), dated January 26, 2017, by and among MacDonald, Dettwiler and Associates Ltd. (“MDA”), SSL MDA Holdings, Inc., and the Department of Defense is in effect, the By-Laws of the Corporation may only be altered, amended or repealed, and new bylaws made, by the stockholders.

NINTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

TENTH:  Investor Protections.  Notwithstanding any of the provisions of this Amended and Restated Certificate of Incorporation,

(a)                                 the following actions are reserved to MDA, and may not be undertaken by the Board of Directors unless the Corporation or Board of Directors shall have received, with respect to each such action, the prior written approval of MDA; and to the fullest extent permitted by law, the Corporation will not, and will not permit any “Controlled Entity” (as defined in the Security Agreement) to:

(i)                                     merge, consolidate, reorganize, or dissolve; liquidate, sell or pledge all or substantially all of the assets of the Corporation or of any Controlled Entity; acquire a company, business, or other legal entity; enter into any financing arrangement or indebtedness in excess of $5,000,000 other than in the “Normal Course of Business” as that term is defined by MDA; or voluntarily file for bankruptcy or liquidate or sell any business of the Corporation or any Controlled Entity or any assets having a value in excess of $5,000,000, other than in the Normal Course of Business;

(ii)                                  change any of the existing legal rights or preferences of, the shares of any capital stock, as provided in the Corporation’s charter documents, or any shares or interests as provided in the charter documents of any Controlled Entity;

(iii)                               amend the Corporation’s or any Controlled Entity’s charter documents with respect to the matters described in Article TENTH subsection(a)(i) through (a)(iii) and subsection (b)(i);

(iv)                              approve or disapprove the Corporation’s or any Controlled Entity’s execution of unclassified contracts valued in excess of $25,000,000 other than in the Normal Course of Business;

(v)                                 approve or disapprove capital expenditures by the Corporation or any Controlled Entity in excess of $5,000,000 other than in the Normal Course of Business; or

(vi)                              amend the Corporation’s By-laws; and

(b)                                 MDA shall have the legally enforceable right to:

(i)                                     purchase additional shares in the capital stock of the Corporation or shares or interests in any Controlled Entity, as the case may be, to prevent the dilution of an investor’s pro rata interest in the Corporation or any Controlled Entity in the event that the Corporation or the Controlled Entity issues new shares or interests;

(ii)                                  cause the Corporation to (and cause the Corporation to cause each Controlled Entity to) adopt:

(A)                               the risk-management policies of MDA, the ultimate parent of the Corporation, with respect to regulatory and legal compliance, contract overruns (for unclassified contracts only), and related matters;

(B)                               financial reporting standards and policies of MDA, as the ultimate parent of the Corporation; and

(C)                               the corporate strategies (not involving classified information or contracts) of MDA, as the ultimate parent of the Corporation, involving capital and financial structuring; and

(iii)                               hold meetings among personnel of MDA, as the ultimate parent of the Corporation, and the Corporation or any Controlled Entity personnel with respect to administrative, financial, and operational matters, including any matters with respect to approved budgets, including remediation actions, related to commercial and non-U.S. classified and export-controlled activities and contracts.

EXHIBIT B

AMENDED AND RESTATED BY-LAWS
OF
DIGITALGLOBE, INC.

ARTICLE I
Meetings of Stockholders

Section 1.1                                    Annual Meetings.  If required by applicable law, an annual meeting of stockholders shall be held for the election of directors and such other lawful purposes at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the board of directors of the corporation (the “Board of Directors”) from time to time.  Any other proper business may be transacted at the annual meeting.  The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 1.2                                    Special Meetings.  Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, but such special meetings may not be called by any other person or persons.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.  The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

Section 1.3                                    Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by law, the certificate of incorporation of the corporation (as amended or restated from time to time, the “Certificate of Incorporation”) or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.  Except as otherwise provided herein or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or mailed to the stockholders at their address appearing on the books of the corporation.  Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law.

Section 1.4                                    Adjournments.  Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time, place, if any, and the means of remote communication, if any, thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 1.5                                    Quorum.  Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum.  In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend.  Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum.

Section 1.6                                    Organization.  Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7                                    Voting; Proxies.  Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of stock held by such stockholder which has voting power upon the matter in question.  Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.  Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting.  A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation, or such other person as may also be authorized by the Board of Directors for such purpose, a revocation of the proxy or a new proxy bearing a later date.  Voting at meetings of stockholders need not be by written ballot.  At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect.  All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless a different or minimum vote is required by the Certificate of Incorporation, these bylaws, or any law or regulation applicable to the corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.

Section 1.8                                    Fixing Date for Determination of Stockholders of Record.

(a)                                 In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)                                 In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action.  If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c)                                  Unless otherwise restricted by the Certificate of Incorporation, in order that the corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the

Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 1.9                                    List of Stockholders Entitled to Vote.  The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the corporation.  If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.  Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

Section 1.10                             Action By Written Consent of Stockholders.  Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded.  Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

Section 1.11                             Inspectors of Election.  The corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof.  The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors’ count of all votes and ballots.  Such certification and report shall specify such other information as may be required by law.  In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law.  No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12                             Conduct of Meetings.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting.  The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants.  The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.  Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE II
Board of Directors

Section 2.1                                    Number; Qualifications; General Powers.  The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors or the stockholders.  Directors need not be stockholders. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.  The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the corporation.

Section 2.2                                    Election; Resignation; Vacancies; Removal.

(i)                                     The stockholders shall elect directors at each annual meeting of the stockholders of the corporation, each of whom shall hold office for a term of one (1) year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.  Any director may resign at any time upon notice to the corporation, with such notice to be effective on the date of receipt of such notice by the corporation or at such later time as is specified therein. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

Section 2.3                                    Regular Meetings.  Regular meetings of the Board of Directors may be held without notice at such places within or without the State of Delaware and at such times as the Board of Directors or the Chairperson of the Board, if any, may from time to time determine.

Section 2.4                                    Special Meetings.  Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, the Chief Executive Officer, any Vice President, the Secretary, or by any member of the Board of Directors.  Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four (24) hours before the special meeting, if given in person, by telephone, telecopier, e-mail or by other means of electronic transmission, or at least three (3) days before the special meeting, if given by mail.

Section 2.5                                    Telephonic Meetings Permitted.  Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

Section 2.6                                    Quorum; Vote Required for Action.  At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business.  Except in cases in which the Certificate of Incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7                                    Organization.  Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or, in his or her absence by the President, or in their absence by a chairperson chosen at the meeting by those directors present.  The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8                                    Action by Unanimous Consent of Directors.  Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 2.9                                    Compensation and Expenses.  Directors and committee members shall receive such fees and reimbursement of expenses as the Board of Directors shall from time to time prescribe.

Section 2.10                             Investor Protections.  Notwithstanding any of the provisions of these bylaws,

(a)                                 the following actions are reserved to MacDonald, Dettwiler and Associates Ltd. (“MDA”), and may not be undertaken by the Board of Directors unless the corporation or Board of Directors shall have received, with respect to each such action, the prior written approval of MDA; and to the fullest extent permitted by law, the corporation will not, and will not permit any “Controlled Entity” (as defined in the Security Control Agreement (as amended from time to time (the “Security Agreement”), dated January 26, 2017, by and among MDA, SSL MDA Holdings, Inc., and the Department of Defense) to:

(i)                                     merge, consolidate, reorganize, or dissolve; liquidate, sell or pledge all or substantially all of the assets of the corporation or of any Controlled Entity; acquire a company, business, or other legal entity; enter into any financing arrangement or indebtedness in excess of $5,000,000 other than in the “Normal Course of Business” as that term is defined by MDA; or voluntarily file for bankruptcy or liquidate or sell any business of the corporation or any Controlled Entity or any assets having a value in excess of $5,000,000, other than in the Normal Course of Business;

(ii)                                  change any of the existing legal rights or preferences of, the shares of any capital stock, as provided in the corporation’s charter documents, or any shares or interests as provided in the charter documents of any Controlled Entity;

(iii)                               amend the corporation’s or any Controlled Entity’s charter documents with respect to the matters described in Section 2.10(a)(i) through Section 2.10(a)(iii) and Section 2.10(b)(i);

(iv)                              approve or disapprove the corporation’s or any Controlled Entity’s execution of unclassified contracts valued in excess of $25,000,000 other than in the Normal Course of Business;

(v)                                 approve or disapprove capital expenditures by the corporation or any Controlled Entity in excess of $5,000,000 other than in the Normal Course of Business; or

(vi)                              amend the corporation’s bylaws; and

(b)                                 MDA shall have the legally enforceable right to:

(i)                                     purchase additional shares in the capital stock of the corporation or shares or interests in any Controlled Entity, as the case may be, to prevent the dilution of an investor’s pro rata interest in the corporation or any Controlled Entity in the event that the corporation or the Controlled Entity issues new shares or interests;

(ii)                                  cause the corporation to (and cause the corporation to cause each Controlled Entity to) adopt:

(A)                               the risk-management policies of MDA, the ultimate parent of the corporation, with respect to regulatory and legal compliance, contract overruns (for unclassified contracts only), and related matters;

(B)                               financial reporting standards and policies of MDA, as the ultimate parent of the corporation; and

(C)                               the corporate strategies (not involving classified information or contracts) of MDA, as the ultimate parent of the corporation, involving capital and financial structuring; and

(iii)                               hold meetings among personnel of MDA, as the ultimate parent of the corporation, and the corporation or any Controlled Entity personnel with respect to administrative, financial, and operational matters, including any matters with respect to approved budgets, including remediation actions, related to commercial and non-U.S. classified and export-controlled activities and contracts.

ARTICLE III
Committees

Section 3.1                                    Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Unless the Board of Directors provides otherwise, at all meetings of such committee a majority of the then authorized members of the committee, shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee.  Each committee shall keep regular minutes of its meetings.

Section 3.2                                    Committee Rules.  Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business.  In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

ARTICLE IV
Officers

Section 4.1                                    Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies.  The Board of Directors shall elect a President and/or a Chief Executive Officer and shall elect a Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members.  The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable.  Each such officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.  Any officer may resign at any time upon written notice to the corporation, with such resignation to be effective on the date of receipt of such notice by the corporation or at such later time as is specified therein.  The Board of Directors may remove any officer, with or without cause at any time, by providing notice to such person; provided that such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation.  Any number of offices may be held by the same person.  Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled by the Board of Directors.

Section 4.2                                    Powers and Duties of Officers.  The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.  The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3                                    Appointing Attorneys and Agents; Voting Securities of Other Entities.  Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper.  Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board, the President or the Vice President.

ARTICLE V
Stock

Section 5.1                                    Certificates.  The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation.  Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by any two (2) authorized officers of the corporation, including, without limitation, the Chairperson of the Board of Directors, the Vice Chairperson of the Board of Directors, the President, the Chief Executive Officer, any Vice President, the Treasurer, an Assistant Treasurer, the Secretary and an Assistant Secretary, certifying the number of shares owned by such holder in the corporation.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 5.2                                    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.  The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 5.3                                    Transfers of Stock.  Stock of the corporation shall be transferable in the manner prescribed by law and in these bylaws.  Transfers of stock shall be made on the books of the corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued.  No transfer of stock shall be valid as against the corporation for any purpose until it shall have been entered in the stock records of the corporation by an entry showing from and to whom transferred.  The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

ARTICLE VI
Indemnification

Section 6.1                                    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.  Subject to Section 6.3, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 6.2                                    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.  Subject to Section 6.3, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 6.3                                    Authorization of Indemnification.  Any indemnification under this Article VI (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.1 or Section 6.2, as the case may be.  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders.  Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the corporation.  To the extent, however, that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 6.4                                    Good Faith Defined.  For purposes of any determination under Section 6.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the corporation or another enterprise, or on information supplied to such person by the officers of the corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the corporation or another enterprise or on information or records given or reports made to the corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation or another enterprise.  The provisions of this Section 6.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 6.1 or Section 6.2, as the case may be.

Section 6.5                                    Indemnification by a Court.  Notwithstanding any contrary determination in the specific case under Section 6.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 6.1 or Section 6.2.  The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.1 or Section 6.2, as the case may be.  Neither a contrary determination in the specific case under Section 6.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct.  Notice of any application for indemnification pursuant to this Section 6.5 shall be given to the corporation promptly upon the filing of such application.  If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6.6                                    Expenses Payable in Advance.  Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article VI.  Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 6.7                                    Nonexclusivity of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the corporation that indemnification of the persons specified in Section 6.1 and Section 6.2 shall be made to the fullest extent permitted by law.  The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Section 6.1 or Section 6.2 but whom the corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

Section 6.8                                    Insurance.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VI.

Section 6.9                                    Certain Definitions.  For purposes of this Article VI, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.  The term “another enterprise” as used in this Article VI shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, employee or agent.  For purposes of this Article VI, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VI.

Section 6.10                             Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.11                             Limitation on Indemnification.  Notwithstanding anything contained in this Article VI to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 6.5), the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the corporation.

Section 6.12                             Indemnification of Employees and Agents.  The corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred in this Article VI to directors and officers of the corporation.

ARTICLE VII
Miscellaneous

Section 7.1                                    Fiscal Year.  The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

Section 7.2                                    Seal.  The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3                                    Manner of Notice.  Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation.  Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the corporation under any provision of applicable law, the Certificate of Incorporation, or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given.  Any such consent shall be revocable by the stockholder by written notice to the corporation.  Any stockholder who fails to object in writing to the corporation, within sixty (60) days of having been given written notice by the corporation of its intention to send the single notice permitted under this Section 7.3, shall be deemed to have consented to receiving such single written notice.  Notice to directors may be given by telecopier, telephone, email or other means of electronic transmission.

Section 7.4                                    Waiver of Notice of Meetings of Stockholders, Directors and Committees.  Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5                                    Form of Records.  Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Section 7.6                                    Amendment of Bylaws.  While the Security Agreement is in effect, these bylaws may only be altered, amended or repealed, and new bylaws made, by the stockholders. Without limiting the foregoing, at any time and from time to time, the stockholders may make additional bylaws and may alter and repeal any bylaws whether such bylaws were originally adopted by them or otherwise.

Section 7.7                                    Forum Selection.  Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any state court located within the State of Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Certificate of Incorporation or these bylaws (as may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 7.7.

Section 7.8                                    Checks, Notes, Drafts, Etc.  All checks, notes, drafts or other orders for the payment of money of the corporation shall be signed, endorsed or accepted in the name of the corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.9                                    Dividends.  Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors.  Dividends may be paid in cash, in property or in shares of the corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Section 7.10                             Conflict with Applicable Law or Certificate of Incorporation.  These bylaws are adopted subject to any applicable law and the Certificate of Incorporation.  Whenever these bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

EXHIBIT C

NEWS RELEASE

FOR IMMEDIATE RELEASE:

MDA to Acquire DigitalGlobe, Creating Industry Leader in End-to-End Space Systems, Earth Imagery and Geospatial Solutions

Combination to Offer Enhanced, Value-Added Services to Commercial and Government Customers Worldwide

Creates Leading Provider of Satellites, Earth Imagery, Geospatial Data Solutions and Analytics

Expands Market Access, Increases Scale, and Diversifies Revenue and Customer Base

Transaction Expected to be Accretive to Operating Earnings per Share in 2018, Anticipated to Deliver C$75-150M in Run-Rate Synergies by 2019

Provides DigitalGlobe Shareowners with Immediate Cash Value and Opportunity to Participate in Upside Potential of Combined Company

SAN FRANCISCO and WESTMINSTER, Colo. — February 24, 2017 — MacDonald, Dettwiler and Associates Ltd. (“MDA”) (TSX: MDA), a global communications and information company providing technology solutions to commercial and government organizations worldwide, and DigitalGlobe, Inc. (“DigitalGlobe”) (NYSE: DGI), the global leader in Earth imagery and information about our changing planet, today announced they have entered into a definitive merger agreement, pursuant to which MDA will acquire DigitalGlobe for US$35.00 per share in a combination of cash and stock. The transaction values DigitalGlobe at an equity value of approximately C$3.1 billion (US$2.4 billion), and an enterprise value of C$4.7 billion (US$3.6 billion), including assumption of DigitalGlobe’s C$1.6 billion (US$1.2 billion) in net debt. The transaction has been unanimously approved by the boards of directors of both companies, and is expected to close in the second half of 2017.

Under the terms of the agreement, each DigitalGlobe common share will be exchanged for US$17.50 in cash and 0.3132 MDA common shares, representing a per share value of US$17.50 based on MDA’s unaffected closing share price of C$73.40 on the Toronto Stock Exchange (TSX) on February 16, 2017, the day prior to market speculation about a potential combination, and a C$/US$ exchange ratio of 0.7612. The total cash and stock per share value consideration represents an 18% premium based on DigitalGlobe’s unaffected closing stock price on the New York Stock Exchange (NYSE) on February 16, 2017.

The combination will bring together complementary space-related capabilities, creating a stronger company uniquely positioned to capture growth in the U.S., Canadian and global Earth observation and geospatial services markets given its ability to provide complete, end-to-end space systems, earth imagery and geospatial solutions. Together, the combination will leverage a full suite of space-related capabilities, including communications and Earth observation satellites and robotics, ground stations, integrated electro-optical and radar imagery, and advanced data analytics. Additionally, the combined company will lead in cloud-based information services that allow commercial and government customers worldwide to better understand activity across the changing planet.

As part of the transaction, MDA will apply to list its shares on the NYSE in addition to the TSX. Upon completion of the transaction, the combined Company will continue to execute its U.S. Access Plan strategy. This will include further reorganization of all or part of the combined Company’s corporate and operating structure to ensure that the ultimate parent of DigitalGlobe is incorporated in the U.S. by the end of 2019, subject to customary approvals. MDA undertook a corporate reorganization in 2016 that included the formation of SSL MDA Holdings, Inc. (“SSL MDA Holdings”), the U.S. Operating Company of MDA, under the guidance and approval of the U.S. Department of Defense (DoD). SSL MDA Holdings currently operates under a Security Control Agreement (SCA) with DoD, allowing it to pursue and execute U.S. Government programs that require security clearances.

“Today’s announcement creates a new company that will lead the industry, offering space systems and imaging solutions from inception to execution, able to make design decisions with our customer’s needs in mind,” said Howard L. Lance, president and chief executive officer of MDA. “This combination has the scale, resources and technology to serve the large and increasingly complex needs of government and commercial customers globally. By combining MDA and DigitalGlobe, we are significantly expanding our total addressable market by broadening both companies’ capabilities and facilitating future growth.”

Lance continued, “MDA remains fully committed to its enduring and valued partnership with the Canadian Government and our Canadian employees. This combination offers the opportunity to deliver future economic and job growth in both Canada and the United States, as we focus on driving sustainable revenue expansion from our investments and create value for all our stakeholders.”

Lance further stated, “The transaction is a major step forward in our previously announced U.S. Access Plan. We are committed to serving the U.S. Government as a mission-critical partner with an expanded portfolio of end-to-end solutions. DigitalGlobe will operate as a stand-alone division under SSL MDA Holdings, in the same way as SSL and MDA’s Canadian businesses.”

Jeffrey R. Tarr, president and chief executive officer of DigitalGlobe, said, “Following a thorough review of strategic alternatives, we believe that joining forces with MDA will enable us to deliver more value to our customers, expand opportunities for our team members and maximize value for shareowners. This compelling transaction will deliver immediate cash value to shareowners with further upside through ownership in the combined entity, position DigitalGlobe to reach its next phase of growth and provide greater opportunities for our team members by being part of a larger, more diversified company.”

Tarr continued, “Upon completing the transaction, DigitalGlobe will accelerate our vision of being the leading source of information about our changing planet. We look forward to working with the MDA team to ensure a seamless transition and to realize the potential of this exciting combination.”

COMPLEMENTARY CAPABILITIES AND UNMATCHED SERVICES

MDA is one of Canada’s leading technology companies, and has provided government and commercial customers with innovative space systems and solutions for decades. Since its founding more than 60 years ago in Palo Alto, Calif., MDA’s subsidiary company SSL (Space Systems Loral) has been the recognized global leader in communications satellite design and manufacturing. SSL’s global customers operate more than 85 communications satellites in geostationary orbit. SSL also produces small satellites for Earth observation and communications applications. In addition, SSL executes programs for NASA and other U.S. Government agencies, and was recently awarded two U.S. Government spacecraft program contracts for NASA, including Restore-L and Psyche. MDA Information Systems, based in Gaithersburg, Md. and Ypsilanti, Mich., is a leading provider of geospatial processing solutions and mission systems to U.S. Government and commercial customers. MDA in Canada is the leading supplier of radar satellites, geospatial services, integrated systems and robotics to the Canadian Department of National Defence (DND), the Canadian Space Agency (CSA) and commercial customers through its operations in Vancouver, Toronto, Montreal, Ottawa, and Halifax.

DigitalGlobe brings to the combined company the industry’s most sophisticated satellite imaging constellation, a 17-year time-lapse image library, a world-class ground infrastructure, and a growing ecosystem of geospatial content producers and consumers leveraging artificial intelligence and machine learning to address complex global problems at scale. DigitalGlobe recently acquired The Radiant Group, which dramatically expands its capabilities in advanced geospatial expertise and analytics. DigitalGlobe is a trusted mission partner to the U.S. Government and friendly foreign governments, serving customers in 90 countries around the globe and a diverse set of industry-leading commercial customers that rely on the highest quality imagery and advanced geospatial expertise to make decisions with confidence. The company is engaged in extending its industry lead through its investment in its next generation constellation, WorldView-Legion, and its partnership with KACST and TAQNIA Space to build a fleet of small satellites, SCOUT, which will allow the company to image the most rapidly changing places on Earth up to 40 times per day.

STRATEGIC AND FINANCIAL BENEFITS OF THE COMBINATION

The combination of MDA and DigitalGlobe’s technology offer attractive vertical integration benefits, including lower costs, increased speed-to-market and enhanced analytics capabilities. Combining MDA’s leadership in satellite design and manufacturing, radar capabilities, ground systems and systems engineering with DigitalGlobe’s world-leading constellation, archive, platform and advanced geospatial expertise and analytics will drive value and open channels for growth in adjacent markets. MDA’s industry-leading technology in large and small satellites and ground stations will enhance DigitalGlobe’s future constellations, positioning the combined company to extend its lead in the collection, dissemination and analysis of commercial Earth imagery collected with unrivaled resolution, accuracy, revisit and refresh of the most rapidly changing places on the planet.

The transaction is expected to be accretive to MDA’s Operating EPS in 2018 and the combined company will deliver meaningful revenue and cost synergies of C$75-150 million on a run-rate basis by 2019. Revenue synergies include accelerating SSL’s penetration into U.S. Government markets, international market expansion, cross-selling opportunities and the ability to target larger geospatial services contract awards. Cost synergies include elimination of duplicative public company costs, procurement cost savings, efficiencies gained by leveraging SSL’s manufacturing capabilities for future Earth observation satellite constellations, and the operational benefits of increased scale.

LEADERSHIP STRUCTURE

Mr. Lance, president and chief executive officer of MDA and president and chief executive officer of SSL MDA Holdings, will lead the combined company. Mr. Lance’s extensive experience in the global aerospace, defense and security markets will help guide and inform the transition and will position the combined company to capture growing demand for end-to-end space systems solutions.

The DigitalGlobe name, brand and headquarters in Westminster will be maintained. In addition, three of DigitalGlobe’s current directors will be appointed to the MDA Board of Directors. The combined company will have approximately 4,600 employees in the United States and will continue to employ more than 1,800 in Canada.

APPROVALS

The transaction is subject to customary closing conditions, including required regulatory approvals, as well as approval by both MDA and DigitalGlobe shareholders. MDA and DigitalGlobe will continue to operate as separate companies until the closing of the transaction.

ADVISORS

BofA Merrill Lynch is serving as financial advisor, and Vinson & Elkins LLP and Stikeman Elliott LLP are serving as legal counsel, to MDA. RBC Capital Markets is serving as financial and capital markets advisor to MDA, and BMO Capital Markets provided a fairness opinion. Fully committed financing for the transaction is being provided by Royal Bank of Canada and BofA Merrill Lynch.

PJT Partners and Barclays are serving as financial advisors, and O’Melveny & Myers LLP is serving as legal counsel, to DigitalGlobe. PJT Partners and Barclays provided fairness opinions to DigitalGlobe.

INVESTOR AND MEDIA CONFERENCE CALL AND WEBCAST

Executives from MDA and DigitalGlobe will host a call for the investment community and media today at 5:30 AM Pacific time / 8:30 AM Eastern time to discuss the transaction. To access the conference call, please dial (855) 212-2368 in Canada and the United States, or +1 (315) 625-6886 from other countries, and reference conference ID # 74632653. A slide presentation and the live audio webcast will be available and archived on both companies’ websites.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and other information included in this press release constitute “forward-looking information” or “forward-looking statements” (collectively, “forward-looking statements”) under applicable securities laws, including the Private Securities Litigation Reform Act of 1995. Statements including words such as “may”, “will”, “could”, “should”, “would”, “plan”, “potential”, “intend”, “anticipate”, “believe”, “estimate” or “expect” and other words, terms and phrases of similar meaning are forward-looking statements. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Such forward-looking statements include, but are not limited to, statements as to MDA’s and DigitalGlobe’s managements’ expectations with respect to: the benefits of the transaction, including future financial and operating results, and strategic and integration opportunities; the combined company’s plans, objectives, expectations and intentions; expectations for sales growth, synergies, earnings and performance; shareholder value; and other statements that are not historical facts. This press release also contains forward-looking statements regarding the anticipated completion of the transaction and timing thereof.

Forward-looking statements in this press release are based on certain key expectations and assumptions made by MDA and DigitalGlobe, including expectations and assumptions concerning: market and general economic conditions; growth in demand for products and services of the combined company; currency exchange and interest rates; planned synergies, capital efficiencies and cost-savings; applicable tax laws; future debt ratings; the availability and cost of labor, services and materials; and the receipt, in a timely manner, of regulatory, stock exchange, shareholder and other third party approvals in respect of the transaction. Although management of MDA and DigitalGlobe believe that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because MDA and DigitalGlobe can give no assurance that they will prove to be correct.

Forward-looking statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this press release. Some of the key risks and uncertainties include, but are not limited to: changes in government priorities, mandates, policies, funding levels, contracts and regulations, including the grant and maintenance of security clearances, loss or reduction in scope of any of our primary contracts, or decisions by customers not to exercise renewal options; growth in the businesses of our customers and the ability of our customers to develop new services; inherent risks of performance on firm fixed price construction contracts and termination of contracts by customers for convenience; decrease in demand for our products and services; failure to maintain technological advances and offer new products to retain customers and market position; reliance on a limited number of vendors to provide certain key products or services to us; breach of our system security measures or loss of our secure facility clearance and accreditation; the loss or damage to any of our satellites; delays in the construction and launch of any of our satellites or our ability to achieve and maintain full operational capacity of all our satellites; potential for product liability or the occurrence of defects in products or systems and resulting loss of revenue and harm to our reputation; detrimental reliance on third parties for data; interruption or failure of our ground systems and other infrastructure; increased competition that may reduce our market share or cause us to lower our prices; changes in political or economic conditions, including fluctuations in the value of foreign currencies, interest rates, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions; our ability to recruit, hire or retain key employees or a highly skilled and diverse workforce; potential for work stoppages; failure to obtain or maintain required regulatory approvals and licenses; failure to comply with environmental regulations; and changes in U.S., Canadian or foreign law or regulation that may limit our ability to distribute our products and services. There are also risks that are inherent in the nature of the transaction, including: failure to realize anticipated synergies or cost savings; risks regarding the integration of the two companies; and failure to obtain any required regulatory and other approvals (or to do so in a timely manner). The anticipated timeline for completion of the transaction may change for a number of reasons, including the inability to secure necessary regulatory, stock exchange or other approvals in the time assumed or the need for additional time to satisfy the conditions to the completion of the transaction. As a result of the foregoing, readers should not place undue reliance on the forward-looking statements contained in this press release concerning the timing of the transaction. Additional information concerning these and other risk factors can be found in

MDA’s filings with Canadian securities regulatory authorities, which are available online under MDA’s profile at www.sedar.com or on MDA’s website at www.mdacorporation.com, and in DigitalGlobe’s filings with the United States Securities and Exchange Commission, including Item 1A of DigitalGlobe’s Annual Report on Form 10-K for the year ended December 31, 2015.

The forward-looking statements contained in this press release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. MDA and DigitalGlobe disclaim any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable securities legislation.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger of DigitalGlobe, Inc. (“DigitalGlobe”) with a wholly owned subsidiary of Macdonald, Dettwiler and Associates Ltd. (“MDA”). In connection with the proposed merger, MDA intends to file a registration statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”), which will include a preliminary proxy statement of DigitalGlobe that also constitutes a preliminary prospectus of MDA. After the registration statement is declared effective, MDA and DigitalGlobe will mail the definitive proxy statement/prospectus to DigitalGlobe’s stockholders. The definitive proxy statement/prospectus will contain important information about the proposed merger and related matters. STOCKHOLDERS OF DIGITALGLOBE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS), CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DIGITALGLOBE AND THE MERGER. Stockholders will be able to obtain copies of the proxy statement/prospectus and other relevant materials (when they become available) and any other documents filed with the SEC by DigitalGlobe for no charge at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by MDA also can be obtained free of charge on MDA’s corporate website atwww.mdacorporation.com or by contacting MDA’s Investor Relations Department by telephone at (604) 331-2044 or by mail to MDA, Attention: Investor Relations Department, 13800 Commerce Parkway, Richmond, BC V6V 2J3. Copies of the documents filed with the SEC by DigitalGlobe also can be obtained free of charge on DigitalGlobe’s corporate website at www.digitalglobe.com or by contacting DigitalGlobe’s Investor Relations Department by telephone at (303) 684-4000 or by mail to DigitalGlobe, Attention: Investor Relations Department, 1300 W. 120th Ave., Westminster, CO 80234.

In addition, in connection with the proposed merger, a management information circular of MDA, describing details of the transaction and other information, will be mailed to MDA’s shareholders. The management information circular will contain important information about the proposed merger and related matters. SHAREHOLDERS OF MDA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH CANADIAN SECURITIES REGULATORY AUTHORITIES, INCLUDING THE MANAGEMENT INFORMATION CIRCULAR, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MDA AND THE MERGER. Additional information about MDA, including all relevant documents filed with Canadian securities regulatory authorities, can be found under its corporate profile on SEDAR at www.sedar.com or by contacting the contact above.

PARTICIPANTS IN THE SOLICITATION

This communication is not a solicitation of proxies in connection with the proposed merger. However, DigitalGlobe, MDA and their respective directors and executive officers and certain other employees may be deemed to be participants in the solicitation of proxies from DigitalGlobe’s stockholders in respect of the proposed merger. Information concerning the ownership of DigitalGlobe’s securities by DigitalGlobe’s directors and executive officers is included in their SEC filings on Forms 3, 4, and 5, and additional information about DigitalGlobe’s directors and executive officers is also available in DigitalGlobe’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on April 14, 2016. Information about the directors and executive officers of MDA is set forth in the Management Proxy Circular for MDA’s 2016 annual meeting of shareholders, which was filed with SEDAR on April 11, 2016 and which is available at sedar.com. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, will be set forth in the proxy statement/prospectus relating to the proposed merger when it becomes available and is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

ABOUT MDA

MDA (TSX: MDA), is a global communications and information company providing operational solutions to commercial and government organizations worldwide.

MDA’s business is focused on markets and customers with strong repeat business potential, primarily in the Communications sector and the Surveillance and Intelligence sector. In addition, the Company conducts a significant amount of advanced technology development.

MDA’s established global customer base is served by more than 4,800 employees operating from 15 locations in the United States, Canada, and internationally.

MacDonald, Dettwiler and Associates Ltd. (MDA) common shares trade on the Toronto Stock Exchange under the symbol “MDA.”

ABOUT SSL MDA HOLDINGS

SSL MDA Holdings, Inc., based in San Francisco, CA, is a wholly owned subsidiary of MacDonald, Dettwiler and Associates Ltd. and serves as the operating company for all MDA businesses.

ABOUT DIGITALGLOBE

DigitalGlobe is a leading global provider of high-resolution Earth-imagery products and services sourced from our own advanced satellite constellation and third-party providers. Our imagery solutions support a wide variety of users in defense and intelligence, civil agencies, mapping and analysis, environmental monitoring, oil and gas exploration, infrastructure management, Internet portals, and navigation technology. Each day users depend on us to better understand our changing planet in order to save lives, resources and time.

MDA CONTACTS

Investor Relations

Marissa Poratto
MDA Investor Relations

(604) 331-2044

mporatto@mdalimited.com

Media relations (Canada):

Wendy Keyzer

MDA Media Relations

(604) 231-2743

wendy@mdacorporation.com

Media relations (United States):

Trevor R. Martin

Abernathy MacGregor

(415) 926-7961

trm@abmac.com

DIGITALGLOBE CONTACTS

Investor Relations

Fred Graffam

DigitalGlobe, Inc.

(303) 684-1692

ir@digitalglobe.com

Media Relations

Turner Brinton

DigitalGlobe, Inc.

(303) 684-4545

turner.brinton@digitalglobe.com

Eric Brielmann / Scott Bisang / Matthew Gross

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

The following schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. DigitalGlobe, Inc. agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.

•                                          Company Disclosure Letter

•                                          Parent Disclosure Letter

•                                          Commitment Letter